UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(RULE 14C-101)
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
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INDEPENDENCE HOLDING COMPANY
(Name of Registrant as Specified in its Charter)
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INDEPENDENCE HOLDING COMPANY
NOTICE OF APPROVAL
OF THE SALE OF MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
BY WRITTEN CONSENT OF STOCKHOLDERS
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED TO NOT SEND US A PROXY
This Information Statement has been mailed on or about November 12, 2021 to the stockholders of record on October 21, 2021 (the “Record Date”) of Independence Holding Company, a Delaware corporation (the “Company”), in connection with certain actions taken by written consent, in lieu of a special meeting of stockholders, on October 18, 2021 by the holders of an aggregate of approximately 62% of the Company’s outstanding common stock, to sell all of the common stock of the Company’s indirect wholly owned subsidiary Madison National Life Insurance Company, Inc., a Wisconsin corporation (“Madison National Life”) (the “Sale”), pursuant to a stock purchase agreement, dated July 14, 2021 (the “Purchase Agreement”), by and among the Company, its wholly owned subsidiary Independence Capital Corp., a Delaware corporation (“ICC”), and Horace Mann Educators Corporation, a Delaware corporation (“Horace Mann”), a copy of which is attached as Annex A to this Information Statement.
The Sale may constitute the sale of “substantially all” of the Company’s assets within the meaning of Delaware law, which would require the consent of the holders of a majority of the outstanding shares of common stock of the Company.
As permitted by Delaware law, no meeting of stockholders of the Company is being held to vote on the approval of the Sale because such transaction has been approved by the requisite holders of a majority of the Company’s outstanding shares of common stock in an action by written consent of the stockholders of the Company. As a result, no further action by any stockholder is required under applicable law or under the Purchase Agreement (or otherwise) to adopt the Purchase Agreement or approve the Sale, and the Company will not be soliciting your vote for or consent to the adoption of the Purchase Agreement or the approval of the Sale.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the Delaware General Corporation Law (“DGCL”) requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This notice and the accompanying Information Statement shall constitute notice from the Company to you of the written consent contemplated by Section 228(e) of the DGCL.
THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.
By Order of the Board of Directors,

/s/ Loan Nisser
Loan Nisser
Vice President – Legal and Secretary
November 12, 2021

INDEPENDENCE HOLDING COMPANY
INFORMATION STATEMENT

Introductory Statement
Independence Holding Company (the “Company,” “IHC” or “we,” “us” and “our”) is a Delaware corporation with its principal executive offices located at 96 Cummings Point Road, Stamford CT 06902. The Company’s telephone number is (203) 358-8000.
This Information Statement is being sent by the Board of Directors of the Company (the “Board”) to the Company’s stockholders to notify them of the action that the holders of an aggregate of approximately 62% of the Company’s outstanding shares of common stock have taken by written consent, in lieu of a special meeting of the stockholders. The action was taken on October 18, 2021.
Copies of this Information Statement are being mailed on or around November 12, 2021 to the holders of record as of October 21, 2021 of the outstanding shares of the Company’s common stock.
General Information
The following action was taken pursuant to the approval of the Board at a special meeting of the Board on July 12, 2021, and the written consent of the holders of an aggregate of approximately 62% of the outstanding shares of common stock of the Company on October 18, 2021, in lieu of a special meeting of the stockholders:
•	TO APPROVE THE SALE OF ALL OF THE SHARES OF COMMON STOCK OF MADISON NATIONAL LIFE INSURANCE COMPANY, INC., THE COMPANY’S WHOLLY OWNED INDIRECT SUBSIDIARY.
At a special meeting of the Board held on July 12, 2021, the Board approved the Stock Purchase Agreement, dated as of July 14, 2021 (the “Purchase Agreement”), by and among the Company, the Company’s wholly owned subsidiary Independence Capital Corp., a Delaware corporation (“ICC”), and Horace Mann Educators Corporation, a Delaware corporation (“Horace Mann”), to sell (the “Sale”) all of the shares of common stock of the Company’s wholly owned indirect subsidiary Madison National Life Insurance Company, Inc., a Wisconsin corporation (“Madison National Life”), which may constitute the sale of “substantially all” of the consolidated assets of the Company, for an expected gross sales price of $172.5 million, with the possibility of receiving an additional purchase price of up to $12.5 million if Madison National Life reaches certain financial targets in 2023. Specifically, the Company will indirectly receive through ICC a pro-rated amount of up to $12.5 million if Madison National Life has earnings in 2023 that surpass $15.25 million. If Madison National Life earnings in 2023 exceed $16.5 million, the Company will receive $12.5 million. However, it will not receive additional monies if earnings in 2023 are less than $15.25 million. If 2023 earnings exceed $15.25 million but not $16.5 million, the pro-rated amount is equal to the product of (i) the percentage derived by dividing the earnings exceeding $15.25 million by $1.25 million and (ii) $12.5 million. In addition, as part of the Sale, Horace Mann agreed to reinsure, through Madison National Life, the lines or classes of business other than pet insurance that will be acquired by Iguana Capital, Inc. (“Iguana Capital”) as part of the sale of Independence American Holdings Corp., namely vision, Medicare supplement, short term medical, limited medical benefit, dental, accidental death and disability, group gap, hospital indemnity, critical illness, expatriate accident and health, occupational accident and health, and other specialty health products written or assumed by Independence American Insurance Company, based on such policies that are in force at the closing of the acquisition by Iguana Capital of Independence American Holdings Corp., and through December 31, 2022, and renewal of such policies based on the contractual terms of such policies.
The Sale may be considered to be a sale of substantially all of the Company’s assets under Section 271 of the Delaware General Corporation Law (the “DGCL”).
The Board of Directors of ICC, the Company’s wholly owned direct subsidiary and Madison National Life’s sole direct parent, also approved the Purchase Agreement and the Sale by written consent dated July 14, 2021. The Board of Directors of Madison National Life approved the Purchase Agreement and the Sale by written consent dated July 14, 2021.
The Sale involves risks, including the existence of conditions or restrictions to complete the Sale, such as obtaining governmental approvals that must be obtained prior to the completion of the Sale.

Geneve Holdings, Inc., through its wholly owned subsidiaries (collectively, “GHI”), is the record owner of approximately 62% of the outstanding shares of the Company’s common stock. On October 18, 2021, GHI executed a written consent approving the Purchase Agreement and the Sale in accordance with Section 228 of the DGCL. The action by written consent is sufficient to approve the Purchase Agreement and the Sale without any further action or vote of the stockholders of Company. Accordingly, no other actions are necessary to approve the Purchase Agreement and the Sale, and no such actions are being requested.
THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS INFORMATION STATEMENT IS DESIGNED TO INFORM YOU OF THE SALE AND TO PROVIDE YOU WITH INFORMATION ABOUT THE SALE AND THE BACKGROUND TO THE SALE.
NEITHER THE SALE NOR THE PURCHASE AGREEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE SALE OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR STATEMENTS (OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT) REGARDING THE SALE OR THE OTHER MATTERS DISCUSSED HEREIN AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATIONS OR INFORMATION PROVIDED MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED OR SANCTIONED BY THE COMPANY OR ANY OTHER PERSON.
This Information Statement is being furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, to stockholders of record of the Company as of October 21, 2021 in connection with the Sale. You should not assume that the information contained herein is accurate as of any date other than the date hereof.
The date of the Information Statement is November 12, 2021

i

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our assumptions, projections, expectations, intentions or beliefs about future events, which are subject to the “safe harbor” created by those sections. These statements may be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “would,” “seeks,” “predicts,” “intends,” “plans,” “projects,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are based on assumptions and assessments made by our management, many of which are driven by factors beyond the Company’s control, in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Accordingly, there are, or will be, important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We caution you that these statements may and often do vary from actual results, and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should not place undue reliance on these forecasts or any other forward-looking statements in this Information Statement, which are likewise subject to numerous uncertainties. These forward-looking statements include, among others, statements concerning our financial position and results, ability to consummate the Sale, and the business strategy, plans, and objectives of management for future operations, including development plans and objectives relating to our business.
Forward-looking statements speak only as of the date of this Information Statement. We expressly disclaim any obligation or undertaking to release, publicly or otherwise, any updates or revisions to any forward-looking statement contained in this Information Statement to reflect any change in our expectations or any change in events, conditions, assumptions or circumstances on which any such statement is based unless so required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities Exchange Commission.
ii

SUMMARY
The following is a summary of information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement and the Purchase Agreement attached as Annex A hereto. We urge you to read this Information Statement and the Purchase Agreement in its entirety for a more complete description of its terms and conditions because this summary is not complete.
The Parties involved in the Sale
The parties involved in the sale of all of the outstanding shares of common stock of Madison National Life (the “Sale”) are the Company, ICC, Madison National Life, and Horace Mann. GHI owns approximately 62% of the outstanding shares of common stock of the Company. ICC is a direct wholly owned subsidiary of the Company and sole owner of Madison National Life. See “Information about the Parties” for additional information.
Purchase Price
Under the Purchase Agreement, Horace Mann will pay to ICC for the Sale an expected gross sales price of $172.5 million (the “Purchase Price”), with the possibility of receiving an additional purchase price of up to $12.5 million if Madison National Life reaches certain financial targets in 2023. Specifically, the Company will indirectly receive through ICC a pro-rated amount of up to $12.5 million if Madison National Life has earnings in 2023 that surpass $15.25 million. If Madison National Life earnings in 2023 exceed $16.5 million, the Company will receive $12.5 million. However, it will not receive additional monies if earnings in 2023 are less than $15.25 million. If 2023 earnings exceed $15.25 million but not $16.5 million, the pro-rated amount is equal to the product of (i) the percentage derived by dividing the earnings exceeding $15.25 million by $1.25 million and (ii) $12.5 million. See “The Transaction” for additional information.
Conditions to Closing; Closing
The completion of the Sale depends upon the meeting of certain conditions, including the following:
•
The representations and warranties of IHC, ICC and Horace Mann (collectively, the “Parties”) in the Purchase Agreement being true and correct in all material respects at and as of the date of the closing of the Sale (the “Closing Date”);

•	The Parties having performed and complied with all of their respective covenants under the Purchase Agreement in all material respects on or prior to the Closing Date;
•
All required consents, approvals, or authorizations of, declarations or filings with, or notices to any governmental agency or authority, and any agency thereof, including, without limitation, that of the insurance regulatory authorities, being obtained without material conditions or made and in full force and effect prior to the Closing Date in connection with the Sale, and all waiting periods required under applicable law with respect thereto, including that with respect to this Information Statement, having expired or been terminated;

•	No law or order, judgment, injunction, decree or award or other legal restraint being entered or in effect that prohibits the consummation of the Sale;
•
No proceeding being pending or threatened before any governmental authority that could reasonably be expected to prevent the consummation of Sale, declare it unlawful, cause it to be rescinded, or materially and adversely affect Horace Mann or the right of Horace Mann to own, operate or conduct the business of Madison National Life;

•
Madison National Life having a RBC Ratio (defined as a ratio of Madison National Life’s total adjusted capital over its authorized control level risk based capital), as of the end of the calendar quarter immediately prior to the anticipated Closing Date, and as of the anticipated Closing Date, equal to or greater than 807%;

•	A reinsurance agreement with Independence American Insurance Company being entered into by Madison National Life; and

•
Since the date of the Purchase Agreement, there being no event, occurrence, change, or condition occurring that has had, or which would, individually or in the aggregate with other such events, occurrences, changes, or conditions, reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of Madison National Life, taken as a whole.

The closing of the Sale (the “Closing”) will occur on the later of (i) the first business day of the calendar quarter immediately following the calendar quarter in which all of the closing conditions under the Purchase Agreement have been satisfied or waived (including, without limitation, the receipt of all government approvals for the sale of Madison National Life, including that of the Wisconsin Office of the Commissioner of Insurance (“OCI”)); provided, however, that if such closing conditions are satisfied or waived less than thirty (30) days prior to the end of a calendar quarter, then, at Horace Mann’s sole option, the Closing shall take place on the first business day of the second calendar quarter immediately following the calendar quarter in which the closing conditions are satisfied or waived; and provided further that the Closing shall not occur before January 1, 2022, unless another date, time or place is agreed to in writing by the all of the Parties and (ii) the first business day following the twentieth (20th) calendar day after the date on which this Information Statement has been mailed to the stockholders pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Transaction” for additional information.
Use of Proceeds
The proceeds from the Sale are indirectly payable solely to the Company. The stockholders of the Company will not receive any consideration directly if the Sale is consummated. The Board has not yet determined the use of proceeds from the Sale.
Required Stockholder Approval for the Sale
Since the Sale may be considered to be a sale of substantially all of the assets of the Company, the Company has elected to obtain stockholder approval of the Sale under Section 271 of the DGCL, which requires the approval of the holders of a majority of the outstanding shares of common stock. On October 18, 2021, GHI, which owns approximately 62% of the outstanding shares of common stock of the Company, executed a written consent approving the Purchase Agreement and the Sale in accordance with Section 228 of the DGCL. Under Section 271 of the DGCL and the Company’s organizational documents, the actions by written consent are sufficient to approve the Purchase Agreement and the Sale without any further action or vote of the stockholders of Company. Therefore, no further action by any other stockholders is required to adopt the Purchase Agreement or approve the Sale. As a result, the Company is not soliciting your vote for or consent to the adoption of the Purchase Agreement or the approval of the Sale and will not call a stockholders’ meeting for purposes of voting on the adoption of the Purchase Agreement or the approval of the Sale. See “The Transaction” for additional information.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This Information Statement and the notice attached hereto shall constitute notice from the Company to you of the written consent by the majority stockholders as required by Section 228(e) of the DGCL.
In accordance with Rule 14c-2 of the Exchange Act, the Sale may not be completed until twenty (20) calendar days after the date of mailing this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the written consent by the majority stockholders, the Sale will not occur until that time has elapsed and the other conditions to Closing have been satisfied or waived. See “The Transaction” for additional information.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
The following questions and answers are presented for your convenience only and briefly address some commonly asked questions about the Sale. They may not contain all of the information that is important to you. We urge you to read carefully the entire Information Statement.
Q: Why am I receiving this Information Statement?
A: Applicable laws and securities regulations require us to provide you with notice of the written consent that was delivered to the Company by the stockholders holding a majority of the outstanding shares of common stock of the Company even though your vote or consent is neither required nor requested to adopt or authorize the Purchase Agreement or the Sale. The Board is providing this Information Statement to you pursuant to Section 14(c) of the Exchange Act, solely to inform you of, and provide you with information about, the Sale before it is consummated.

Q: Who is entitled to receive this Information Statement?
A: Stockholders of record as of October 21, 2021, the record date, are entitled to receive this Information Statement and the accompanying notice of stockholder action by written consent, which describes the corporate action that has been approved by the written consent of stockholders who collectively own approximately 62% of the Company's outstanding shares of common stock.

Q: Am I being asked to vote on the Sale?
A: No, we are not asking you to vote for approval of the Sale or to provide your written consent to the Sale. Your vote or written consent is not required for approval of the Sale because the Sale has been approved by written consent by stockholders holding a majority of the Company’s outstanding shares of common stock. Under Delaware corporate law, all the activities requiring stockholder approval may be taken by obtaining the written consent and approval of more than fifty percent (50%) of the holders of voting stock in lieu of a meeting of the stockholders. Therefore, no action by the minority stockholders in connection with the Sale is required.

Q: Did the Board approve and recommend the Purchase Agreement?
A: Yes. After careful consideration, the Board unanimously (i) determined and resolved that the Purchase Agreement and the consummation of the Sale are in the best interests of the Company and its stockholders and (ii) approved and adopted and recommended to the stockholders in all respects the Purchase Agreement and the Sale.

Q: Will there be a stockholder meeting to consider and approve the Sale?
A: No, a stockholder meeting will not be held to consider and approve the Sale. The Sale has already been approved by written consent of the stockholders holding a majority of the outstanding shares of common stock of the Company.

Q: Will any proceeds be distributed to me as a stockholder?
A: No. The proceeds from the Sale are payable solely to the Company’s subsidiary as the seller of Madison National Life. The holders of common stock of the Company will not receive any proceeds if the Sale is consummated.

Q: Is the Sale subject to the satisfaction of any conditions?
A: Yes. Before the Sale can be consummated, certain closing conditions must be satisfied or waived, including, without limitation, the approval of the OCI. These conditions are described in “The Transaction” in this Information Statement. If these conditions are not satisfied or waived, then the Sale will not be consummated even though it has been approved by written consent by the holders of a majority of the outstanding shares of common stock of the Company.

Q: Am I entitled to exercise appraisal rights?	A: No. Appraisal rights are not available to the Company’s stockholders under Delaware law or the Company’s organizational documents in connection with the Sale.

Q: When do you expect the Sale to be consummated?
A: We intend to consummate the Sale on the later of (i) the first business day of the calendar quarter immediately following the calendar quarter in which all of the closing conditions under the Purchase Agreement have been satisfied or waived (including, without limitation, the receipt of all government approvals for the sale of Madison National Life, including that of the OCI); provided, however, that if such closing conditions are satisfied or waived less than thirty (30) days prior to the end of a calendar quarter, then, at Horace Mann’s sole option, the Closing shall take place on the first business day of the second calendar quarter immediately following the calendar quarter in which the closing conditions are satisfied or waived; and provided further that the Closing shall not occur before January 1, 2022, unless another date, time or place is agreed to in writing by the all of the parties to the Purchase Agreement and (ii) the first business day following the twentieth (20th) calendar day after the date on which this Information Statement has been mailed to the stockholders pursuant to Rule 14c-2 under the Exchange Act.

Q: What are the U.S. federal income tax consequences of the Sale?
A: The Sale is not expected to result in any U.S. federal income tax consequences to the Company’s stockholders. The Sale is expected to be treated as a taxable sale by the Company, and the Company is expected to recognize taxable gain on the Sale.

Q: What should I do now?	A: No action by you is required. However, we urge you to read this Information Statement carefully.

Q: Who can help answer my questions?	A: If you have questions about the Sale or would like additional copies, without charge, of this Information Statement, then you should contact us as follows:

Independence Holding Company Attn: Legal Department 96 Cummings Point Road Stamford, CT 06902 Tel: (646) 509-2107

THE TRANSACTION
Summary
On July 14, 2021, the Company, the Company’s wholly owned subsidiary ICC, and Horace Mann entered into a Purchase Agreement for the Sale of all of the outstanding shares of common stock of the Company’s wholly owned indirect subsidiary Madison National Life, which may constitute the sale of “substantially all” of the consolidated assets of the Company, for an expected gross sales price of $172.5 million (the “Purchase Price”), with the possibility of receiving an additional purchase price of up to $12.5 million if Madison National Life reaches certain financial targets in 2023. Specifically, the Company will indirectly receive through ICC a pro-rated amount of up to $12.5 million if Madison National Life has earnings in 2023 that surpass $15.25 million. If Madison National Life earnings in 2023 exceed $16.5 million, the Company will receive $12.5 million. However, it will not receive additional monies if earnings in 2023 are less than $15.25 million. If 2023 earnings exceed $15.25 million but not $16.5 million, the pro-rated amount is equal to the product of (i) the percentage derived by dividing the earnings exceeding $15.25 million by $1.25 million and (ii) $12.5 million.
The Board approved the Purchase Agreement and the Sale at a special meeting of the Board held on July 12, 2021. The Board of Directors of ICC, the sole direct parent of Madison National Life and, as stated above, the Company’s wholly owned direct subsidiary, also approved the Purchase Agreement and the Sale by written consent dated July 14, 2021. The Board of Directors of Madison National Life approved the Purchase Agreement and the Sale by written consent dated July 14, 2021. On October 18, 2021, GHI, the record owner of approximately 62% of the outstanding shares of the Company’s common stock, executed a written consent approving the Purchase Agreement and the Sale in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). The action by written consent is sufficient to approve the Purchase Agreement and the Sale without any further action or vote of the minority stockholders of Company.
The consummation of the Sale (the “Closing”) will take place on the later of (i) the first business day of the calendar quarter immediately following the calendar quarter in which all of the closing conditions under the Purchase Agreement have been satisfied or waived (including, without limitation, the receipt of all government approvals for the sale of Madison National Life, including that of the Wisconsin Office of the Commissioner of Insurance); provided, however, that if such closing conditions are satisfied or waived less than thirty (30) days prior to the end of a calendar quarter, then, at Horace Mann’s sole option, the Closing shall take place on the first business day of the second calendar quarter immediately following the calendar quarter in which the closing conditions are satisfied or waived; and provided further that the Closing shall not occur before January 1, 2022, unless another date, time or place is agreed to in writing by the all of the parties to the Purchase Agreement and (ii) the first business day following the twentieth (20th) calendar day after the date on which this Information Statement has been mailed to the stockholders pursuant to Rule 14c-2 under the Exchange Act (the “Closing Date”). On the Closing Date, Horace Mann will pay the Purchase Price, subject to estimated adjustments and settlements. Within one hundred twenty (120) days after the Closing, Horace Mann and the Company will calculate the adjustments and settlements to the Purchase Price. The rights of the stockholders of the Company will remain unchanged after the Closing.
As part of the Sale, Horace Mann agreed to reinsure, through Madison National Life, the lines or classes of business other than pet insurance that will be acquired by Iguana Capital as part of the sale of Independence American Holdings Corp., namely vision, Medicare supplement, short term medical, limited medical benefit, dental, accidental death and disability, group gap, hospital indemnity, critical illness, expatriate accident and health, occupational accident and health, and other specialty health products written or assumed by Independence American Insurance Company based on such policies that are in force at the closing of the acquisition by Iguana Capital of Independence American Holdings Corp., and through December 31, 2022, and renewal of such policies based on the contractual terms of such policies.
On the Closing Date, the Company and Horace Mann will enter into a transition services agreement pursuant to which IHC or its affiliates will provide transitional services as required or reasonably requested by Horace Mann for a period of time following the Closing, and Horace Mann (directly or through Madison National Life) will provide limited services to the Company.
Conditions to Closing of the Sale
The completion of the Sale depends upon the meeting of certain conditions, including the following:
•	The representations and warranties of IHC, ICC and Horace Mann (collectively, the “Parties”) in the Purchase Agreement being true and correct in all material respects at and as of the Closing Date;

•	The Parties having performed and complied with all of their respective covenants under the Purchase Agreement in all material respects on or prior to the Closing Date;
•
All required consents, approvals, or authorizations of, declarations or filings with, or notices to, any governmental agency or authority, and any agency thereof, including, without limitation, that of the insurance regulatory authorities, being obtained without material conditions or made and in full force and effect prior to the Closing Date in connection with the Sale, and all waiting periods required under applicable law with respect thereto, including that with respect to this Information Statement, having expired or been terminated;

•	No law or order, judgment, injunction, decree or award or other legal restraint being entered or in effect that prohibits the consummation of the Sale;
•
No proceeding being pending or threatened before any governmental authority that could reasonably be expected to prevent the consummation of Sale, declare it unlawful, cause it to be rescinded, or materially and adversely affect Horace Mann or the right of Horace Mann to own, operate or conduct the business of Madison National Life;

•
Madison National Life having a RBC Ratio (defined as a ratio of Madison National Life’s total adjusted capital over its authorized control level risk based capital), as of the end of the calendar quarter immediately prior to the anticipated Closing Date, and as of the anticipated Closing Date, equal to or greater than 807%;

•	A reinsurance agreement with Independence American Insurance Company being entered into by Madison National Life; and
•
Since the date of the Purchase Agreement, there being no event, occurrence, change, or condition occurring that has had, or which would, individually or in the aggregate with other such events, occurrences, changes or conditions, reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of Madison National Life, taken as a whole.

Stockholder Consent
The Company's authorized capitalization consists of 23,100,000 shares, of which 23,000,000 are shares of common stock, par value $1.00 per share (“Common Stock”), and 100,000 are shares of preferred stock, par value $1.00 per share (“Preferred Stock”). As of October 21, 2021 (the “Record Date”), 14,674,936 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. Holders of Common Stock have equal non-cumulative voting rights, and no preemptive rights to acquire or subscribe to any additional unissued shares of Common Stock, and no preference, conversion, exchange or redemption rights.
Under Section 228 of the DGCL and the Company’s by-laws, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by the stockholders holding not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and voted. Under the Company’s certificate of incorporation, the holders of a majority of the outstanding shares of the Company’s Common Stock can approve such actions by written consent. Accordingly, approval of the Sale requires the affirmative vote or written consent of a majority of the outstanding shares of the Company’s Common Stock. On October 18, 2021, holders of an aggregate of approximately 62% of the Company’s outstanding shares of Common Stock executed and delivered to the Secretary of the Company their consent approving the Purchase Agreement and the Sale. Therefore, the Company has obtained all necessary corporate approval in connection with the Sale and Purchase Agreement. In accordance with Section 228 of the DGCL, the Company is delivering this Information Statement to provide notice to all holders of the Company’s Common Stock as of the Record Date who did not participate in the action by written consent taken by the majority stockholders of the Company. The Company is not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising stockholders of the action approved by written consent of the majority stockholders of the Company and giving stockholders notice of the Sale.

The table below sets forth the actual number of shares of Common Stock over which the parties executing the written consent have voting authority and the percentage of the outstanding shares of Common Stock that voted in favor of the Sale.
Name	Number of Shares	Percent of Class
SIC Securities Corp.	3,610,859	24.6%
SMH Associates Corp.	3,554,367	24.2%
Argent Investors Management Corporation	1,980,000	13.5%
Accounting Treatment
It is anticipated that upon the consummation of the Sale, IHC will no longer operate any insurance carrier business. Madison National Life is a major part of the Company and its sale will constitute the disposal of more than 50% of the Company’s consolidated assets. As a result, the Sale represents a strategic shift that will have a major effect on IHC’s operations and financial results. The Sale qualifies for reporting as discontinued operations in the third quarter of 2021 upon the Board’s commitment to a plan for disposal.
Material United States Federal Income Tax Consequences
The following discussion is a summary of certain U.S. federal income tax consequences of the Sale. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Department of the Treasury regulations promulgated thereunder, judicial opinions, and published positions of the Internal Revenue Service, all as in effect as of the date of this Information Statement. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements in this Information Statement. This discussion does not address any U.S. federal tax considerations other than those relating to income tax (e.g., estate and gift taxes), nor does it address any state, local, or foreign tax considerations or any tax reporting requirements.
The Sale is not expected to result in any U.S. federal income tax consequences to the Company’s stockholders. The Sale is expected to be treated as a taxable sale by the Company, and the Company is expected to recognize taxable gain on the Sale.
Reports, Opinions and Appraisals
No report, opinion or appraisal was obtained in connection with the Sale.
REGULATORY APPROVALS
A condition to the consummation of the Sale is the receipt of governmental approvals, including that of the Wisconsin Office of the Commissioner of Insurance (“OCI”) which must be obtained prior to the completion of the Sale. Horace Mann has filed a Form A and made the other required filings with the OCI.
BACKGROUND OF THE TRANSACTION
Background
The Board regularly reviews the Company’s performance and evaluates strategic opportunities and alternatives available to the Company and each of its businesses to maximize stockholder value.
On or around August 5, 2020, Raymond James Financial, Inc. (“Raymond James”), the banker for Horace Mann, contacted David Kettig, the President and director of the Company at that time, regarding a preliminary interest in purchasing all of the shares of common stock of Madison National Life. Madison National Life was attractive to Horace Mann because it provides a new distribution channel that is entirely complementary to Horace Mann’s strengths in individual products.
On August 13, 2020, the Company and Horace Mann signed a nondisclosure agreement and the parties commenced preliminary due diligence shortly thereafter.
On September 15, 2020, the Company and Horace Mann executed a non-binding letter of intent to acquire all of the shares of common stock of Madison National Life (the “Sale”) for a purchase price of between $170 million and $200 million, subject to change as due diligence was performed.

On September 16, 2020, the Board held a special meeting, at which time Mr. Kettig informed the Board of Horace Mann’s unsolicited expression of interest in acquiring Madison National Life and that the Company and Horace Mann have entered into a letter of intent. The directors discussed the pros and cons of the proposed offer and the makeup of the Company post-closing, but no approval of the Board was sought at that time. Subsequently, the transaction was put on pause at Horace Mann’s request and the letter of intent and exclusivity agreement therein was terminated via a letter to the Company dated October 19, 2020 stating that Horace Mann has decided to not proceed further with due diligence on Madison National Life.
In March, 2021, Horace Mann contacted the Company and restated its interest in acquiring all of the shares of common stock of Madison National Life. On March 23, 2021, the Company and Horace Mann amended the nondisclosure agreement and Horace Mann continued conducting due diligence.
On May 3, 2021, the Board held a special meeting, at which time Larry Graber, a director and Chief Life and Annuity Actuary and Senior Vice President of the Company, and, at that time, President of Madison National Life, informed the Board that after several rounds of negotiation, Horace Mann made an updated proposal and offered $172.5 million, subject to the completion of due diligence, and that the Company and Horace Mann would be entering into a non-binding letter of intent within the next couple of days. In addition, as part of the Sale, Horace Mann preliminarily agreed to reinsure, through Madison National Life, the lines of business written or assumed by Standard Security Life Insurance Company of New York (“Standard Security Life”) other than paid family leave coverage and New York Disability Benefit Law coverage (e.g., life and annuity and specialty health) (“SSL Reinsurance”) that will be acquired by Reliance Standard Life Insurance Company (“Reliance Standard”) as part of the sale of Standard Security Life. Representatives of Dentons, the Company’s legal advisors who were present by invitation of the Board, described the duties of the Board generally and with respect to transactions involving one or more of the Company’s substantial assets. A discussion followed regarding the proposed transaction, other potential transactions and considerations to maximize stockholder value. The discussion also included considerations relating to the Company having a controlling stockholder.
On May 5, 2021, the Company and Horace Mann entered into a non-binding letter of intent for the proposed Sale containing the terms above.
On May 6, 2021, the Board held a regular meeting of the Board. After ordinary course matters were settled, the non-management invitees, except for in-house legal counsel, were asked to depart the meeting, and representatives of Dentons and Raymond James joined the meeting. Mr. Graber informed the Board that the non-binding letter of intent dated May 5, 2021 has been signed and that Horace Mann was in the process of completing its due diligence. The Board then asked its outside advisors to comment on certain legal matters, including director fiduciary duties. The Board was not asked to take any action with respect to the proposed Sale.
On June 8, 2021, Horace Mann provided a draft of a stock purchase agreement. In such draft, Horace Mann reduced the purchase price to $164 million in cash, less approximately $2 million in expenses, resulting in a net purchase price of approximately $162 million. On June 11, 2021, the Company informed Horace Mann that it was rejecting the reduced purchase price and terminated discussions.
On or around June 12, 2021, Horace Mann again approached the Company and proposed the original purchase price of $172.5 million. In addition, Horace Mann agreed to provide the Company with the ability to receive an additional purchase price of up to $12.5 million if Madison National Life reached certain financial targets in 2023 (the “Earnout”). Specifically, the Company will indirectly receive through ICC a pro-rated amount of up to $12.5 million if Madison National Life has earnings in 2023 that surpass $15.25 million. If Madison National Life earnings in 2023 exceed $16.5 million, the Company will receive $12.5 million. However, it will not receive additional monies if earnings in 2023 are less than $15.25 million. If 2023 earnings exceed $15.25 million but not $16.5 million, the pro-rated amount is equal to the product of (i) the percentage derived by dividing the earnings exceeding $15.25 million by $1.25 million and (ii) $12.5 million. The Company and Horace Mann made an agreement in principle for the above terms and did not enter into a letter of intent. On June 17, 2021, Horace Mann provided to the Company a new draft of the stock purchase agreement containing the revised terms.
On July 12, 2021, the Board held a special meeting. Ms. Teresa Herbert, the Company’s current President but Senior Vice President and Chief Financial Officer at the time of the final negotiations with Horace Mann, provided a summary of the events that led to Horace Mann’s current offer to buy all of the outstanding shares of common stock of Madison National Life. She informed the Board that the current offer consisted of (i) $172.5 million purchase price plus the Earnout, if applicable, (ii) the SSL Reinsurance discussed at the May 3, 2021 special meeting of the Board, and (iii) the reinsurance, through Madison National Life, of the lines or classes of business other than pet insurance that will be acquired by Iguana Capital as part of the sale of Independence American Holdings Corp., namely vision, Medicare supplement, short term medical, limited medical benefit, dental, accidental death and disability, group gap, hospital indemnity, critical illness, expatriate accident and health, occupational accident and health, and other specialty health products written or assumed by Independence American Insurance Company. If Horace Mann had not agreed to provide reinsurance through Madison National Life, the Company would have had to create a Delaware entity to reinsure such business, which would have needed cash of $10 million to $15 million of surplus. In addition, Horace Mann indicated its desire to retain substantially all of Madison National Life’s employees and operations after the Closing. Subsequently, Reliance Standard agreed, pursuant to an amendment and restatement dated July 29, 2021 of its stock purchase agreement with Standard Security Life, to eliminate the need for the SSL Reinsurance.
The Board also discussed prior offers for the acquisition of Madison National Life, including an unsolicited offer early in 2020 for a significantly lower price that was later withdrawn. Another potential buyer in early 2021 also approached the Company and indicated that it might consider offering approximately the same price, but no official offer was made and the matter was dropped and no further action was taken. One of the directors asked whether there are ways to do a valuation of Madison National Life. Mr. Graber explained that for purposes of a valuation, there are no comparisons to other companies in the industry or past transactions because Madison National Life has a niche business. Therefore, valuation is best based on the two valuations made by the two potential buyers. Since the two separate companies in two different instances arrived at similar purchase prices, and the Company had received no other offers for Madison National Life, the Board determined, after further discussion, that Horace Mann’s purchase price and terms were fair to the Company’s stockholders.
A representative of Quarles & Brady LLP, Madison National Life’s outside counsel, was also present by invitation of the Board. The Board asked the representative of Quarles & Brady to comment on certain legal matters, including the Board’s fiduciary duties. Such representative explained to the directors their duty of care and responsibilities to the Company’s stockholders, and the business judgment rule. Such representative also informed the Board that it could consider factors other than price in its deliberations, including the fact that Horace Mann intends to keep in place substantially all of Madison National Life’s operations and employees. The directors asked such representative questions and had a robust discussion on these matters.
Ms. Herbert asked the Board to approve the Sale and the execution of the stock purchase agreement, to be dated July 14, 2021, by and among the Company, Independence Capital Corp., a wholly owned subsidiary of the Company and sole stockholder of Madison National Life (“ICC”), and Horace Mann attached as Annex A to this Information Statement, and issuance of a press release announcing the Sale. Ms. Herbert explained that the Sale is expected to be consummated after the receipt of all government approvals, including that of the OCI, which is estimated to take approximately three months from delivery of a Form A to the OCI. Madison National Life and Horace Mann agreed that in no event would the closing of the Sale occur earlier than January 1, 2022. Based on the foregoing, the Board found that the price offered by Horace Mann is the best reasonably available price for Madison National Life and that not selling Madison National Life was not reasonably likely to create greater value for the stockholders as compared to the value obtained for the stockholders pursuant to the Sale, and thus the Sale was in the best interest of the stockholders. Further, as a result of the extent of negotiations with Horace Mann, the Board believed that it obtained the highest consideration that Horace Mann was willing to pay or that the Company was likely to obtain from any other potential purchaser. Mr. Graber recused himself from voting because he would be receiving a financial benefit if, and payable when, the Sale is consummated, which will be disclosed in a Form 8-K at the appropriate time. All of the remaining eight directors voted in favor of the Sale and approved the execution of the Purchase Agreement.
On July 14, 2021, the board of directors of each of Madison National Life and ICC approved the Purchase Agreement and the Sale by written consent.
On July 14, 2021, the Purchase Agreement was signed and a press release was issued announcing the execution of the Purchase Agreement and the approval of the Sale.
On July 14, 2021, GHI, which is the holder of approximately 62% of the outstanding shares of the Company’s common stock, entered into a voting agreement with Horace Mann whereby it agreed to vote in favor of the Sale and the Purchase Agreement.

On October 18, 2021, GHI approved the Sale and the Purchase Agreement by written consent in accordance with Section 228 of the DGCL. Since the action by written consent by the majority stockholders is sufficient to approve the Purchase Agreement and the Sale, no further action, approval or vote of the minority stockholders of Company was requested or required.
The Closing will occur on the later of (i) the first business day of the calendar quarter immediately following the calendar quarter in which all of the closing conditions under the Purchase Agreement have been satisfied or waived (including, without limitation, the receipt of all government approvals for the sale of Madison National Life, including that of the OCI); provided, however, that if such closing conditions are satisfied or waived less than thirty (30) days prior to the end of a calendar quarter, then, at Horace Mann’s sole option, the Closing shall take place on the first business day of the second calendar quarter immediately following the calendar quarter in which the closing conditions are satisfied or waived; and provided further that the Closing shall not occur before January 1, 2022, unless another date, time or place is agreed to in writing by the all of the Parties and (ii) the first business day following the twentieth (20th) calendar day after the date on which this Information Statement has been mailed to the stockholders pursuant to Rule 14c-2 under the Exchange Act.
Reasons for the Sale
In the course of making the determinations about the Sale, the Board and management consulted with the Company’s legal and financial advisors. The Board also considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•	Factors pertaining to the strategic rationale for the Sale, including the following:
•	The business prospects of Madison National Life’s business, including with its primary source distributor National Insurance Services (“NIS”), while owned by the Company;
•
A review of Madison National Life’s current and historical financial condition and results of operations, business prospects, management’s future projections and the risk of uncertainties involved in achieving such projections, and strategic alternatives;

•	The Company’s ability to focus on growing the remaining lines of business through organic growth; and
•
The unlikelihood of identifying an alternate transaction, or if an alternate transaction is identified, such alternate transaction resulting in an equivalent or higher price than what is proposed in the Sale because Horace Mann is a unique buyer in that it is in the education industry and has close ties to AssuredPartners, the parent company of NIS;

•	The support by the stockholders that collectively own a majority of the Company’s outstanding shares of common stock; and
•
The consideration for the Sale is not subject to any financing conditions and is all cash, which provides certainty and immediate liquidity and value to the Company and enables the Company to realize value that has been created while eliminating long-term business risk.

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors, including the following factors:
•	The risks and costs to the Company, including the possibility that:
•	the Company’s relationships with its customers, distributors, suppliers and other partners will be damaged;
•	the Company’s business and operations will be disrupted and management’s attention will be distracted from day-to-day operations;
•	the Company will not be able to attract and retain key employees during the pendency of the Sale;
•	the Company will miss out on business opportunities that may arise during the pendency of the Sale; and
•
the conditions to closing that are beyond the Company’s control, such as government and regulatory approval, will not be satisfied and the market’s perception of the Company’s prospects will be adversely affected;

•	The Company’s stockholders will not participate in potential future growth and earnings, if any, of Madison National Life;

•	The Company’s stockholders do not have appraisal rights or dissenters’ rights available to them under Delaware law or the Company’s organizational documents in connection with the Sale; and
•
Whether the remaining business will be successful and generate revenues and profit, and the Company’s ability to implement its business plan and the market acceptance of the Company’s proposed business and services.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The Board reached the decision to approve the Purchase Agreement and the Sale in light of the factors described above and other factors the Board felt were appropriate. The foregoing discussion of the factors is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Sale. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management of the Company and representatives of legal advisors, and considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Special Cautionary Note Regarding Forward-Looking Statements”.
INFORMATION ABOUT THE PARTIES
Independence Holding Company
Independence Holding Company (the “Company,” “IHC” or “we,” “us” and “our”) is a Delaware corporation that is publicly traded on the New York Stock Exchange (NYSE: IHC). IHC is a holding company that, through its three carriers Independence American Insurance Company, Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc., underwrites and distributes health, group disability and life, New York State Disability Benefits and paid family leave, and pet insurance in all 50 states, Washington D.C., Puerto Rico and the U.S. Virgin Islands. It also distributes products nationally through multiple channels, including its agencies, call centers, advisors, direct and affinity relationships, Web Broker, and web properties, including www.healthedeals.com; www.healthinsurance.org; www.medicareresources.org; www.petplace.com and www.insxcloud.com. IHC has entered into stock purchase agreements to sell all of the issued and outstanding capital stock of Standard Security Life, Madison National Life and Independence American Holdings Corp., which includes Independence American Insurance Company and the remaining assets of IHC’s pet business after the sale of PetPartners, Inc., each of which is subject to regulatory approval. IHC and the purchaser received all necessary approvals for the sale of PetPartners and Pet Partners was sold on June 30, 2021. The Company’s principal executive offices are located at 96 Cummings Point Road, Stamford, CT 06902 and its telephone number is (203) 358-8000.
IHC currently sells, insures or reinsures the following lines of business:
•	Specialty health products, including:
•	short-term medical, vision, dental, supplemental products (including fixed indemnity limited benefit, critical illness, and hospital indemnity);
•	Pet insurance;
•	Group life and disability; and
•	New York State Disability Benefits.
In addition, IHC markets and sells Affordable Care Act major medical policies and Medicare supplement coverage through its carrier and for various unaffiliated insurers.
Geneve Holdings, Inc.
Geneve Holdings, Inc. is a private diversified financial holding company and member of a group consisting of itself and its affiliates SIC Securities Corp., Argent Investors Management Corporation and SMH Associates Corp., that together hold approximately 62% of the outstanding shares of common stock of IHC. Its address is 96 Cummings Point Road, Stamford, Connecticut 06902 and its telephone number is (203) 358-8000.

Independence Capital Corp.
Independence Capital Corp. (“ICC”) was incorporated in Delaware on December 28, 1984 and is the sole owner of Madison National Life. It also wholly owns the Company’s other two carriers Independence American Insurance Company and Standard Security Life. All of IHC’s indirect subsidiaries are held by ICC. Its mailing address is 96 Cummings Point Road, Stamford, CT 06902 and its telephone number is (203) 358-8000.
Madison National Life Insurance Company, Inc.
Madison National Life was incorporated in Wisconsin on October 17, 1961. It is licensed in 49 states, specializes in group life and disability insurance, and focuses on public schools and the public sector. The Abacus Group, LLC, a Georgia limited liability company and wholly owned subsidiary of Madison National Life, is an agency group that writes worksite business for Madison National Life and other carriers. Its mailing address is 1241 John Q Hammons Drive, 5th Floor, Madison, Wisconsin, 53717 and its telephone number is (608) 830-2000.
Horace Mann Educators Corporation
Horace Mann is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions and serves more than 4,100 school districts nationwide. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill and is publicly traded on the New York Stock Exchange (NYSE HMN). Its mailing address is 1 Horace Mann Place, Springfield, IL 62715 and its telephone number is (800) 999-1030.
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov. The information provided on the Company’s website is not part of this Information Statement, and therefore is not incorporated herein by reference. The Company also maintains a website at www.ihcgroup.com. Its annual, quarterly and current reports, proxy statements and other information are also available, free of charge, through this website, as soon as reasonably practicable after they are filed with or furnished to the SEC.
The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this Information Statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this Information Statement.
The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this Information Statement and before the filing of the Definitive Schedule 14C Information Statement. The Company also incorporates by reference in this Information Statement the following documents filed by it with the SEC under the Exchange Act:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 16, 2021, as amended by Amendment No. 1 to Form 10-K filed on April 30, 2021
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, filed on May 7, 2021, August 9, 2021, and November 9, 2021, respectively
•	Current Reports on Form 8-K filed with the SEC on April 15, 2021, May 19, 2021, July 1, 2021, July 15, 2021, August 30, 2021 and November 9, 2021
The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Independence Holding Company, 96 Cummings Point Road, Stamford, CT 06902, Attention: Legal Department, Telephone: (646) 509-2107.

BUSINESS AFTER THE SALE
Summary
Following the closing of the pending sales of Madison National Life, Standard Security Life and Independence American Insurance Company, all of which are waiting to receive department of insurance approval, the Company intends to invest, develop and expand its agency operations into a much larger and profitable operation. The agency operations will be centered around INSXcloud.com (INSX), a CMS-approved Web Broker. The balance of the agency business includes W-2 Call Centers and a captive independent Advisors unit, both of which sell into the under/over age 65 health insurance markets. The Company’s Independence Brokerage Group recruits independent agents and agencies to sell via its platforms and contracts. The Company will also sell directly to consumers through leads generated by our web properties and affinity relationships. The Company will also hold a substantial amount of cash and investments, net of liabilities, and an interest in Iguana Capital.
Distribution
The Company will continue to sell and distribute the following insurance products for Independence American Insurance Company, Madison National Life and unaffiliated insurers:
•	Under/over age 65 health insurance products;
•	Major medical for individuals and families offered through certain third party carriers via state-based health exchanges and the INSX Cloud;
•	Health plans for small employer groups and Individual Coverage HRAs (ICHRA);
•	Individual and group term life and disability; and
•	Pet insurance.
Marketing/Administrative Companies Owned by IHC
•
IHC Specialty Benefits, Inc. (“Specialty Benefits”), an indirect wholly owned subsidiary of the Company, engages in sales and marketing of insurance products of Independence American Insurance Company and unaffiliated carriers through, without limitation, direct-to-consumer sales calls;

•
INSX Cloud, Inc., an indirect wholly owned subsidiary of the Company, provides a broker platform that enables brokers to quote, directly enroll and track applications on the Federally Facilitated Marketplace by generating quotes, providing plan comparisons, enrolling customers in plans, and inviting customers to enroll themselves in plans through its cloud-based web portal;

•
Independence Brokerage Group, Inc., an indirect wholly owned subsidiary of the Company, provides independent agents, general agents and white label partners access to individual and small group insurance products from Independence American Insurance Company; the agency also serves as an Independent Marketing Organization (IMO) for other insurance carriers and offers technology solutions for individual and group medical quoting and enrollment;

•
HealthInsurance.org, LLC (“HIO”), an indirect wholly owned subsidiary of the Company, is a lead generation agency. HIO generates leads for Specialty Benefits and non-affiliated entities, and monetizes traffic primarily through private exchange partners, web based entities and call centers that enroll subsidy-eligible individuals on exchanges managed by the federal and state governments; and

•
Torchlight Technology Group LLC, an indirect wholly owned subsidiary of the Company, is a lead generator and provides insurtech and martech services to companies in the insurance and specialty finance industries.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSED SALE
None of the executive officers and directors of the Company have interests in the Sale that may be different from, or in addition to, the interests of the Company’s stockholders generally, except for Mr. Graber as described below. The Board was aware of these interests and considered them, among other matters, in approving the Purchase Agreement and the Sale.
On July 13, 2021, the Compensation Committee of the Board granted a $2 million bonus to Larry Graber, a director and Chief Life and Annuity Actuary and Senior Vice President of the Company and former President of Madison National Life, for his efforts and contribution to the sale of Madison National Life to Horace Mann. The bonus is also in recognition of Mr. Graber’s retirement at the end of 2021, termination of his employment agreement and service to Madison National Life throughout his tenure. The bonus would only be paid upon the closing of the Sale.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information concerning the number of shares of the Company’s common stock beneficially owned based on 14,674,936 outstanding shares of common stock as of October 21, 2021 (the “Record Date”) by: (i) any holder of more than five (5%) percent; (ii) each of the Company’s directors and named executive officers; and (iii) the Company's directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Exchange Act. All share ownership figures include shares issuable upon exercise of options or warrants exercisable within sixty (60) days of the Record Date which are deemed outstanding and beneficially owned by such person for purposes of computing an entity’s or person’s percentage ownership, but not for purposes of computing the percentage ownership of any other entity or person.
Title of Class	Name and Address of Owner(1)	Amount Owned(2)	Percent of Class	Percent of Voting Stock
Common	SIC Securities Corp.	3,610,859	19.39%	24.61%
Common	SMH Associates Corp.	3,554,367	19.08%	24.22%
Common	Argent Investors Management Corporation	1,980,000	10.63%	13.49%
Common	Vincent Furfaro	40,000	*	*
Common	Teresa A. Herbert	151,888	*	1.03%
Common	Larry R. Graber	111,316	*	*
Common	Steven B. Lapin	122,162	*	*
Common	Allan C. Kirkman	37,026	*	*
Common	John L. Lahey	33,000	*	*
Common	Ronald I. Simon	48,900	*	*
Common	James G. Tatum	49,026	*	*
Common	David T. Kettig	111,989	*	*
Common	Roy T. K. Thung	366,352	2.00%	2.46%
	All directors, and executive officers as a group (11 persons)	1,141,355	6.13%	7.56%
*	Represents less than 1% of the outstanding shares of common stock of the Company.
(1)	The address of each individual named above is c/o Independence Holding Company at 96 Cummings Point Road, Stamford, CT 06902.
(2)
Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the SEC. Unless otherwise indicated, beneficial ownership includes both sole investment and voting power.

DISSENTER’S RIGHTS OF APPRAISAL
No dissenters' or appraisal rights are available to the stockholders for the sale of all or substantially all of the assets under the DGCL, or the Company's certificate of incorporation or its bylaws in connection with the Sale.
EFFECTS ON THE COMPANY IF THE SALE IS NOT COMPLETED
If the Sale is not completed, the Board, in discharging its fiduciary obligations to its stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to the stockholders as the Sale.

INDEPENDENCE HOLDING COMPANY

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Page
INTRODUCTION	F-2

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Pro Forma Condensed Consolidated Balance Sheet of IHC at September 30, 2021 as if the transaction being disclosed in this filing had occurred as of that date.	F-3

Pro Forma Condensed Consolidated Statements of Income of IHC for the nine months ended September 30, 2021 as if the transaction being disclosed in this filing had occurred as of the beginning of the prior fiscal period.
F-4

Pro Forma Condensed Consolidated Statements of Income of IHC for the year ended December 31, 2020 as if the transaction being disclosed in this filing had occurred as of the beginning of the period.	F-5

Pro Forma Condensed Consolidated Statement of Income of IHC for the year ended December 31, 2019 as if the transaction being disclosed in this filing was reported as discontinued operations for the period.
F-6

Notes to Pro Forma Condensed Consolidated Financial Statements.	F-7

Independence Holding Company
Introduction to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)
The following unaudited pro forma condensed consolidated financial statements are based upon our historical consolidated statements, adjusted to give effect to the proposed sale of our subsidiary Madison National Life, which may constitute substantially all of the assets of the Company, in accordance with the Purchase Agreement by and among the Company, ICC and Horace Mann. These unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the Securities and Exchange Commission. Because the proposed sale of Madison National Life, which may constitute substantially all of the assets of the Company, was not reflected as discontinued operations in the Company’s historical financial statements for the fiscal years ended December 31, 2020 and 2019 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, we have also provided the unaudited pro forma results of operations for the 2019 fiscal year to show its effect on discontinued operations in that year.
Unaudited pro forma financial information for IHC has been provided below to show what the significant effects on the historical financial information might have been had the proposed sale of Madison National Life, which may constitute substantially all of the assets of the Company, occurred at an earlier date. The unaudited pro forma condensed financial statements however are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the proposed sale of Madison National Life, which may constitute substantially all of the assets of the Company, actually occurred earlier. They also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.
The pro forma adjustments related to the proposed sale of Madison National Life, which may constitute substantially all of the assets of the Company, is based on available information and assumptions that management believes are: (1) directly attributable to the sale of Madison National Life; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of income, expected to have continuing impact on the consolidated operating results. The most significant assumptions are set forth under the unaudited Notes to Pro Forma Condensed Consolidated Financial Statements.
Reclassifications for the effects of other operations that were discontinued in 2021 but not yet reflected in historical financial statements are presented separately in the following unaudited pro forma condensed consolidated financial statements to conform to the 2021 financial statement presentation. See Note 2 in the Notes to Pro Forma Condensed Consolidated Financial Statements for more information.

INDEPENDENCE HOLDING COMPANY
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share data) (Unaudited)
SEPTEMBER 30, 2021
	Historical	Sale of Madison National Life		Pro Forma Adjusted
ASSETS:
Investments:
Securities purchased under agreements to resell	$25,458	$—		$25,458
Fixed maturities, available-for-sale	29,070	—		29,070
Other investments	2,050	—		2,050
Total investments	56,578	—		56,578

Cash and cash equivalents	7,946	172,500	a	180,446
Investment in Iguana Capital, Inc.	33,475	—		33,475
Funds held in escrow	78,263	—		78,263
Other assets	33,975	2,076	b	36,051
Assets attributable to discontinued operations	995,383	(607,229)	b,c	388,154

TOTAL ASSETS	$1,205,620	$(432,653)		$772,967

LIABILITIES AND EQUITY:
LIABILITIES:
Accounts payable, accruals and other liabilities	$39,817	$25,850	e	$65,667
Liabilities attributable to discontinued operations	601,253	(480,090)	b	121,163

TOTAL LIABILITIES	641,070	(454,240)		186,830

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock $1.00 par value, 100,000 shares authorized; none issued or outstanding	—	—		—
Common stock $1.00 par value: 23,000,000 shares authorized; 18,625,458 shares issued; and 14,674,936 outstanding	18,625	—		18,625
Paid-in capital	125,357	—		125,357
Accumulated other comprehensive income	2,320	(1,162)	b	1,158
Treasury stock, at cost: 3,950,522 shares	(77,247)	—		(77,247)
Retained earnings	495,498	22,749	d	518,247

TOTAL IHC STOCKHOLDERS’ EQUITY	564,553	21,587		586,140
NONREDEEMABLE NONCONTROLLING
INTERESTS	(3)	—		(3)

TOTAL EQUITY	564,550	21,587		586,137

TOTAL LIABILITIES AND EQUITY	$1,205,620	$(432,653)		$772,967
See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data) (Unaudited)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
	Historical	Sale of Madison National Life		Pro Forma Adjusted
REVENUES:
Net investment income	$430	$—		$430
Fee income	20,291	—		20,291
Other income	1,660	10,178	f	11,838
Net realized investment gains	105	—		105

	22,486	10,178		32,664

EXPENSES:
Selling, general and administrative expenses	53,028	2,229	f	55,257

Loss from continuing operations before taxes	(30,542)	7,949		(22,593)
Income tax (benefit)	(7,026)	1,669	f	(5,357)

Loss from continuing operations, net of tax	(23,516)	6,280		(17,236)
Loss from nonredeemable noncontrolling interests	2	—		2

NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO IHC	$(23,514)	$6,280		$(17,234)

Basic loss per common share from continuing operations	$(1.61)	$.43		$(1.18)

WEIGHTED AVERAGE SHARES OUTSTANDING	14,645	14,645		14,645

Diluted loss per common share from continuing operations	$(1.61)	$.43		$(1.18)

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	14,645	14,645		14,645
See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data) (Unaudited)
FOR THE YEAR ENDED DECEMBER 31, 2020
	Historical	Other Discontinued Operations		Sale of Madison National Life		Pro Forma Adjusted
REVENUES:
Premiums earned	$397,530	$(205,530)	g	$(192,000)	b	$—
Net investment income	11,777	(3,957)	g	(6,752)	b	1,068
Fee income	24,137	6,304	g	1,279	b	31,720
Other income	9,074	(1,084)	g	6,575	b,f	14,565
Net realized investment gains	1,346	(900)	g	(350)	b	96

	443,864	(205,167)		(191,248)		47,449

EXPENSES:
Insurance benefits, claims and reserves	208,217	(124,458)	g	(83,759)	b	—
Selling, general and administrative expenses	205,797	(56,757)	g	(79,933)	b,f	69,107

	414,014	(181,215)		(163,692)		69,107

Income (loss) from continuing operations before taxes	29,850	(23,952)		(27,556)		(21,658)
Income tax (benefit)	10,732	(5,540)	g	(6,061)	b,f	(869)

Income (loss) from continuing operations, net of tax	19,118	(18,412)		(21,495)		(20,789)
(Income) from nonredeemable noncontrolling interests	(28)	—		—		(28)
(Income) from redeemable noncontrolling interests	(209)	209	g	—		—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO IHC	$18,881	$(18,203)		$(21,495)		$(20,817)

Basic income (loss) per common share from continuing operations	$1.28	$(1.23)		$(1.46)		$(1.41)

WEIGHTED AVERAGE SHARES OUTSTANDING	14,733	14,733		14,733		14,733

Diluted income (loss) per common share from continuing operations	$1.28	$(1.23)	h	$(1.46)	h	$(1.41)

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	14,791	14,733	h	14,733	h	14,733
See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

INDEPENDENCE HOLDING COMPANY AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data) (Unaudited)
FOR THE YEAR ENDED DECEMBER 31, 2019
	Historical	Other Discontinued Operations		Sale of Madison National Life		Pro Forma Adjusted
REVENUES:
Premiums earned	$338,741	$(136,952)	g	$(201,789)	b	$—
Net investment income	15,643	(5,176)	g	(8,937)	b	1,530
Fee income	14,003	10,031	g	1,488	b	25,522
Other income	2,002	709	g	33	b	2,744
Net realized investment gains	4,705	(2,917)	g	(1,175)	b	613
Net impairment losses recognized in earnings	(646)	646	g	—		—

	374,448	(133,659)		(210,380)		30,409

EXPENSES:
Insurance benefits, claims and reserves	174,121	(89,943)	g	(84,178)	b	—
Selling, general and administrative expenses	174,979	(25,320)	g	(86,261)	b	63,398

	349,100	(115,263)		(170,439)		63,398

Income (loss) from continuing operations before taxes	25,348	(18,396)		(39,941)		(32,989)
Income taxes	12,659	(3,812)	g	(7,200)	b	1,647

Income (loss) from continuing operations, net of tax	12,689	(14,584)		(32,741)		(34,636)
(Income) from nonredeemable noncontrolling interests	(119)	—		—		(119)
(Income) from redeemable noncontrolling interests	(174)	174	g	—		—

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO IHC	$12,396	$(14,410)		$(32,741)		$(34,755)

Basic income (loss) per common share from continuing operations	$.83	$(.97)		$(2.20)		$(2.33)

WEIGHTED AVERAGE SHARES OUTSTANDING	14,903	14,903		14,903		14,903

Diluted income (loss) per common share from continuing operations	$.83	$(.97)	h	$(2.20)	h	$(2.33)

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	14,976	14,903	h	14,903	h	14,903
See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

Independence Holding Company
Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)
Note 1: Basis of Presentation
Independence Holding Company and its wholly owned subsidiary ICC entered into a Purchase Agreement to sell all of the issued and outstanding capital stock of Madison National Life, a Wisconsin insurance company wholly owned by ICC, which may constitute substantially all of the assets of the Company. The unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared as if the proposed sale of Madison National Life had been consummated on September 30, 2021. The unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 have been prepared as if the proposed sale of Madison National Life occurred as of the beginning of each respective period; the unaudited Pro Forma Condensed Consolidated Statement of Income for the 2019 fiscal year has been prepared to present the effect of the proposed sale of Madison National Life in discontinued operations as of the beginning the period.
The unaudited pro forma condensed consolidated financial statements are based upon available information and certain assumptions that management believes are: (1) directly attributable to the sale of Madison National Life; (2) factually supportable; and (3) with respect to the unaudited Pro Forma Condensed Consolidated Statements of Income, expected to have continuing impact on the consolidated operating results. The estimated net gain resulting from the consummation of the proposed sale of Madison National Life is included as an adjustment to retained earnings on the unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2021 and is not reflected as an adjustment in the unaudited Pro Forma Condensed Consolidated Statements of Income in any period presented. In addition, the Company did not include a pro forma adjustment for investment income that could have been potentially earned on the net proceeds from the proposed sale transaction in such statements. However, the unaudited Pro Forma Condensed Consolidated Statements of Income do reflect pro forma adjustments for estimated federal and state income tax provisions, which may be subject to further adjustment based on the actual carrying value of net assets sold at the date of closing, among other considerations.
The unaudited pro forma condensed consolidated financial statements do not represent what the Company’s financial position would have been assuming the consummation of the proposed sale of Madison National Life had occurred on September 30, 2021 or what the Company’s consolidated statements of income would have been assuming the consummation of the proposed sale of Madison National Life had occurred prior to January 1, 2019, nor do they project the Company’s financial position or results of operations at any future date or for any future period. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the Securities and Exchange Commission.
Note 2: Other Discontinued Operations
During the second quarter of 2021, the IHC Board of Directors committed to various plans for the disposal of several other business operations. Each plan represents a strategic shift that will have a major effect on the Company’s operations and financial results and as such, they each qualified for reporting as discontinued operations in 2021. The assets, liabilities, and related income and expenses associated with each disposal group are presented as discontinued operations in the historical column of the unaudited Pro Forma Condensed Consolidated Financial Statements as of September 30, 2021 and for the nine months then ended.
Refer to Note 4 below for certain pro forma adjustments to reflect the aggregate impact of these other discontinued operations on the Condensed Consolidated Statements of Income for the fiscal years ended December 31, 2020 and 2019 because they were not yet reflected in the Company’s historical financial statements for those periods.
Note 3: Sale of Madison National Life
In July 2021, the Board of Directors of IHC approved a plan to sell all of the issued and outstanding capital stock of Madison National Life, which may constitute substantially all of the assets of the Company, and subsequently, the Company entered into an agreement for its sale. In accordance with the Purchase Agreement, prior to the closing Madison National Life will enter into a reinsurance agreement with Independence American Insurance Company (“Independence American”), a wholly owned subsidiary of IHC, to reinsure Independence American’s specialty health business. The aggregate purchase price for Madison National Life is $172.5 million in cash and, in addition, if Madison National Life reaches specified financial targets in 2023, IHC will receive an additional purchase price of up to $12.5 million. The proposed sale transaction was approved by the Board of Directors of IHC, and IHC’s majority stockholders have entered into a voting agreement under which such majority stockholders agreed to approve the proposed sale transaction. The closing is expected no earlier than January 1, 2022. The proposed sale transaction is subject to customary closing conditions, including applicable regulatory approvals, one of which is the approval by the Wisconsin Office of the Commissioner of Insurance. The aforementioned disposal plan represents a strategic shift that will have a major effect on the Company’s operations and financial results and as such, qualifies for reporting as discontinued operations in the third quarter of 2021.
Note 4: Pro Forma Adjustments
a)	Reflects proceeds on the sale of Madison National Life.
b)
Reflects the elimination of assets and liabilities and corresponding income and expenses of Madison National Life, including those amounts associated with the reinsured specialty health business from Independence American.

c)	Includes goodwill allocated to the proposed sale of Madison National Life.
d)	Reflects the pro forma estimated gain of $22.7 million on the sale of Madison National Life, net of estimated expenses, and applicable income taxes had the transaction occurred on September 30, 2021.
e)	Includes estimated liabilities for transaction costs and estimated state and Federal income taxes on the pro forma estimated gain.
f)
Assuming Madison National Life reinsured the specialty health business from Independence American as of the beginning of the applicable period, the pro forma adjustment reflects the estimated net settlements related to the reinsured specialty health business from Madison National Life to IHC, and the pro forma impact of estimated fees payable by IHC to Independence American for the administration of its specialty health business, until the policies run off.

g)
Reflects the aggregate impact of other discontinued operations reported in the historical interim financial statements as of and for the nine months ended September 30, 2021 that were not yet presented as discontinued operations in the Company’s historical financial statements for the fiscal years ended December 31, 2020 and 2019.

h)	As a result of the pro forma adjustments above, there are losses from continuing operations, therefore diluted earnings per share is calculated using basic weighted average shares outstanding.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
(A WHOLLY OWNED SUBSIDIARY OF INDEPENDENCE CAPITAL CORP.)
(UNAUDITED) HISTORICAL FINANCIAL STATEMENTS

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
BALANCE SHEETS
(Unaudited) (In thousands, except share data)
	December 31,
	2020	2019
ASSETS:
Investments:
Short-term investments	$1,568	$50
Securities purchased under agreements to resell	9,076	15,066
Fixed maturities, available-for-sale	166,716	161,302
Equity securities	1,753	1,509
Other investments	—	1,894
Total investments	179,113	179,821

Cash and cash equivalents	14,708	6,091
Due and unpaid premiums	6,195	5,722
Due from reinsurers	343,527	347,860
Goodwill	4,223	—
Other assets	17,652	13,324

TOTAL ASSETS	$565,418	$552,818

LIABILITIES AND EQUITY:
LIABILITIES:
Policy benefits and claims	$102,100	$101,388
Future policy benefits	176,850	179,308
Funds on deposit	140,666	139,676
Unearned premiums	1,340	1,184
Other policyholders' funds	11,987	12,025
Due to reinsurers	2,093	1,890
Accounts payable, accruals and other liabilities	22,203	17,091

TOTAL LIABILITIES	457,239	452,562

Commitments and contingencies

STOCKHOLDER’S EQUITY:
Common stock $60,000 par value, 75 shares authorized; 60 shares issued and outstanding	3,600	3,600
Paid-in capital	67,363	67,363
Accumulated other comprehensive income	2,027	373
Retained earnings	35,189	28,920

TOTAL STOCKHOLDER’S EQUITY	108,179	100,256

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$565,418	$552,818
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited) (In thousands)
	Year Ended December 31,
	2020	2019
REVENUES:
Premiums earned	$107,334	$100,325
Net investment income	4,504	5,187
Other income	6,270	882
Net investment gains	350	1,175
Equity income in subsidiary	—	5,666

	118,458	113,235

EXPENSES:
Insurance benefits, claims and reserves	53,364	48,572
Selling, general and administrative expenses	46,306	41,081

	99,670	89,653

Income from operations before income taxes	18,788	23,582
Income taxes	4,219	2,575

NET INCOME	14,569	21,007

Other comprehensive income:
Unrealized gains on available-for-sale securities, pre-tax	2,094	4,756
Tax expense on unrealized gains on available-for-sale securities	440	999
Unrealized gains on available-for-sale securities, net of taxes	1,654	3,757
Equity in unrealized gains on available-for-sale securities of subsidiary	—	2,222
Other comprehensive income, net of tax	1,654	5,979

COMPREHENSIVE INCOME, NET OF TAX	$16,223	$26,986
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
(Unaudited) (In thousands)
	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholder’s Equity
BALANCE AT DECEMBER 31, 2018	$3,600	$80,231	$(4,668)	$154,885	$234,048

Net income				21,007	21,007
Other comprehensive income, net of tax			5,979		5,979
Dividends		(12,237)	(938)	(146,972)	(160,147)
Other		(631)			(631)

BALANCE AT DECEMBER 31, 2019	$3,600	$67,363	$373	$28,920	$100,256

Net income				14,569	14,569
Other comprehensive income, net of tax			1,654		1,654
Dividends				(8,300)	(8,300)

BALANCE AT DECEMBER 31, 2020	$3,600	$67,363	$2,027	$35,189	$108,179
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)
	Year Ended December 31,
	2020	2019
CASH FLOWS PROVIDED BY (USED BY) OPERATING ACTIVITIES:
Net income	$14,569	$21,007
Adjustments to reconcile net income to net change in cash from operating activities:
Equity income in subsidiary	—	(5,666)
Amortization of deferred acquisition costs	809	182
Net amortization of purchased premium and discount in net investment income	1,848	1,388
Net investment gains	(350)	(1,175)
Depreciation and amortization	512	379
Other	544	282
Changes in assets and liabilities:
Change in insurance liabilities	(435)	(6,512)
Change in amounts due from reinsurers	4,333	5,199
Change in claim fund balances	98	(164)
Change in due and unpaid premiums	(473)	890
Other operating activities	(907)	(5,184)

Net change in cash from operating activities	20,548	10,626

CASH FLOWS PROVIDED BY (USED BY) INVESTING ACTIVITIES:
Net (purchases) sales and maturities of short-term investments	(1,518)	1,000
Net (purchases) sales of securities under resale agreements	5,990	(9,878)
Sales of fixed maturities	8,098	45,931
Maturities and other repayments of fixed maturities	40,992	15,901
Purchases of fixed maturities	(53,944)	(53,734)
Payments to acquire business, net of cash acquired	(2,597)	—
Payments to acquire other investments	—	(1,998)
Other investing activities	(652)	(1,886)

Net change in cash from investing activities	(3,631)	(4,664)

CASH FLOWS PROVIDED BY (USED BY) FINANCING ACTIVITIES:
Dividends paid	(8,300)	(5,000)

Net change in cash from financing activities	(8,300)	(5,000)

Net change in cash and cash equivalents	8,617	962
Cash and cash equivalents, beginning of year	6,091	5,129

Cash and cash equivalents, end of period	$14,708	$6,091
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
(A WHOLLY OWNED SUBSIDIARY OF INDEPENDENCE CAPITAL CORP.)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
Note 1. Organization, Basis of Presentation and Accounting Policies
(A)	Business and Organization
Madison National Life Insurance Company, Inc. (“Madison National Life”) is a wholly owned subsidiary of Independence Capital Corp. (“ICC”). All of the common stock of ICC is owned by Independence Holding Company (“IHC”). Geneve Holdings, Inc., a private diversified financial holding company, through its wholly owned subsidiaries, holds approximately 62% of IHC’s outstanding common stock at December 31, 2020.
Madison National Life is domiciled in Wisconsin and sells primarily group disability, group term life, and specialty health insurance products. Madison National Life is sometimes referred to as the “Company” or is implicit in the terms “we”, “us” and “our”.
Until July 1, 2019, Madison Investors Corporation (“MIC”) was a wholly owned subsidiary of the Company, at which time, Madison National Life paid an extraordinary dividend to its direct parent, ICC consisting of its investment in MIC (See Note 12).
(B)	Basis of Presentation
The unaudited Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect: (i) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(C)	Investment in Subsidiary
On July 1, 2019, the Company paid an extraordinary dividend to its direct parent, ICC, in the amount of $141,972,000, which consisted of the Company’s statutory carrying values of MIC’s common and preferred stock of $133,972,000 and $8,000,000, respectively (See Note 12). As a result, the Company recorded a charge to paid-in capital representing the difference between the Company’s statutory carrying value and its GAAP carrying value of its investment in MIC on the transaction date.
(D)	Cash, Cash Equivalents and Short-Term Investments
Cash equivalents are carried at cost which approximates fair value, and include principally interest-bearing deposits at brokers, money market instruments and U.S. Treasury securities with original maturities of less than 91 days. Investments with original maturities of 91 days to one year are considered short-term investments and are carried at cost, which approximates fair value.
(E)	Securities Purchased Under Agreements to Resell
Securities purchased under agreements to resell (“resale agreements”) are carried at the amounts at which the securities will be subsequently resold as specified in the agreements. Resale agreements are utilized to invest excess funds on a short-term basis. At December 31, 2020, the Company had $9,076,000 invested in resale agreements, all of which settled on January 4, 2021 and were subsequently reinvested. The Company maintains control of securities that are purchased under resale agreements in a triparty account. The third-party agent, acting on behalf of the Company, values the collateral on a daily basis (102% is required) and obtains additional collateral, if necessary, to protect the Company in the event of default by the counterparties.
(F)	Investment Securities
(i)	Investments in fixed maturities, redeemable preferred securities and equity securities are accounted for as follows:
(a)
Equity securities with readily determinable fair values are carried at estimated fair value (“fair value”). Changes in fair value are credited or charged, as appropriate, to net investment gains (losses) in the Statements of Income.

(b)
Fixed maturities, including redeemable preferred securities, that are not held for trading purposes and may or may not be held to maturity (“available-for-sale securities”) are carried at fair value. Unrealized gains and losses deemed temporary, net of deferred income taxes, are credited or charged, as appropriate, to other comprehensive income or loss. Premiums and discounts on debt securities purchased at other than par value are amortized and accreted, respectively, to interest income in the Statements of Income, using the constant yield method over the period to maturity.

(ii)	Dividend income from investments in equity securities are included in net investment income in the Statements of Income.
(iii)	Gains or losses on sales of securities are determined on the basis of specific identification and are recorded in net investment gains (losses) in the Statements of Income on the trade date.
(iv)
Fair value is determined using quoted market prices when available. In some cases, we use quoted market prices for similar instruments in active markets and/or model-derived valuations where inputs are observable in active markets. When there are limited or inactive trading markets, we use industry-standard pricing methodologies, including discounted cash flow models, whose inputs are based on management assumptions and available current market information. Further, we retain independent pricing vendors to assist in valuing certain instruments. Most of the securities in our portfolio are classified in either Level 1 or Level 2 of the Fair Value Hierarchy.

The Company periodically reviews and assesses the vendor’s qualifications and the design and appropriateness of its pricing methodologies. Management will on occasion challenge pricing information on certain individual securities and, through communications with the vendor, obtain information about the assumptions, inputs and methodologies used in pricing those securities, and corroborate it against documented pricing methodologies. Validation procedures are in place to determine completeness and accuracy of pricing information, including, but not limited to: (i) review of exception reports that (a) identify any zero or un-priced securities; (b) identify securities with no price change; and (c) identify securities with significant price changes; (ii) performance of trend analyses; (iii) periodic comparison of pricing to alternative pricing sources; and (iv) comparison of pricing changes to expectations based on rating changes, benchmarks or control groups. In certain circumstances, pricing is unavailable from the vendor and broker-pricing information is used to determine fair value. In these instances, management will assess the quality of the data sources, the underlying assumptions and the reasonableness of the broker quotes based on the current market information available. To determine if an exception represents an error, management will often have to exercise judgment. Procedures to resolve an exception vary depending on the significance of the security and its related class, the frequency of the exception, the risk of material misstatement, and the availability of information for the security. These procedures include, but are not limited to; (i) a price challenge process with the vendor; (ii) pricing from a different vendor; (iii) a reasonableness review; and (iv) a change in price based on better information, such as an actual market trade, among other things. Management considers all facts and relevant information obtained during the above procedures to determine the proper classification of each security in the Fair Value Hierarchy.
(v)
The Company reviews its investment securities regularly and determines whether other-than-temporary impairments have occurred. The factors considered by management in its regular review to identify and recognize other-than-temporary impairment losses on fixed maturities include, but are not limited to: the length of time and extent to which the fair value has been less than cost; the Company's intent to sell, or be required to sell, the debt security before the anticipated recovery of its remaining amortized cost basis; the financial condition and near-term prospects of the issuer; adverse changes in ratings announced by one or more rating agencies; subordinated credit support; whether the issuer of a debt security has remained current on principal and interest payments; current expected cash flows; whether the decline in fair value appears to be issuer specific or, alternatively, a reflection of general market or industry conditions including the effect of changes in market interest rates. If the Company intends to sell a debt security, or it is more likely than not that it would be required to sell a debt security before the recovery of its amortized cost basis, the entire difference between the security's amortized cost basis and its fair value at the balance sheet date would be recognized by a charge to total other-than-temporary impairment losses in the Statement of Income. If a decline in fair value of a debt security is judged by management to be other-than-temporary and; (i) the Company does not intend to sell the security; and (ii) it is not more likely than not that it will be required to sell the security prior to recovery of the security’s amortized cost, the Company assesses whether the present value of the cash flows to be collected from the security is less than its amortized cost basis. To the extent that the present value of the cash flows generated by a debt security is less than the amortized cost basis, a credit loss exists. For any such security, the impairment is bifurcated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized by a charge to total other-than-temporary impairment losses in the Statement of Income, establishing a new cost basis for the security. The amount of the other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss). It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.
In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations and the value of the company or specific collateral securing the debt position. For mortgage-backed securities where loan level data is not available, the Company uses a cash flow model based on the collateral characteristics. Assumptions about loss severity and defaults used in the model are primarily based on actual losses experienced and defaults in the collateral pool. Prepayment speeds, both actual and estimated, are also considered. The cash flows generated by the collateral securing these securities are then determined with these default, loss severity and prepayment assumptions. These collateral cash flows are then utilized, along with consideration for the issue’s position in the overall structure, to determine the cash flows associated with the mortgage-backed security held by the Company. In addition, the Company evaluates other asset-backed securities for other-than-temporary impairment by examining similar characteristics referenced above for mortgage-backed securities. The Company evaluates U.S. Treasury securities and obligations of U.S. Government corporations, U.S. Government agencies, and obligations of states and political subdivisions for other-than-temporary impairment by examining the terms and collateral of the security. For the purpose of other-than-temporary impairment evaluations, redeemable preferred stocks are evaluated in a manner similar to debt securities.
Subsequent increases and decreases, if not an other-than-temporary impairment, in the fair value of fixed maturities available-for-sale that were previously impaired, are recorded in other comprehensive income (loss).
In certain circumstances, due to cash flow requirements, market conditions or changes in the condition of a specific security, the Company may deem it prudent to sell a security before the anticipated recovery of its remaining amortized cost basis.
(G)	Goodwill
Goodwill carrying amounts are evaluated for impairment, at least annually on December 31 each year, at the reporting unit level that is equivalent to an operating segment or one level below an operating segment, referred to as a component. If the fair value of a reporting unit is less than its carrying amount, further evaluation is required to determine if a write-down of goodwill is required. In determining the fair value of each reporting unit, we used an income approach, applying a discounted cash flow method that included a residual value. Based on historical experience, we make assumptions as to: (i) expected future performance and future economic conditions, (ii) projected operating earnings, (iii) projected new and renewal business as well as profit margins on such business, and (iv) a discount rate that incorporated an appropriate risk level for the reporting unit. Any impairment of goodwill would be charged to expense.
(H)	Insurance Liabilities
Policy Benefits and Claims
The Company maintains loss reserves to cover its estimated liability for unpaid losses and loss adjustment expenses, where material, including legal, other fees, and costs not associated with specific claims but related to the claims payment function), for reported and unreported claims incurred as of the end of each accounting period. These loss reserves are based on actuarial assumptions. Many factors could affect these reserves, including economic and social conditions, frequency and severity of claims, medical trend resulting from the influences of underlying cost inflation, changes in utilization and demand for medical services, and changes in doctrines of legal liability and damage awards in litigation. Therefore, the Company’s reserves are necessarily based on estimates, assumptions and analysis of historical experience. The Company’s results depend upon the variation between actual claims experience and the assumptions used in determining reserves and pricing products. Reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. The Company cannot determine with precision the ultimate amounts that will be paid for actual claims or the timing of those payments. The Company's estimate of loss represents management's best estimate of the Company's liability at the balance sheet date.
All of the Company’s short-duration contracts are generated from its accident, health and disability insurance business, and are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses incurred for which claims have not been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.
Specialty Health
For the Specialty Health business, IBNR claims liabilities plus expected development on reported claims are calculated using standard actuarial methods and practices. The “primary” assumption in the determination of Specialty Health reserves is that historical Claim Development Patterns are representative of future Claim Development Patterns. Factors that may affect this assumption include changes in claim payment processing times and procedures, changes in time delay in submission of claims, and the incidence of unusually large claims. Liabilities for policy benefits and claims for specialty health medical and disability coverage are computed using completion factors and expected Net Loss Ratios derived from actual historical premium and claim data. The reserving analysis includes a review of claim processing statistical measures and large claim early notifications; the potential impacts of any changes in these factors are not material. The Company has business that is serviced by third-party administrators. From time to time, there are changes in the timing of claims processing due to any number of factors including, but not limited to, system conversions and staffing changes during the year. These changes are monitored by the Company and the effects of these changes are taken into consideration during the claim reserving process. Other than these considerations, there have been no significant changes to methodologies and assumptions from the prior year.
While these calculations are based on standard methodologies, they are estimates based on historical patterns. To the extent that actual claim payment patterns differ from historical patterns, such estimated reserves may be redundant or inadequate. The effects of such deviations are evaluated by considering claim backlog statistics and reviewing the reasonableness of projected claim ratios. Other factors which may affect the accuracy of policy benefits and claim estimates include the proportion of large claims which may take longer to adjudicate, changes in billing patterns by providers and changes in claim management practices such as hospital bill audits.
Group Disability
Policy benefits and claims for the Company’s group disability products are developed using actuarial principles and assumptions that consider, among other things, future offsets and recoveries, elimination periods, interest rates, probability of rehabilitation or mortality, incidence and termination rates based on the Company’s experience. The liability for policy benefits and claims is made up of case reserves, IBNR and reopen reserves and LAE. IBNR and reopen reserves are calculated by a hind-sight study, which takes historical experience and develops the reserve as a percentage of premiums from prior years.
The two “primary” assumptions on which group disability reserves are based are: (i) morbidity levels; and (ii) recovery rates. If morbidity levels increase, for example due to an epidemic or a recessionary environment, the Company would increase reserves because there would be more new claims than expected. In regard to the assumed recovery rate, if disabled lives recover more quickly than anticipated then the existing claims reserves would be reduced; if less quickly, the existing claims reserves would be increased. Advancements in medical treatments could affect future recovery, termination, and mortality rates.
Due to the long-term nature of LTD, in establishing the liability for policy benefits and claims, the Company must make estimates for case reserves, IBNR, and reserves for LAE. Case reserves generally equal the actuarial present value of the liability for future benefits to be paid on claims incurred as of the balance sheet date. The IBNR reserve is established based upon historical trends of existing incurred claims that were reported after the balance sheet date. The LAE reserve is calculated based on an actuarial expense study. There have been no significant changes to methodologies and assumptions from the prior year.
Future Policy Benefits
The liability for future policy benefits consists of the liabilities related to insured events for the Company’s long-duration contracts, primarily its life and annuity products. For traditional life insurance products, the Company computes the liability for future policy benefits primarily using the net premium method based on anticipated investment yield, mortality, and withdrawals. These methods are widely used in the life insurance industry to estimate the liabilities for future policy benefits. Inherent in these calculations are management and actuarial judgments and estimates that could significantly impact the ending reserve liabilities and, consequently, operating results. Actual results may differ, and these estimates are subject to interpretation and change.
Management believes that the Company's methods of estimating the liabilities for future policy benefits provided appropriate levels of reserves at December 31, 2020. Changes in the Company's future policy benefits estimates are recorded through a charge or credit to its earnings.
Funds on Deposit
Funds received (net of mortality and expense charges) for certain long-duration contracts (principally deferred annuities and universal life policies) are credited directly to a policyholder liability account, funds on deposit. Withdrawals are recorded directly as a reduction of respective policyholders' funds on deposit. Amounts on deposit were credited at annual rates ranging from 3.0% to 6.0% in both 2020 and 2019.
Other Policyholders’ Funds
Other policyholders’ funds represent interest-bearing liabilities arising from the sale of products, such as universal life, interest-sensitive life and annuities. Policyholder funds are primarily comprised of deposits received and interest credited to the benefit of the policyholder less surrenders and withdrawals, mortality charges and administrative expenses.
Interest credited to policyholder funds represents interest accrued or paid on interest-sensitive life policies and investment policies. These amounts are reported in insurance benefits, claims and reserves on the Statements of Income. Credit rates for certain annuities and interest-sensitive life policies are adjusted periodically by the Company to reflect current market conditions, subject to contractually guaranteed minimum rates.
(I)	Deferred Income Taxes
The provision for deferred income taxes is based on the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates to temporary differences between amounts reported in the Financial Statements and the tax bases of existing assets and liabilities in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recognized for the portion of deferred tax assets that, in management's judgment, is not likely to be realized. A liability for uncertain tax positions is recorded when it is more likely than not that a tax position will not be sustained upon examination by taxing authorities. The effect on deferred income taxes of a change in tax rates or laws is recognized in income tax expense in the period that includes the enactment date.
The Company uses a portfolio approach to release income tax effects from accumulated other comprehensive income. The portfolio approach involves a strict period-by-period cumulative incremental allocation of income taxes to the change in unrealized gains and losses reflected in other comprehensive income. Under this approach, the net cumulative tax effect is ignored. The net change in unrealized gains or losses recorded in accumulated other comprehensive income under this approach would be eliminated only on the date the entire inventory of available-for-sale securities is sold or otherwise disposed of.
Interest and penalties, if any, are included in income tax expense in the Statements of Income.
(J)	Reinsurance
Amounts paid for or recoverable under reinsurance contracts are included in total assets or total liabilities as due from reinsurers or due to reinsurers. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.
(K)	Insurance Premium Revenue Recognition and Policy Charges
Premiums from short-duration medical insurance contracts are intended to cover expected claim costs resulting from insured events that occur during a fixed period of short duration. The Company has the ability to not renew the contract or to revise the premium rates at the end of each annual contract period to cover future insured events. Insurance premiums from annual health contracts are collected monthly and are recognized as revenue evenly as insurance protection is provided.

Premiums related to long-term and short-term disability contracts are recognized on a pro rata basis over the applicable contract term.
Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products. Revenue from these products are recognized as premium when due.
Annuities and interest-sensitive life contracts, such as universal life and interest sensitive whole life, are contracts whose terms are not fixed and guaranteed. Premiums from these policies are reported as funds on deposit. Policy charges consist of fees assessed against the policyholder for cost of insurance (mortality risk), policy administration and early surrender. These revenues are recognized when assessed against the policyholder account balance.
Policies that do not subject the Company to significant risk arising from mortality or morbidity are considered investment contracts. Deposits received for such contracts are reported as other policyholder funds. Policy charges for investment contracts consist of fees assessed against the policyholder account for maintenance, administration and surrender of the policy prior to contractually specified dates, and are recognized when assessed against the policyholder account balance.
(L)	Recently Issued Accounting Standards Not Yet Adopted
In August 2018, the Financial Accounting Standards Board (“FASB”) issued guidance to improve existing measurements, presentation and disclosure requirements for long-duration contracts issued by insurance entities. The amendments in this guidance requires an entity to (1) review and update assumptions used to measure cash flows at least annually as well as update the discount rate assumption at each reporting date; (2) measure market risk benefits associated with deposit contracts at fair value; (3) disclose liability rollforwards and information about significant inputs, judgements assumptions, and methods used in measurement. Additionally, it simplifies the amortization of deferred acquisition costs and other balances on a constant level basis over the expected term of the related contracts. In 2019, the FASB delayed the original effective dates. For smaller reporting companies, the amendments in this guidance are now effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Upon adoption, the amendments in this guidance should be applied to contracts in-force as of the beginning of the earliest period presented with a cumulative adjustment to beginning retained earnings. Management is evaluating the requirements and potential impact that the adoption of this guidance will have on the Company’s financial statements.
In June 2016, the FASB issued guidance requiring financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. An allowance for credit losses will be deducted from the amortized cost basis to present the net carrying value at the amount expected to be collected with changes in the allowance recorded in earnings. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than the currently applied U.S. GAAP method of taking a permanent impairment of the security, which would be limited to the amount by which fair value is below the amortized cost. Certain existing requirements used to evaluate credit losses have been removed. In 2019, the FASB provided transition relief by providing entities with an option to irrevocably elect the fair value option on an instrument-by-instrument basis for eligible instruments upon adoption and delayed the original effective dates. For smaller reporting companies, the amendments in this guidance are now effective for fiscal years beginning after December 15, 2022, including interim periods within those years. Early adoption is permitted. The amendments in this guidance should be applied through a cumulative effect adjustment to retained earnings upon adoption as of the beginning of the first reporting period in which the guidance is effective. Management is evaluating the requirements and potential impact that the adoption of this guidance will have on the Company’s financial statements.

Note 2. Investment Securities
The cost (amortized cost with respect to certain fixed maturities), gross unrealized gains, gross unrealized losses and fair value of fixed maturities available-for-sale are as follows for the periods indicated (in thousands):
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FIXED MATURITIES AVAILABLE-FOR-SALE:
Corporate securities	$64,905	$1,780	$(1,110)	$65,575
CMOs – residential(1)	2,526	96	(2)	2,620
U.S. Government obligations	18,439	414	—	18,853
GSEs(2)	3,055	—	(81)	2,974
States and political subdivisions	73,065	1,703	(407)	74,361
Foreign government obligations	2,160	173	—	2,333

Total fixed maturities	$164,150	$4,166	$(1,600)	$166,716
	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FIXED MATURITIES AVAILABLE-FOR-SALE:
Corporate securities	$66,508	$746	$(608)	$66,646
CMOs – residential(1)	1,950	21	—	1,971
U.S. Government obligations	18,428	127	(8)	18,547
GSEs(2)	3,253	—	(56)	3,197
States and political subdivisions	68,454	511	(359)	68,606
Foreign government obligations	2,237	98	—	2,335

Total fixed maturities	$160,830	$1,503	$(1,031)	$161,302
(1)	Collateralized mortgage obligations (“CMOs”).
(2)
Government-sponsored enterprises (“GSEs”) are private enterprises established and chartered by the Federal Government or its various insurance and lease programs which carry the full faith and credit obligation of the U.S. Government.

The amortized cost and fair value of fixed maturities available-for-sale at December 31, 2020, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Fair Value
Due in one year or less	$19,889	$20,065
Due after one year through five years	64,979	67,284
Due after five years through ten years	49,538	49,823
Due after ten years	24,163	23,950
Fixed maturities with no single maturity date	5,581	5,594
	$164,150	$166,716

The following tables summarize, for all fixed maturities available-for-sale in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time those securities that have continuously been in an unrealized loss position for the periods indicated (in thousands):
	December 31, 2020
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate securities	$12,593	$363	$4,392	$747	$16,985	$1,110
CMOs-residential	748	2	—	—	748	2
GSEs	—	—	2,974	81	2,974	81
States and political subdivisions	12,714	136	4,984	271	17,698	407

Fixed maturities in an unrealized loss position	$26,055	$501	$12,350	$1,099	$38,405	$1,600

Number of fixed maturities in an unrealized loss position	15		11		26
	December 31, 2019
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate securities	$7,649	$17	$8,637	$591	$16,286	$608
U.S. Government obligations	—	—	1,705	8	1,705	8
GSEs	—	—	3,253	56	3,253	56
States and political subdivisions	20,520	58	14,416	301	34,936	359

Fixed maturities in an unrealized loss position	$28,169	$75	$28,011	$956	$56,180	$1,031

Number of fixed maturities in an unrealized loss position	10		22		32
Substantially all of the unrealized losses on fixed maturities available-for-sale at December 31, 2020 and 2019 relate to investment grade securities. Management does not intend to sell, and it is likely that management will not be required to sell these securities prior to their anticipated recovery. The unrealized losses on the Company's fixed maturity securities are related to general market changes in interest rates, and/or the levels of credit spreads largely due to current market conditions relating to the COVID-19 pandemic rather than specific concerns with the issuer's ability to pay interest and repay principal. We have evaluated each corporate security’s credit rating as well as industry risk factors associated with the securities. The fair value of these securities is expected to recover as they approach maturity and therefore the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2020.
The following table summarizes the Company’s net investment income for the years indicated (in thousands):
	2020	2019
Fixed maturities	$4,840	$5,486
Equity securities	37	287
Cash, cash equivalents and other short-term investments	102	202
Other	128	9

Investment income, gross	5,107	5,984
Investment expenses	(603)	(797)

Net investment income	$4,504	$5,187

Net investment gains are as follows for years indicated (in thousands):
	2020	2019
Realized gains:
Fixed maturities available-for-sale	$106	$951

Total realized gains	106	951
Unrealized gains on equity securities	244	224

Net investment gains	$350	$1,175
For the years ended December 31, 2020 and 2019, the Company realized gross gains of $225,000 and $1,311,000, respectively, and gross losses of $119,000 and $360,000, respectively, from sales, maturities and prepayments of fixed maturities available-for-sale.
Other-than-temporary impairment losses on fixed maturities available-for-sale are recognized in earnings in the period that we determine: 1) we intend to sell the security; 2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or 3) the security has a credit loss. Any non-credit portion of the other-than-temporary impairment loss is recognized in other comprehensive income (loss). The Company did not recognize any other-than-temporary impairments on available for sale securities in 2020 or 2019.
Note 3. Fair Value Disclosures
For all financial and non-financial assets and liabilities accounted for at fair value on a recurring basis, the Company utilizes valuation techniques based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market expectations. These two types of inputs create the following fair value hierarchy:
Level 1 - Quoted prices for identical instruments in active markets.
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 - Instruments where significant value drivers are unobservable.
The following section describes the valuation methodologies we use to measure different assets and liabilities at fair value.
Fixed maturities available-for-sale:
Fixed maturities available-for-sale included in Level 2 are comprised of our portfolio of government securities, corporate fixed income securities, foreign government obligations, collateralized mortgage obligations, municipals and GSEs that were priced with observable market inputs. Level 3 debt securities consist of municipal tax credit strips. The valuation method used to determine the fair value of municipal tax credit strips is the present value of the remaining future tax credits (at the original issue discount rate) as presented in the redemption tables in the Municipal Prospectuses. This original issue discount is accreted into income on a constant yield basis over the term of the debt instrument. Further, we retain independent pricing vendors to assist in valuing certain instruments.
Equity securities:
Equity securities included in Level 1 are equity securities with quoted market prices.

The following tables present our financial assets measured at fair value on a recurring basis for the periods indicated (in thousands):
	December 31, 2020
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$—	$65,575	$—	$65,575
CMOs - residential	—	2,620	—	2,620
US Government obligations	—	18,853	—	18,853
GSEs	—	2,974	—	2,974
States and political subdivisions	—	73,265	1,096	74,361
Foreign government obligations	—	2,333	—	2,333
Total fixed maturities	—	165,620	1,096	166,716

Equity securities:
Common stocks	1,753	—	—	1,753
Total equity securities	1,753	—	—	1,753

Total Financial Assets	$1,753	$165,620	$1,096	$168,469
	December 31, 2019
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$—	$66,646	$—	$66,646
CMOs - residential	—	1,971	—	1,971
US Government obligations	—	18,547	—	18,547
GSEs	—	3,197	—	3,197
States and political subdivisions	—	67,355	1,251	68,606
Foreign government obligations	—	2,335	—	2,335
Total fixed maturities	—	160,051	1,251	161,302

Equity securities:
Common stocks	1,509	—	—	1,509
Total equity securities	1,509	—	—	1,509

Total Financial Assets	$1,509	$160,051	$1,251	$162,811
The following table presents the changes in fair value of our Level 3 financial assets for the years indicated (in thousands):
	2020		2019
	States and Political Subdivisions	Total Level 3 Assets	States and Political Subdivisions	Total Level 3 Assets
Beginning balance	$1,252	$1,252	$1,396	$1,396
Gains (losses) included in other comprehensive income (loss):
Net unrealized gains (losses)	(18)	(18)	(21)	(21)
Repayments and amortization of fixed maturities	(138)	(138)	(124)	(124)
Balance at end of period	$1,096	$1,096	$1,251	$1,251

Included in unrealized gains (losses) on available-for-sale securities, pre-tax, on the Statement of Comprehensive Income for the year ended December 31, 2020, are unrealized gains (losses) of $(18,000) attributable to the change in unrealized gains (losses) related to Level 3 securities held at December 31, 2020.
The following table provides carrying values, fair values and classification in the fair value hierarchy of the Company’s financial instruments, that are not carried at fair value but are subject to fair value disclosure requirements, for the periods indicated (in thousands):
	December 31, 2020			December 31, 2019
	Level 1 Fair Value	Level 2 Fair Value	Carrying Value	Level 1 Fair Value	Level 2 Fair Value	Carrying Value
FINANCIAL ASSETS:
Short-term investments	$1,568	$—	$1,568	$50	$—	$50
Securities purchased under agreements to resell	$9,076	$—	$9,076	$15,066	$—	$15,066

FINANCIAL LIABILITIES:
Funds on deposit	$—	$140,666	$140,666	$—	$139,676	$139,676
Other policyholders’ funds	$—	$11,987	$11,987	$—	$12,025	$12,025
The following methods and assumptions were used to estimate the fair value of the financial instruments that are not carried at fair value in the Financial Statements:
Securities purchased under agreements to resell
Securities purchased under agreements to resell are carried at the amounts at which the securities will be subsequently resold, which approximates fair value.
Short-term Investments
Investments with original maturities of 91 days to one year are considered short-term investments and are carried at cost, which approximates fair value.
Funds on Deposit
Funds on deposit are credited with a current market interest rate, resulting in a fair value which approximates the carrying amount. Universal life policies are also credited with current market interest rates, resulting in a fair value which approximates the carrying amount. Both are included in Level 2 of the fair value hierarchy.
Other Policyholders’ Funds
Other policyholders’ funds are primarily credited with current market interest rates resulting in a fair value which approximates the carrying amount.
Note 4. Acquisition of the Abacus Group, LLC (“Abacus”)
On January 1, 2020 (the “Abacus Acquisition Date”), the Company acquired the remaining 56% membership units of Abacus for a purchase price of $2,599,000, Abacus is an agency group that writes worksite business for Madison National Life and other carriers and receives commissions and other fees. The Company acquired Abacus to further the Company’s position in the worksite marketplace. The Company accounted for its prior ownership interest using the equity method. Immediately preceding the transaction, the Company determined the fair value of its equity interest to be $1,838,000 using a market approach and, as a result, recorded a loss of $163,000, which is included in other income on the Statement of Income.

Upon the acquisition, the Company consolidated the assets and liabilities of Abacus. The following table presents the identifiable assets acquired and liabilities assumed in the acquisition of Abacus on the Abacus Acquisition Date based on their respective fair values (in thousands):
Other assets	$350
Deferred tax asset	439

Total identifiable assets	789

Other liabilities	575

Total liabilities	575

Net identifiable assets acquired	$214
In connection with the acquisition, the Company recorded $4,223,000 of goodwill of which $2,725,000 is deductible for income tax purposes.
Goodwill represents the synergies with our insurance carriers. Abacus has an existing distribution network and offers increased distribution sources for IHC carriers’ existing products and developing products through its enrollment platform designed specifically for producers in the worksite marketplace. Goodwill was calculated as the sum of (i) the acquisition date fair value of total cash consideration transferred of $2,599,000, (ii) the aggregate acquisition-date fair value of equity interests immediately before the acquisition of $1,838,000, over (iii) the net identifiable assets of $214,000 that were acquired. The enterprise value of Abacus was determined by a market approach net of any control premium. Acquisition-related costs, primarily legal and consulting fees, were not material and are included in selling, general and administrative expenses in the Statement of Income.
Revenue and net income from Abacus for the period from the Abacus Acquisition Date to December 31, 2020, is not material as most of their agency fee income is derived from Madison National Life and is now eliminated. The amount of fee income earned from other carriers in 2020 is not material and will reduce over time as the business either runs-off or is transitioned to Madison National Life.
Note 5. Reinsurance
Madison National Life reinsures portions of certain business in order to limit the assumption of disproportionate risks. Amounts not retained are ceded to other companies on an automatic or facultative basis. In addition, the Insurance Group participates in various coinsurance treaties on a quota share or excess basis. The Company is contingently liable with respect to reinsurance in the unlikely event that the assuming reinsurers are unable to meet their obligations. The ceding of reinsurance does not discharge the primary liability of the original insurer to the insured.
The effects of reinsurance on premiums earned and insurance benefits, claims and reserves are shown below for the periods indicated (in thousands).
	Gross Amount	Assumed From Other Companies	Ceded To Other Companies	Net Amount
Premiums Earned:

December 31, 2020
Accident and health	$97,217	$7	$18,170	$79,054
Life and annuity	54,359	756	26,835	28,280
	$151,576	$763	$45,005	$107,334

	Gross Amount	Assumed From Other Companies	Ceded To Other Companies	Net Amount
December 31, 2019
Accident and health	$96,175	$5	$17,195	$78,985
Life and annuity	53,063	998	32,721	21,340
	$149,238	$1,003	$49,916	$100,325

Insurance benefits, claims and reserves:

December 31, 2020	$85,272	$2,307	$34,215	$53,364
December 31, 2019	$86,693	$2,689	$40,810	$48,572
Note 6. Policy Benefits and Claims
Policy benefits and claims is the liability for unpaid loss and loss adjustment expenses. It is comprised of unpaid claims and estimated IBNR reserves. Summarized below are the changes in the total liability for policy benefits and claims for the periods indicated (in thousands).
	2020	2019
Balance at beginning of year	$101,388	$103,142
Less: reinsurance recoverable	34,658	36,226
Net balance at beginning of year	66,730	66,916

Amount incurred, related to:
Current year	58,505	58,534
Prior years	(6,118)	(8,256)

Total incurred	52,387	50,278

Amount paid, related to:
Current year	28,379	29,864
Prior years	22,849	20,600

Total paid	51,228	50,464

Net balance at end of year	67,889	66,730
Plus: reinsurance recoverable	34,211	34,658
Balance at end of year	$102,100	$101,388
Included in the preceding rollforwards of the Company’s liability for policy benefits and claims are the policy benefits and claims activity associated with the Company’s health insurance lines. The table below summarizes the components of the change in the liability for policy benefits and claims that are specific to health insurance claims for the years indicated (in thousands).
	Health Insurance Claims
	2020	2019
Balance at beginning of year	$2,940	$4,129
Less: reinsurance recoverable	73	4
Net balance at beginning of year	2,867	4,125

	Health Insurance Claims
	2020	2019
Amount incurred, related to:
Current year	5,972	10,038
Prior years	(790)	(738)

Total incurred	5,182	9,300

Amount paid, related to:
Current year	3,967	7,434
Prior years	1,981	3,124

Total paid	5,948	10,558

Net balance at end of period	2,101	2,867
Plus: reinsurance recoverable	170	73
Balance at end of period	$2,271	$2,940
The $2,101,000 net balance of the Company’s health insurance claims liability at December 31, 2020 shown in the table above is all IBNR plus expected development on reported claims.
Group Disability
Ten years of undiscounted claims development data is presented for our group disability contract liabilities (in thousands). In addition, total IBNR plus expected development on reported claims by accident year is presented with the cumulative number of reported claims (in thousands, except number of reported claims). Certain information about incurred and paid claims is presented as supplementary information and unaudited where indicated.
Group Disability Claims Development
											December 31, 2020
	Incurred Claims and Claim Adjustment Expenses, Net of Reinsurance For the years ended December 31,										Incurred But Not Reported Plus Expected Development	Cumulative Number of Reported Claims
Accident Year	2011 (unaudited)	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018 (unaudited)	2019 (unaudited)	2020
												(Actual)
2011	$18,558	16,948	16,166	15,271	15,730	16,672	16,712	16,516	16,546	$16,538	$—	2,338
2012		15,356	13,708	12,187	12,177	12,585	12,472	12,161	11,883	12,083	—	2,263
2013			32,952	30,832	29,893	32,070	31,664	31,378	31,545	31,058	—	2,629
2014				16,314	13,322	14,792	14,414	14,311	14,488	14,670	456	2,783
2015					25,335	19,247	16,630	14,705	14,552	15,175	172	3,254
2016						28,450	28,568	27,359	25,988	26,336	244	3,500
2017							29,897	26,021	22,851	22,358	481	3,783
2018								29,766	26,610	23,219	432	4,022
2019									34,518	33,535	1,786	4,303
2020										36,723	13,120	2,991
									Total	$231,695

Group Disability Claims Development
	Cumulative Paid Claims and Claim Adjustment Expenses, Net of Reinsurance For the years ended December 31,
Accident Year	2011 (unaudited)	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018 (unaudited)	2019 (unaudited)	2020
2011	$3,252	8,191	9,622	10,186	10,737	11,363	11,993	12,522	12,979	$13,388
2012		3,069	7,003	8,003	8,591	8,997	9,509	9,924	10,177	10,421
2013			5,454	12,541	16,424	19,428	21,536	23,460	25,029	26,245
2014				3,663	8,466	9,919	10,623	11,142	11,661	12,089
2015					6,825	14,034	16,634	17,203	17,623	18,117
2016						8,333	16,379	19,269	20,261	21,080
2017							8,459	16,139	17,901	18,339
2018								8,417	16,109	18,034
2019									11,794	22,755
2020										12,355

									Total	$172,823

	Outstanding policy benefits and claims payable before 2011, net of reinsurance									9,412

	Total policy benefits and claims, net of reinsurance									$68,284
The incurred claims and claim adjustment expenses, net, for the 2013 accident year include the acquisition of $15,384,000 of disability policy benefits and claims liabilities from a Receivership.
Claim frequency information consists of the count of unique claims where a benefit has been paid, whether that benefit was paid for one month or multiple months. Any claims where a benefit has not been paid are not in the count. Cumulative claim count information is not a precise tool for calculating claim severity. Changes in reinsurance and other factors, such as those described in Note 1, could impact this type of analysis with regards to our group disability business. The Company does not necessarily use the cumulative number of reported claims disclosed above in its claims analysis but has provided this information to comply with accounting standards.
Unpaid claim liabilities related to our group disability policies is presented at present value. The following is additional information on unpaid claims liabilities presented at present value (in thousands):
	Carrying Value of Unpaid Claim Liabilities		Aggregate Amount of Discount
	December 31,		December 31
	2020	2019	2020	2019
Group disability	$58,504	$56,756	$9,780	$10,382
Discount rates for each of the years ended December 31, 2020 and 2019 ranged from 2.5% to 6.0%. Insurance benefits, claims and reserves on the Statements of Income for the years ended December 31, 2020 and 2019 include the accretion of interest amounting to $1,448,000 and $1,524,000, respectively.
The following is supplementary information about the average historical claims duration for our group disability business as of December 31, 2020:
Group Disability
Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance (unaudited)
Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
16.7%	18.1%	5.8%	2.7%	2.0%	1.8%	1.4%	0.9%	0.6%	0.4%

The following table reconciles the above disclosures of undiscounted net incurred and paid claims development for significant short-duration contract liabilities to the liability for policy benefits and claims on the balance sheet (in thousands).
December 31, 2020
Net outstanding balances:
Group disability	$68,284
Other short-duration insurance lines	9,108

Policy benefits and claims, net of reinsurance	77,392

Reinsurance recoverable on unpaid claims:
Group disability	22,625
Other short-duration insurance lines	11,586

Reinsurance recoverable on unpaid claims	34,211

Insurance lines other than short-duration	277
Aggregate discount	(9,780)

Total policy benefit and claims	$102,100
Note 7. Income Taxes
Madison National Life is included in IHC’s consolidated Federal income tax return filed on a June 30 fiscal year end basis pursuant to the terms of a tax sharing agreement with IHC.
The provision for income tax expense (benefit) attributable to income from operations, as shown in the Statements of Income, is as follows for the years indicated (in thousands):
	2020	2019
CURRENT:
U.S. Federal	$4,447	$3,079
	4,447	3,079

DEFERRED:
U.S. Federal	(228)	(504)
	(228)	(504)

	$4,219	$2,575
Taxes computed at the Federal statutory rate of 21% attributable to pretax income for the years ended December 31, 2020 and 2019, respectively, are reconciled to the Company's actual income tax expense (benefit) as follows for the years indicated (in thousands):
	2020	2019
Tax computed at the statutory rate	$3,945	$4,952
Dividends received deduction and tax exempt interest	(27)	(71)
Multistate Regulatory Settlement Agreements (“RSAs”)	263	—
Equity income in subsidiary	—	(1,190)
Other, net	38	(1,116)

Income tax expense	$4,219	$2,575

Temporary differences between the Financial Statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax assets and liabilities at December 31, 2020 and 2019 are summarized below (in thousands). The net deferred tax asset or liability is included in Other Assets or Other Liabilities, as appropriate, in the Balance Sheets.
	2020	2019
DEFERRED TAX ASSETS:
Investment write-downs	$24	$24
Accrued expenses	1,036	317
Capital loss carryforward	417	—
Other	589	190
Total gross deferred tax assets	2,066	531
Less valuation allowance	—	—

Net deferred tax assets	2,066	531

DEFERRED TAX LIABILITIES:
Insurance reserves	(2,099)	(2,134)
Goodwill and intangible assets	(826)	(939)
Unrealized gains on investment securities	(539)	(99)
Other	(1,506)	(490)

Total gross deferred tax liabilities	(4,970)	(3,662)

Net deferred tax asset (liability)	$(2,904)	$(3,131)
The Company considered the reversal of deferred tax liabilities and projected future taxable income in determining that a valuation allowance was not necessary on their deferred tax assets at December 31, 2020 or 2019.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that Madison National life will realize the benefits of these net deferred tax assets recorded at December 31, 2020. As of December 31, 2020, the Company believes there were no material uncertain tax positions that would require disclosure under U.S. GAAP.
Interest expense and penalties for the years ended December 31, 2020 and 2019 are insignificant. Tax years ending June 30, 2017 and forward are subject to examination by the Internal Revenue Service. The Company’s 2015 and 2016 income tax returns are currently under audit by the New York State Department of Taxation and Finance.
Pursuant to the terms of a tax sharing agreement, cash payments to IHC for income taxes were $0 and $4,000,000 in 2020 and 2019, respectively.
Note 8. Accumulated Other Comprehensive Income
Presented below are the amounts reclassified out of accumulated other comprehensive income (loss) and recognized in earnings for each of the years indicated (in thousands):
	2020	2019
Unrealized gains (losses) on available-for-sale securities reclassified during the period to the following income statement line items:
Net investment gains	$106	$951
Tax effect	22	200

Net income	$84	$751

Note 9. Related Party Transactions
Related party transactions not disclosed elsewhere in the financial statements and accompanying notes are as follows:
The Company has an investment advisory agreement with IHC, in addition to administrative agreements with IHC and other affiliates. Investment advisory fees were $561,000 and $745,000 for the years ended December 31, 2020 and 2019, respectively. Administrative fees paid to IHC were $800,000 in both 2020 and 2019.
For the years ended December 31, 2020 and 2019, the Company paid management fees to other affiliated entities of $0 and $156,000, respectively, to Standard Security Life Insurance Company of New York (“Standard Security Life”); and $169,000 and $361,000, respectively, to AMIC Holdings, Inc. and $1,087,411 and $0, respectively, to Independence American Insurance Company.
The Company has reinsurance agreements with Independence American Insurance Company of which it received $4,000 and paid $429,000 in 2020 and 2019, respectively, as part of the agreements. The Company had total receivables and reserve offsets from Independence American Insurance Company of $952,000 on December 31, 2020 and $1,010,000 on December 31, 2019.
Note 10. Contingencies
We are involved in legal proceedings and claims that arise in the ordinary course of our businesses. We have established reserves that we believe are sufficient given information presently available relating to our outstanding legal proceedings and claims. We do not anticipate that the result of any pending legal proceeding or claim will have a material adverse effect on our financial condition or cash flows, although there could be such an effect on our results of operations for any particular period.
Third Party Administrator
A third party administrator with whom we formerly did business (“Plaintiff” or “TPA”) commenced an action on May 17, 2017 in the United States District Court, Northern District of Texas, Dallas Division (the “Texas Action”), naming IHC, Madison National Life, Standard Security Life, and Independence Brokerage Group, Inc. (formerly IHC Carrier Solutions, Inc.) as defendants (“Defendants”). Madison National Life and Standard Security Life demanded arbitration against this TPA. The Arbitration Panel denied all claims against Madison National Life and Standard Security Life. Madison National Life and Standard Security filed the Petition to Confirm the Arbitration Award. The TPA opposed this Motion. On June 17, 2019, the Court entered its Final Judgment and Order Confirming the Arbitration Award. In September 2020, Madison National Life recognized Other Income of $5,013,000 upon receipt of the Arbitration Award, including interest.
Multistate Market Conduct Examination (MCE)
As previously disclosed, Madison National Life, Standard Security Life, and Independence American Insurance Company (collectively, the “IHC Insurance Companies”) were selected for MCE related to our STM, limited medical and fixed indemnity limited health insurance products for the period of January 1, 2014 through September 30, 2017. The insurance departments of five jurisdictions (Delaware, Wisconsin, District of Columbia, Kansas and South Dakota) served as lead states, and the District of Columbia Department of Insurance, Securities and Banking and the Delaware Department of Insurance served as the managing lead states of the MCE. In addition to the five lead states, 37 other states participated in the MCE. Each of the IHC Insurance Companies responded to inquiries and document production requests in the MCE and proactively communicated and cooperated with the applicable regulatory agencies for the MCE. Each of these subsidiaries also provided a detailed action plan to regulators that summarized its enhanced compliance and control mechanisms.
In an effort to avoid long-term litigation and/or administrative proceedings that would be required to resolve disputes between the IHC Insurance Companies and the states involved in the MCE, the Lead States and the IHC Insurance Companies entered into separate RSAs on July 14, 2020. The RSAs require the implementation of a compliance plan, impose certain requirements related to specified business practices and monetary payments. The thirty-seven participating states adopted the RSAs. The IHC Companies accrued $3,660,000, of which Madison national Life’s portion was $1,216,000, and processed payment in October 2020. As set forth in the RSAs, the Company denies any wrongdoing or violation of any applicable laws or regulations, and the entry into the RSAs is not an admission or acknowledgment by the Company of any wrongdoing or liability.

Note 11. Concentration of Credit Risk
At December 31, 2020, the Company had no investment securities of any one issuer or in any one industry which exceeded 10% of stockholders' equity, except for investments in obligations of the U.S. Government and its agencies, as summarized in Note 2.
Fixed maturities with carrying values of $3,918,000 and $3,779,000 were on deposit with various state insurance departments at December 31, 2020 and 2019, respectively.
At December 31, 2020, the Company had reinsurance recoverable from the following reinsurers that individually exceed 10% of stockholders’ equity (in thousands):
Reinsurer	AM Best Rating	Due from Reinsurer
National Guardian Life Insurance Company	A-	$203,401
Guggenheim Life and Annuity Company	B++	91,819
RGA Reinsurance Company	A+	33,580
The Company believes that these receivables are fully collectible.
Note 12. Dividend Payment Restrictions and Statutory Information
The Company is restricted by state laws and regulations as to the amount of dividends it may pay to its parent without regulatory approval in any year. Any dividends in excess of limits are deemed “extraordinary” and require approval. Based on statutory results as of December 31, 2020, in accordance with applicable dividend restrictions, Madison National Life could pay dividends of approximately $8,611,000 in 2021 without obtaining regulatory approval.
Madison National Life declared and paid non-extraordinary cash dividends of $8,300,000 and $0 to its parent in 2020 and 2019, respectively.
In 2019, upon receiving regulatory approvals, Madison National Life declared and paid extraordinary statutory dividends aggregating $146,972,000 to its parent company. The extraordinary dividends consisted of a $5,000,000 cash dividend and a dividend valued at $141,972,000 representing the Company’s statutory carrying value of the common and preferred shares issued by their subsidiary, MIC. There were no such extraordinary statutory dividends declared or paid by the Company in 2020.
Madison National Life is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of their state of domicile. Statutory accounting practices differ from U.S. GAAP in several respects causing differences in reported net income and stockholder’s equity. Madison National Life has no permitted accounting practices, which encompass all accounting practices not so prescribed that have been specifically allowed by the state insurance authorities.
Madison National Life had statutory net income of $14,360,000 and $16,460,000 for the years ended December 31, 2020 and 2019, respectively. Statutory capital and surplus at December 31, 2020 and 2019 was $86,105,000 and $83,256,000, respectively.
Madison National life is also required to maintain certain minimum amounts of statutory surplus to satisfy its state insurance department of domicile. Risk-based capital (“RBC”) requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. At December 31, 2020 and 2019, the statutory capital of Madison National Life is in excess of its regulatory RBC requirements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
BALANCE SHEETS
(Unaudited) (In thousands, except share data)
	September 30, 2021	December 31, 2020
ASSETS:
Investments:
Short-term investments	$50	$1,568
Securities purchased under agreements to resell	50,665	9,076
Fixed maturities, available-for-sale	139,571	166,716
Equity securities	—	1,753
Total investments	190,286	179,113

Cash and cash equivalents	5,707	14,708
Due and unpaid premiums	6,012	6,195
Due from reinsurers	339,400	343,527
Goodwill	4,223	4,223
Other assets	21,009	17,652

TOTAL ASSETS	$566,637	$565,418

LIABILITIES AND EQUITY:
LIABILITIES:
Policy benefits and claims	$99,892	$102,100
Future policy benefits	174,534	176,850
Funds on deposit	141,935	140,666
Unearned premiums	1,465	1,340
Other policyholders' funds	11,821	11,987
Due to reinsurers	1,488	2,093
Accounts payable, accruals and other liabilities	18,157	22,203

TOTAL LIABILITIES	449,292	457,239

Commitments and contingencies

STOCKHOLDER’S EQUITY:
Common stock $60,000 par value, 75 shares authorized; 60 shares issued and outstanding	3,600	3,600
Paid-in capital	67,363	67,363
Accumulated other comprehensive income	1,162	2,027
Retained earnings	45,220	35,189

TOTAL STOCKHOLDER’S EQUITY	117,345	108,179

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$566,637	$565,418
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited) (In thousands)
	Nine Months Ended September 30,
	2021	2020
REVENUES:
Premiums earned	$80,457	$80,632
Net investment income	2,807	3,477
Other income	1,007	5,995
Net investment gains (losses)	(133)	121

	84,138	90,225

EXPENSES:
Insurance benefits, claims and reserves	39,643	41,108
Selling, general and administrative expenses	31,797	35,752

	71,440	76,860

Income from operations before income taxes	12,698	13,365
Income taxes	2,667	3,035

NET INCOME	10,031	10,330

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, pre-tax	(1,095)	1,658
Tax expense (benefit) on unrealized gains (losses) on available-for-sale securities	(230)	348
Unrealized gains (losses) on available-for-sale securities, net of taxes	(865)	1,310
Other comprehensive income (loss), net of tax	(865)	1,310

COMPREHENSIVE INCOME, NET OF TAX	$9,166	$11,640
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (Unaudited) (In thousands)
Nine Months Ended September 30, 2021 and 2020
	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholder’s Equity
BALANCE AT DECEMBER 31, 2020	$3,600	$67,363	$2,027	$35,189	$108,179

Net income				10,031	10,031
Other comprehensive loss, net of tax			(865)		(865)

BALANCE AT SEPTEMBER 30, 2021	$3,600	$67,363	$1,162	$45,220	$117,345

BALANCE AT DECEMBER 31, 2019	$3,600	$67,363	$373	$28,920	$100,256

Net income				10,330	10,330
Other comprehensive income, net of tax			1,310		1,310

BALANCE AT SEPTEMBER 30, 2020	$3,600	$67,363	$1,683	$39,250	$111,896
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)
	Nine Months Ended September 30,
	2021	2020
CASH FLOWS PROVIDED BY (USED BY) OPERATING ACTIVITIES:
Net income	$10,031	$10,330
Adjustments to reconcile net income to net change in cash from operating activities:
Amortization of deferred acquisition costs	552	569
Net amortization of purchased premium and discount in net investment income	1,206	1,330
Net investment (gains) losses	133	(121)
Depreciation and amortization	384	569
Other	531	577
Changes in assets and liabilities:
Change in insurance liabilities	(3,900)	(2,595)
Change in amounts due from reinsurers	4,127	4,864
Change in claim fund balances	288	307
Change in due and unpaid premiums	184	(993)
Other operating activities	(4,311)	(360)

Net change in cash from operating activities	9,225	14,477

CASH FLOWS PROVIDED BY (USED BY) INVESTING ACTIVITIES:
Net sales and maturities of short-term investments	1,500	4
Net purchases of securities under resale agreements	(41,589)	(3,300)
Sales of equity securities	1,798	—
Sales of fixed maturities	5,251	8,098
Maturities and other repayments of fixed maturities	15,418	28,813
Purchases of fixed maturities	—	(46,503)
Payments to acquire business, net of cash acquired	—	(2,597)
Other investing activities	(604)	(690)

Net change in cash from investing activities	(18,226)	(16,175)

CASH FLOWS PROVIDED BY (USED BY) FINANCING ACTIVITIES:
Dividends paid	—	—

Net change in cash from financing activities	—	—

Net change in cash and cash equivalents	(9,001)	(1,698)
Cash and cash equivalents, beginning of year	14,708	6,091

Cash and cash equivalents, end of period	$5,707	$4,393
See the accompanying Notes to Financial Statements.

MADISON NATIONAL LIFE INSURANCE COMPANY, INC.
(A WHOLLY OWNED SUBSIDIARY OF INDEPENDENCE CAPITAL CORP.)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
Note 1. Organization, Basis of Presentation and Accounting Policies
(A) Business and Organization
Madison National Life Insurance Company, Inc. (“Madison National Life”) is a wholly owned subsidiary of Independence Capital Corp. (“ICC”). All of the common stock of ICC is owned by Independence Holding Company (“IHC”). Geneve Corporation, a financial holding company, and its affiliated entities, held approximately 62% of IHC’s outstanding common stock at September 30, 2021.
Madison National Life is domiciled in Wisconsin and sells primarily group disability, group term life, and specialty health insurance products. Madison National Life is sometimes referred to as the “Company” or is implicit in the terms “we”, “us” and “our”.
(B) Basis of Presentation
The unaudited Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect: (i) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(C) Recently Issued Accounting Standards Not Yet Adopted
In August 2018, the Financial Accounting Standards Board (“FASB”) issued guidance to improve existing measurements, presentation and disclosure requirements for long-duration contracts issued by insurance entities. The amendments in this guidance requires an entity to (1) review and update assumptions used to measure cash flows at least annually as well as update the discount rate assumption at each reporting date; (2) measure market risk benefits associated with deposit contracts at fair value; (3) disclose liability rollforwards and information about significant inputs, judgements assumptions, and methods used in measurement. Additionally, it simplifies the amortization of deferred acquisition costs and other balances on a constant level basis over the expected term of the related contracts. In 2019, the FASB delayed the original effective dates. For smaller reporting companies, the amendments in this guidance are now effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Upon adoption, the amendments in this guidance should be applied to contracts in-force as of the beginning of the earliest period presented with a cumulative adjustment to beginning retained earnings. Management is evaluating the requirements and potential impact that the adoption of this guidance will have on the Company’s financial statements.
In June 2016, the FASB issued guidance requiring financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. An allowance for credit losses will be deducted from the amortized cost basis to present the net carrying value at the amount expected to be collected with changes in the allowance recorded in earnings. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than the currently applied U.S. GAAP method of taking a permanent impairment of the security, which would be limited to the amount by which fair value is below the amortized cost. Certain existing requirements used to evaluate credit losses have been removed. In 2019, the FASB provided transition relief by providing entities with an option to irrevocably elect the fair value option on an instrument-by-instrument basis for eligible instruments upon adoption and delayed the original effective dates. For smaller reporting companies, the amendments in this guidance are now effective for fiscal years beginning after December 15, 2022, including interim periods within those years. Early adoption is permitted. The amendments in this guidance should be applied through a cumulative effect adjustment to retained earnings upon adoption as of the beginning of the first reporting period in which the guidance is effective. Management is evaluating the requirements and potential impact that the adoption of this guidance will have on the Company’s financial statements.

Note 2. Investment Securities
The cost (amortized cost with respect to certain fixed maturities), gross unrealized gains, gross unrealized losses and fair value of fixed maturities available-for-sale are as follows for the periods indicated (in thousands):
	September 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FIXED MATURITIES
AVAILABLE-FOR-SALE:
Corporate securities	$54,133	$1,034	$(638)	$54,529
CMOs – residential(1)	2,333	80	(4)	2,409
U.S. Government obligations	16,598	211	—	16,809
GSEs(2)	2,918	—	(87)	2,831
States and political subdivisions	60,016	1,083	(320)	60,779
Foreign government obligations	2,101	113	—	2,214

Total fixed maturities	$138,099	$2,521	$(1,049)	$139,571
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
FIXED MATURITIES
AVAILABLE-FOR-SALE:
Corporate securities	$64,905	$1,780	$(1,110)	$65,575
CMOs – residential(1)	2,526	96	(2)	2,620
U.S. Government obligations	18,439	414	—	18,853
GSEs(2)	3,055	—	(81)	2,974
States and political subdivisions	73,065	1,703	(407)	74,361
Foreign government obligations	2,160	173	—	2,333

Total fixed maturities	$164,150	$4,166	$(1,600)	$166,716
(1)	Collateralized mortgage obligations (“CMOs”).
(2)
Government-sponsored enterprises (“GSEs”) are private enterprises established and chartered by the Federal Government or its various insurance and lease programs which carry the full faith and credit obligation of the U.S. Government.

The amortized cost and fair value of fixed maturities available-for-sale at September 30, 2021, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Fair Value
Due in one year or less	$27,425	$27,739
Due after one year through five years	77,404	78,764
Due after five years through ten years	8,643	8,683
Due after ten years	19,375	19,144
Fixed maturities with no single maturity date	5,252	5,241

	$138,099	$139,571

The following tables summarize, for all fixed maturities available-for-sale in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time those securities that have continuously been in an unrealized loss position for the periods indicated (in thousands):
	September 30, 2021
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate securities	$4,537	$10	$9,418	$628	$13,955	$638
CMOs-residential	688	4	—	—	688	4
GSEs	—	—	2,831	87	2,831	87
States and political subdivisions	5,006	44	7,648	276	12,654	320

Fixed maturities in an unrealized loss position	$10,231	$58	$19,897	$991	$30,128	$1,049

Number of fixed maturities in an unrealized loss position	9		13		22
	December 31, 2020
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate securities	$12,593	$363	$4,392	$747	$16,985	$1,110
CMOs-residential	748	2	—	—	748	2
GSEs	—	—	2,974	81	2,974	81
States and political subdivisions	12,714	136	4,984	271	17,698	407

Fixed maturities in an unrealized loss position	$26,055	$501	$12,350	$1,099	$38,405	$1,600

Number of fixed maturities in an unrealized loss position	15		11		26
Substantially all of the unrealized losses on fixed maturities available-for-sale at September 30, 2021 and December 31, 2020 relate to investment grade securities. Management does not intend to sell, and it is likely that management will not be required to sell these securities prior to their anticipated recovery. The unrealized losses on the Company's fixed maturity securities are related to general market changes in interest rates, and/or the levels of credit spreads largely due to current market conditions relating to the COVID-19 pandemic rather than specific concerns with the issuer's ability to pay interest and repay principal. We have evaluated each corporate security’s credit rating as well as industry risk factors associated with the securities. The fair value of these securities is expected to recover as they approach maturity and therefore the Company does not consider these investments to be other-than-temporarily impaired at September 30, 2021.

Net investment gains (losses) are as follows for periods indicated (in thousands):
	Nine Months Ended September 30,
	2021	2020
Realized gains (losses):
Fixed maturities available-for-sale	$(178)	$131
Equity securities	292	—

Total realized gains	114	131
Unrealized gains (losses) on equity securities	(247)	(10)

Net investment losses	$(133)	$121
For the nine months ended September 30, 2021 and 2020, the Company realized gross gains of $69,000 and $205,000, respectively, and gross losses of $247,000 and $74,000, respectively, from sales, maturities and prepayments of fixed maturities available-for-sale.
Other-than-temporary impairment losses on fixed maturities available-for-sale are recognized in earnings in the period that we determine: 1) we intend to sell the security; 2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or 3) the security has a credit loss. Any non-credit portion of the other-than-temporary impairment loss is recognized in other comprehensive income (loss). The Company did not recognize any other-than-temporary impairments on available for sale securities in 2021 or 2020.
Note 3. Fair Value Disclosures
For all financial and non-financial assets and liabilities accounted for at fair value on a recurring basis, the Company utilizes valuation techniques based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market expectations. These two types of inputs create the following fair value hierarchy:
Level 1 – Quoted prices for identical instruments in active markets.
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 – Instruments where significant value drivers are unobservable.
The following section describes the valuation methodologies we use to measure different assets and liabilities at fair value.
Fixed maturities available-for-sale:
Fixed maturities available-for-sale included in Level 2 are comprised of our portfolio of government securities, corporate fixed income securities, foreign government obligations, collateralized mortgage obligations, municipals and GSEs that were priced with observable market inputs. Level 3 debt securities consist of municipal tax credit strips. The valuation method used to determine the fair value of municipal tax credit strips is the present value of the remaining future tax credits (at the original issue discount rate) as presented in the redemption tables in the Municipal Prospectuses. This original issue discount is accreted into income on a constant yield basis over the term of the debt instrument. Further, we retain independent pricing vendors to assist in valuing certain instruments.
Equity securities:
Equity securities included in Level 1 are equity securities with quoted market prices.

The following tables present our financial assets measured at fair value on a recurring basis for the periods indicated (in thousands):
	September 30, 2021
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$—	$54,529	$—	$54,529
CMOs - residential	—	2,409	—	2,409
US Government obligations	—	16,809	—	16,809
GSEs	—	2,831	—	2,831
States and political subdivisions	—	59,807	972	60,779
Foreign government obligations	—	2,214	—	2,214
Total fixed maturities	—	138,599	972	139,571

Total Financial Assets	$—	$138,599	$972	$139,571
	December 31, 2020
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS:
Fixed maturities available-for-sale:
Corporate securities	$—	$65,575	$—	$65,575
CMOs - residential	—	2,620	—	2,620
US Government obligations	—	18,853	—	18,853
GSEs	—	2,974	—	2,974
States and political subdivisions	—	73,265	1,096	74,361
Foreign government obligations	—	2,333	—	2,333
Total fixed maturities	—	165,620	1,096	166,716

Equity securities:
Common stocks	1,753	—	—	1,753
Total equity securities	1,753	—	—	1,753

Total Financial Assets	$1,753	$165,620	$1,096	$168,469
The following table presents the changes in fair value of our Level 3 financial assets for the periods indicated (in thousands):
	Nine Months Ended September 30,
	2021		2020
	States and Political Subdivisions	Total Level 3 Assets	States and Political Subdivisions	Total Level 3 Assets
Beginning balance	$1,096	$1,096	$1,251	$1,251

Gains (losses) included in other comprehensive income (loss):
Net unrealized gains (losses)	(12)	(12)	(13)	(13)

Repayments and amortization of fixed maturities	(112)	(112)	(102)	(102)

Balance at end of period	$972	$972	$1,136	$1,136

Included in unrealized gains (losses) on available-for-sale securities, pre-tax, on the Statement of Comprehensive Income for the nine months ended September 30, 2021, are unrealized losses of $12,000 attributable to the change in unrealized gains (losses) related to Level 3 securities held September 30, 2021.
The following table provides carrying values, fair values and classification in the fair value hierarchy of the Company’s financial instruments, that are not carried at fair value but are subject to fair value disclosure requirements, for the periods indicated (in thousands):
	September 30, 2021			December 31, 2020
	Level 1 Fair Value	Level 2 Fair Value	Carrying Value	Level 1 Fair Value	Level 2 Fair Value	Carrying Value
FINANCIAL ASSETS:
Short-term investments	$50	$—	$50	$1,568	$—	$1,568
Securities purchased under agreements to resell	$50,665	$—	$50,665	$9,076	$—	$9,076

FINANCIAL LIABILITIES:
Funds on deposit	$—	$141,935	$141,935	$—	$140,666	$140,666
Other policyholders’ funds	$—	$11,821	$11,821	$—	$11,987	$11,987
The following methods and assumptions were used to estimate the fair value of the financial instruments that are not carried at fair value in the Financial Statements:
Securities purchased under agreements to resell
Securities purchased under agreements to resell are carried at the amounts at which the securities will be subsequently resold, which approximates fair value.
Short-term Investments
Investments with original maturities of 91 days to one year are considered short-term investments and are carried at cost, which approximates fair value.
Funds on Deposit
Funds on deposit are credited with a current market interest rate, resulting in a fair value which approximates the carrying amount. Universal life policies are also credited with current market interest rates, resulting in a fair value which approximates the carrying amount. Both are included in Level 2 of the fair value hierarchy.
Other Policyholders’ Funds
Other policyholders’ funds are primarily credited with current market interest rates resulting in a fair value which approximates the carrying amount.
Note 4. Policy Benefits and Claims
Policy benefits and claims is the liability for unpaid loss and loss adjustment expenses. It is comprised of unpaid claims and estimated IBNR reserves. Summarized below are the changes in the total liability for policy benefits and claims for the periods indicated (in thousands).
	Nine Months Ended September 30,
	2021	2020
Balance at beginning of year	$102,100	$101,388
Less: reinsurance recoverable	34,211	34,658
Net balance at beginning of year	67,889	66,730

Amount incurred, related to:
Current year	47,267	47,637
Prior years	(7,829)	(7,128)

Total incurred	39,438	40,509

	Nine Months Ended September 30,
	2021	2020
Amount paid, related to:
Current year	19,734	19,761
Prior years	20,268	19,983

Total paid	40,002	39,744

Net balance at end of year	67,325	67,495
Plus: reinsurance recoverable	32,567	32,934
Balance at end of period	$99,892	$100,429

Included in the preceding rollforwards of the Company’s liability for policy benefits and claims are the policy benefits and claims activity associated with the Company’s health insurance lines. The table below summarizes the components of the change in the liability for policy benefits and claims that are specific to health insurance claims for the periods indicated (in thousands).
	Health insurance Claims
	Nine Months Ended September 30,
	2021	2020

Balance at beginning of year	$2,271	$2,940
Less: reinsurance recoverable	170	73
Net balance at beginning of year	2,101	2,867

Amount incurred, related to:
Current year	3,691	5,096
Prior years	(495)	(736)

Total incurred	3,196	4,360

Amount paid, related to:
Current year	1,986	2,880
Prior years	1,368	1,889

Total paid	3,354	4,769

Net balance at end of period	1,943	2,458
Plus: reinsurance recoverable	150	263
Balance at end of period	$2,093	$2,721
The $1,943,000 net balance of the Company’s health insurance claims liability at September 30, 2021 shown in the table above is all IBNR plus expected development on reported claims.
Note 5. Income Taxes
Madison National Life is included in IHC’s consolidated Federal income tax return filed on a June 30 fiscal year end basis pursuant to the terms of a tax sharing agreement with IHC.
The provisions for income taxes shown in the Statements of Income were computed by applying the effective tax rate expected to be applicable for the reporting periods. Differences between the Federal statutory income tax rate and the Company’s effective income tax rate are principally from the dividends received deduction and tax-exempt interest income.

Pursuant to the terms of a tax sharing agreement, cash payments to IHC for income taxes were $4,000,000 and $0 in the nine months ended September 30, 2021 and 2020, respectively.
Note 6. Accumulated Other Comprehensive Income
Presented below are the amounts reclassified out of accumulated other comprehensive income (loss) and recognized in earnings for the periods indicated (in thousands):
	Nine Months Ended September 30,
	2021	2020

Unrealized gains (losses) on available-for-sale securities reclassified during the period to the following income statement line items:
Net investment gains (losses)	$(178)	$131
Tax effect	(37)	27

Net income	$(141)	$104
Note 7. Related Party Transactions
Related party transactions not disclosed elsewhere in the financial statements and accompanying notes are as follows:
The Company has an investment advisory agreement with IHC, in addition to administrative agreements with IHC and other affiliates. Investment advisory fees were $427,000 and $413,000 for the nine months ended September 30, 2021 and 2020, respectively. Administrative fees paid to IHC were $600,000 in both the nine months ended September 30, 2021 and 2020.
For the nine months ended September 30, 2021 and 2020, the Company paid management fees of $105,000 and $120,000, respectively, to AMIC Holdings, Inc. and $715,000 and $818,000, respectively, to Independence American Insurance Company.
The Company has reinsurance agreements with Independence American Insurance Company of which it paid $20,000 and received $78,000 in the nine months ended September 30, 2021 and 2020, respectively, as part of the agreements. The Company had total receivables and reserve offsets from Independence American Insurance Company of $463,000 on September 30, 2021 and $952,000 on December 31, 2020.
Note 8. Contingencies
We are involved in legal proceedings and claims that arise in the ordinary course of our businesses. We have established reserves that we believe are sufficient given information presently available relating to our outstanding legal proceedings and claims. We do not anticipate that the result of any pending legal proceeding or claim will have a material adverse effect on our financial condition or cash flows, although there could be such an effect on our results of operations for any particular period.
Third Party Administrator
A third party administrator with whom we formerly did business (“Plaintiff” or “TPA”) commenced an action on May 17, 2017 in the United States District Court, Northern District of Texas, Dallas Division (the “Texas Action”), naming IHC, Madison National Life, Standard Security Life, and Independence Brokerage Group, Inc. (formerly IHC Carrier Solutions, Inc.) as defendants (“Defendants”). Madison National Life and Standard Security Life demanded arbitration against this TPA. The Arbitration Panel denied all claims against Madison National Life and Standard Security Life. Madison National Life and Standard Security filed the Petition to Confirm the Arbitration Award. The TPA opposed this Motion. On June 17, 2019, the Court entered its Final Judgment and Order Confirming the Arbitration Award. In September 2020, the Company recognized Other Income of $5,013,000 upon receipt of the Arbitration Award, including interest. The second arbitration resulted in no monetary obligations owed by any of the parties. The Plaintiff has filed a motion for leave to file a Second Amended Complaint. The Plaintiff has filed a motion for leave to file a Second Amended Complaint. The Defendants filed a Motion to Dismiss Plaintiff’s Second Amended Complaint. This motion is fully briefed and we are awaiting the Court’s decision.
Multistate Market Conduct Examination (MCE)
As previously disclosed, Madison National Life, Standard Security Life, and Independence American Insurance Company (collectively, the “IHC Insurance Companies”) were selected for MCE related to our STM, limited medical and fixed indemnity limited health insurance products for the period of January 1, 2014 through September 30, 2017. The insurance departments of five jurisdictions (Delaware, Wisconsin, District of Columbia, Kansas and South Dakota) served as lead states, and the District of Columbia Department of Insurance, Securities and Banking and the Delaware Department of Insurance served as the managing lead states of the MCE. In addition to the five lead states, 37 other states participated in the MCE. Each of the IHC Insurance Companies responded to inquiries and document production requests in the MCE and proactively communicated and cooperated with the applicable regulatory agencies for the MCE. Each of these subsidiaries also provided a detailed action plan to regulators that summarized its enhanced compliance and control mechanisms.
In an effort to avoid long-term litigation and/or administrative proceedings that would be required to resolve disputes between the IHC Insurance Companies and the states involved in the MCE, the Lead States and the IHC Insurance Companies entered into separate RSAs on July 14, 2020. The RSAs require the implementation of a compliance plan, impose certain requirements related to specified business practices and monetary payments. The thirty-seven participating states adopted the RSAs. The IHC Companies accrued $3,660,000, of which Madison national Life’s portion is $1,216,000, and processed payment in October 2020. As set forth in the RSAs, the Company denies any wrongdoing or violation of any applicable laws or regulations, and the entry into the RSAs is not an admission or acknowledgment by the Company of any wrongdoing or liability. In accordance with the RSAs, the Monitoring Period commenced and Standard Security Life, Madison National Life and Independence American Insurance Company continue to comply.

ANNEX A
[***] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
STOCK PURCHASE AGREEMENT

BY AND AMONG

INDEPENDENCE CAPITAL CORP.,

INDEPENDENCE HOLDING COMPANY

AND

HORACE MANN EDUCATORS CORPORATION

DATED AS OF JULY 14, 2021

A-i

A-ii

A-iii

EXHIBITS
Exhibit A	—	Voting Agreement

ANNEXES
Annex A	—	Key Employees
Annex B	—	LA County Policies
Annex C	—	Specified Accounting Principles
Annex D	—	Pro Forma Closing Statement
Annex E	—	Third Party Consents
Annex F	—	Reinsured Business Statutory Earnings
Annex G	—	Company Statutory Earnings
Parent Disclosure Schedule
Buyer Disclosure Schedule
A-iv

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of July 14, 2021 (this “Agreement”), is by and among HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (“Buyer”), INDEPENDENCE HOLDING COMPANY, a Delaware corporation (“Parent”) and INDEPENDENCE CAPITAL CORP., a Delaware corporation (“Seller”).
RECITALS
WHEREAS, Parent directly owns one hundred percent (100%) of the issued and outstanding capital stock of Seller, which directly owns one hundred percent (100%) of the issued and outstanding shares of common stock, par value $60,000 per share (the “Shares”) of Madison National Life Insurance Company, Inc., an insurance company organized under the laws of the State of Wisconsin (the “Company”);
WHEREAS, the Company owns one hundred percent (100%) of the outstanding equity interests of The Abacus Group, LLC, a Georgia limited liability company (“Abacus” and such equity interests, the “Abacus Membership Interests”);
WHEREAS, each of (a) the board of directors of Buyer, (b) the board of directors of Seller, (c) the board of directors of Parent, and (d) the board of directors of the Company has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to, and Parent desires to cause Seller to, sell to Buyer, all of the Shares;
WHEREAS, as a material inducement to the willingness of Buyer to enter into this Agreement, each of the employees set forth on Annex A (the “Key Employees”) has entered into an employment arrangement with the Company, which employment arrangements are conditional upon and effective upon the Closing (the “New Employment Arrangements”); and (ii) the Seller has delivered to Purchaser a voting and support agreement, executed by certain beneficial owners and/or holders of record of shares of common stock of Parent (the “Stockholders”), in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which each such Stockholder has agreed to vote in favor of the Parent Voting Matters;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“ACA Taxes” means any “health insurer provider” fee or other similar fee imposed by any Governmental Authority in connection with the Patient Protection and Affordable Care Act, including under Section 9010 thereof and including any assessments or fees imposed by any Governmental Authority of any state or other jurisdictions in connection with the existence or operation of, or participation in, any health insurance exchange or marketplace of such state or jurisdictions.
“Adjusted Statutory Book Value” means, as of any date of determination, an amount equal to the sum of (a) the capital and surplus of the Company as of such date, as would be required to be reflected in line 38, column 1, plus (b) the asset valuation reserve of the Company as of such date as would be required to be reflected in line 24.01, column 1 (in each case of (a) and (b), in the “Liabilities, Surplus and Other Funds” section of the National Association of Insurance Commissioners statement blank used to prepare the Company’s balance sheet in the most recent statutory financial statement filed by the Company with the Wisconsin Office of the Commissioner of Insurance) minus (c) the Deferred Tax Asset as of such date (which, for the avoidance doubt, shall not be offset by the Deferred Tax Loss as of such date), in each case, to the extent applicable, as adjusted to give effect to (i) the transactions contemplated by the SSL Reinsurance Agreement and the IAIC Reinsurance Agreement, and (ii) the transactions contemplated herein to occur on or prior to the Closing.
“Adjusted Statutory Book Value Deficit” means the amount, if any, by which (i) for purposes of the Closing Payment, the Adjusted Statutory Book Value Target for purposes of the Closing Payment exceeds the Adjusted

Statutory Book Value estimated as of the Effective Time pursuant to Section 2.4, and (ii) for purposes of the Final Closing Payment, the Adjusted Statutory Book Value Target exceeds the Adjusted Statutory Book Value, each determined as of the Effective Time pursuant to Section 2.5.
“Adjusted Statutory Book Value Surplus” means the amount, if any, by which (i) for purposes of the Closing Payment, the Adjusted Statutory Book Value estimated as of the Effective Time pursuant to Section 2.4 exceeds the Adjusted Statutory Book Value Target for purposes of the Closing Payment, and (ii) for purposes of the Final Closing Payment, the Adjusted Statutory Book Value exceeds the Adjusted Statutory Book Value Target, each determined as of the Effective Time pursuant to Section 2.5.
“Adjusted Statutory Book Value Target” means, $88,000,000 for purposes of determining the Closing Payment as of the Closing Date, provided that for purposes of determining the Final Closing Payment, the Adjusted Statutory Book Value Target shall be calculated using an amount that is the greater of $88,000,000 and the amount of surplus that would at least result in the Company having an RBC Ratio of 807% after taking into account the transactions contemplated to occur on or prior to the Closing.
“Affiliate” means, with respect to a specified Person at the time of determination, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise). For the avoidance of doubt, unless otherwise specified herein, the Company and Abacus shall each be deemed an “Affiliate” of Parent and Seller (and not Buyer) prior to the Closing, and shall each be deemed an “Affiliate” of Buyer (and not Parent or Seller) from and after the Closing.
“Applicable Rate” means an interest rate equal to 1.5% per annum.
“Authorized Control Level RBC” means with respect to the Company as of any date of determination, its authorized control level risk based capital, as defined in Wis. Admin. Code § Ins 51.01(3) as in effect on the date of determination and calculated in accordance with the Specified Accounting Principles.
“Base Price” means $172,500,000.
“Book Value” means, as of any date, (i) with respect to any Investment Asset held by the Company, the carrying value thereof as would be set forth, as of such date, in the statement of annual condition in the statutory financial statements of the Company (assuming such date was the end of an annual period) determined in accordance with SAP applicable to the Company, consistently applied and (ii) with respect to any Investment Asset held by Abacus, the carrying value thereof as would be set forth, as of such date, in the balance sheet of Abacus, determined in accordance with GAAP, consistently applied.
“Books and Records” means all written or electronic accounts, ledgers and records (including computer generated, recorded or stored records) of (i) the Company and Abacus, or (ii) Parent or any of Parent’s Affiliates to the extent relating to the Company or Abacus, in each case, whether or not in the custody of the Company, Abacus, Parent or any of Parent’s Affiliates, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate (including Employee records) and accounting, reinsurance and other records (including the books of account and other records), agreements of the Company or Abacus (including agreements with Independent Producers), Tax records (including Tax Returns of the Company and Abacus), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the Company and Abacus, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Company and Abacus.
“Burdensome Condition” means any arrangement, condition or restriction imposed by any Governmental Authority on Buyer, the Company or Abacus as a condition of such Governmental Authority’s approval of the transactions contemplated by this Agreement (i) to offer, sell or hold separate or agree to offer, sell, divest or discontinue, before or after the Closing Date, any properties, assets, business or licenses of Buyer, its Affiliates or the Company or Abacus, (ii) to fund or commit to fund any capital contribution to or for the benefit of the Company, (iii) to limit the declaration and payment of ordinary dividends, (iv) that requires Buyer or any of its Affiliates to commence, threaten or otherwise seek to commence any Proceeding against a Governmental Authority, (v) that, individually or in the aggregate, are materially adverse to the combined businesses of Buyer, the Company and their respective Subsidiaries, taken as a whole, following the Closing, or (vi) that is reasonably likely to have a material negative effect on or impairment of the economic benefits that, as of the date hereof, Buyer reasonably expects to derive from the consummation of the transactions contemplated hereby, had such Persons not been obligated to take or refrain from taking the relevant action or to become subject to the relevant condition, limitation, restriction or requirement being imposed by a Governmental Authority.
“Business” means the business conducted by the Company and Abacus prior to the Closing, including the underwriting, issuance, sale, renewal, administration and servicing of the insurance policies of the Company and its related business.
“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or required by Law to close in Chicago, Illinois or Stamford, Connecticut.
“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered by Buyer to Seller concurrently with the execution of this Agreement.
“Buyer Expenses” means all fees and expenses incurred or payable by or on behalf of Buyer or its Affiliates in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting, finders and all other fees and expenses.
“Buyer Material Adverse Effect” means any fact, circumstance, condition, event, development, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, and the Continuing Appropriations Act, 2021 and Other Extensions Act, as signed into law by the President of the United States on December 27, 2020.
“Closing Indebtedness” means the Indebtedness of the Company and Abacus as of the Closing, which amount, for the avoidance of doubt, is to be expressed as a positive number.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Company Material Adverse Effect” means any fact, circumstance, condition, event, development, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, capitalization, operations, results of operations, properties, assets, liabilities or condition (financial or other) of the Company or Abacus, taken as a whole, but excluding any such effect to the extent resulting from or arising out of: (i) changes in general political, economic or securities or financial market conditions (including general changes in interest rates or equity prices); (ii) any matter affecting the life and health insurance industries in which the Company or Abacus participates generally; (iii) any change or proposed change in GAAP, SAP or applicable Law; (iv) natural catastrophe events, hostilities, acts of war or terrorism, or any escalation or worsening thereof; or (v) the public announcement of the transactions contemplated hereby; except in the case of clauses (i) through (iv), to the extent such changes or effects affect the Company in a materially disproportionate manner relative to such other participants in the businesses and industries in which the Company operates, or (b) a material adverse effect on the ability of Parent or Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Company Statutory Earnings” means an amount equal to the net income of the Company as set forth on Line 35, Column 1, Page 4 (“Summary of Operations”) of the audited annual statutory financial statement of the Company for the calendar year ended on December 31, 2023 as filed with the Insurance Regulator in the Company’s domiciliary jurisdiction, minus the Net Investment Income Adjustment. The line, column, and page references are based on the Company’s 2020 annual statement and shall be such corresponding line, column, and page number of the Company’s 2023 annual statement. An example calculation of Company Statutory Earnings using 2020 data is included on Annex G.
“Computer Programs” means currently existing and available prior versions retired since January 1, 2018 of (i) computer programs or other Software owned or used by or licensed to the Company or Abacus, including all object code and all source code other than open source code, all executables and run books (and related Contracts with escrow agents), (ii) Software databases, including structures, format, procedures and associated documentation for the organization, storage and sorting of information, to the extent developed by or licensed to or used by the Company or Abacus, (iii) parameter settings and configuration settings with respect to the items described in each of (i)-(ii), (iv) available descriptions, specifications, flow-charts, templates, maps and any other work product used to design, plan, organize and develop each of (i)–(ii), to the extent developed by or licensed to or used by the Company or Abacus, and (v) documentation, including design and development artifacts, test data and scripts, user manuals, system documentation, operations manuals/instructions and training materials, relating to each of (i)–(iv).
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement among Buyer, the Company and SSL, dated August 13, 2020, as amended on March 23, 2021.
“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.
“Data Input Inaccuracies” means inaccuracies or omissions in (i) the inputting of factual data, including data (and omission of data) relating to the inventory of insurance policies in force, the terms of such policies or contracts, the relevant information related to the owners or insureds of such insurance policies, the Reserves, the Investment Assets held by the Company or Abacus or insurance policies and transactions related thereto, or (ii) the coding, compilation or aggregation of such factual data, in either case other than omissions in the factual data inputs resulting from reasonable judgments made by an actuary or other financial professional as to the scope of factual data inputs (or omissions of factual data inputs).
“Deferred Tax Asset” means, as of any date of determination, the gross deferred tax assets, reduced by any statutory valuation allowances and any nonadmitted deferred tax assets, of the Company as of such date as would be reported in footnote 9.A.1. in the Notes to Financial Statements in the National Association of Insurance Commissioners statement blank used to prepare the Company’s balance sheet in the most recent statutory financial statement filed by the Company with the Wisconsin Office of the Commissioner of Insurance.
“Deferred Tax Loss” means, as of any date of determination, the deferred tax liabilities of the Company as of such date as would be reported in footnote 9.A.1. in the Notes to Financial Statements in the National Association of Insurance Commissioners statement blank used to prepare the Company’s balance sheet in the most recent statutory financial statement filed by the Company with the Wisconsin Office of the Commissioner of Insurance.
“Developer” means Realized Solutions Inc., a Connecticut corporation.
“Earn-Out End Date” means December 31, 2023.
“Employee” means any employee of the Company or Abacus.
“Employee Plan” means a written or unwritten plan, policy, program, agreement or arrangement, whether covering a single individual or a group of individuals, sponsored, maintained or contributed to by the Company or any ERISA Affiliate, which provides benefits or compensation to or on behalf of Employees, or any of their beneficiaries, dependents, spouses or other family members, that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or arrangement, or (iii) any other employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, retention, termination, change in control, incentive or fringe benefit plan, policy, program, agreement or arrangement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means an entity (whether or not incorporated) required to be treated as a single employer with the Company or Abacus under Section 414 of the Code.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Employees” means [***].
“Excluded Employee Liabilities” means all Liabilities (including for Taxes) in respect of Excluded Employees arising out of or in connection with (i) any payments, compensation, benefits or entitlements that Parent or any of its Affiliates owes or is obligated to provide, whether currently, prospectively or on a contingent basis, with respect to any current or former Employee that is an Excluded Employee, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, and Taxes, (ii) under, or with respect to, ERISA, the U.S. Worker Adjustment and Retraining Notification Act, Section 4980 of the Code, or any labor or similar applicable law, that are incurred, accrued or arise prior to, or in connection with, the Closing, including any Taxes imposed under Sections 3101, 3111 or 3301 of the Code, whether or not yet required to be paid or recognized, (iii) any Employee Plan or (iv) the employment, transfer or termination of employment.
“Excluded Liabilities” means all Liabilities in respect of (i) Indemnified Taxes, (ii) Excluded Employee Liabilities, (iii) any Reorganization and any ownership or operation of any Person that was a Subsidiary of the Company prior to the date hereof, (iv) any Security Breach at the Company or Abacus or at a third party service provider (including any third-party administrators) to which the Company or Abacus provides or has ever provided Personal Information or other confidential information that is known to have occurred on or prior to the Closing Date, whenever or however arising, including any Security Breach identified in the Parent Disclosure Schedule, (v) the FCE and RSA Liabilities or any Proceedings or Orders set forth or required to be set forth on Section 3.15 of the Parent Disclosure Schedule, or any other Action, fine or penalties by or imposed by any Governmental Authority against Buyer or its Affiliates (including the Company and Abacus following Closing) relating to acts, omissions, or occurrences by the Company or Abacus or their representatives occurring prior to Closing, (vi) the Reinsurance Transactions Excluded Liabilities and (vii) any claim that the PolicyPro Software or its intended use infringes or misappropriates the intellectual property or other proprietary rights of any other Person or any other claim or dispute against the Company or Abacus (or, following the Closing, Buyer or its Affiliates) in connection with or challenging the ownership of or right to use the PolicyPro Software and all related pre-existing works therein and other deliverables under the Software Agreements.
“FCE and RSA Liabilities” means any and all awards, judgments, fines, penalties, expenses, interest and other costs imposed, relating to (i) the litigation between the Company and its Affiliates and FCE Benefits Administrators, Inc. pending in the United States District Court, Northern District of Texas, Dallas Division and disclosed on Section 3.15 of the Parent Disclosure Schedule, or (ii) the Regulatory Settlement Agreement, including any failure to materially comply with the terms thereof.
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.
“Financial Statements” means, collectively, the Statutory Statements and the Consolidated Statements.
“GAAP” means generally accepted accounting principles consistently applied.
“Governmental Approval” means any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority.
“Governmental Authority” means any governmental agency or authority of the United States, any domestic state, any foreign country and any political subdivision or agency thereof, including any administrative agency, board or commission.
“IAIC” means Independence American Insurance Company, a Delaware corporation.
“Indebtedness” means, without duplication, the Company’s and Abacus’ (i) outstanding indebtedness for borrowed money and all obligations represented by or owed under bonds, notes, debentures, loan agreements, reimbursement agreements or other similar instruments and debt securities, including accrued interest and prepayment premiums, penalties and breakage fees related thereto, (ii) obligations (including breakage costs and termination payments) payable under interest rate protection agreements, swaps, hedges or other instruments, (iii) all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, (iv) all indebtedness secured by a Lien to secure all or part of the purchase price of the property subject to such Lien, (v) deferred revenue, (vi) self-insurance accruals, (vii) all Liabilities with respect to accrued but unpaid bonus payments, accrued or owed by the Company as of the Closing in respect of any performance period (or portion thereof) prior to and up to the Closing, together with the employer portion of any Taxes arising therefrom, to the extent not included in the Transaction Expenses, (viii) all Liabilities with respect to accrued but unused vacation time, flexible time-off and sick pay to which any Employee is entitled pursuant to the policies applicable to such Employee immediately prior to the Closing, (ix) all obligations with respect to the net current Tax liabilities of the Company that are allocable to any taxable year (or portion thereof) ending on (and including), or prior to, the Closing Date (treating for purposes of this Agreement the taxable year of the Company that includes the Closing Date as closing on (and including) the Closing Date), and (x) guarantees of any of the foregoing.
“Indemnified Taxes” means, except to the extent taken into account in determining the Purchase Price as finally determined pursuant to Section 2.5, (a) any and all Taxes imposed on or with respect to the Company or Abacus for any Pre-Closing Tax Period, (b) Taxes of any other Person for which the Company or Abacus becomes liable (i) as the result of being a member of an affiliated, combined, unitary, consolidated or similar group, (ii) as a transferee or successor, by contract or otherwise or (iii) under any Tax allocation, Tax sharing, Tax indemnity or similar agreement (excluding any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case of clauses (i)-(iii), as a result of a relationship or arrangement in existence prior to the Closing Date, (c) Taxes attributable to any increase in the transition amount under section 13517(c)(3) of the Tax Cuts and Jobs Act, P.L. No. 115-97 as a result of any Tax adjustment to such amount after the date hereof, and (d) Transfer Taxes. For purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes imposed on or with respect to the Company or Abacus for the Straddle Period, the amount of any real property, personal property or similar ad valorem Taxes which are imposed on a periodic basis shall be determined ratably on a per diem basis, and the amount of any other Taxes that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the Company or Abacus as of the Closing Date and, to the extent relevant, in accordance with the provisions of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) and (B) (and similar provisions of state, local or non-U.S. Law).
“Independent Producer” means any Person, other than the Company, Abacus or any Employee, engaged in the solicitation, negotiation, effectuation, marketing, sale or placement of any insurance policy underwritten by the Company or of any other products or services marketed, sold or provided by the Company or Abacus.
“Insurance Contract” means any contract or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy and any other insurance policy or insurance contract or certificate, in each case issued, reinsured or assumed by the Company.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means, on a worldwide basis, any or all of the following: (i) trademarks, service marks, trade dress, and other indicia of source, and any pending applications and registrations therefor now or hereafter in force, and all goodwill related thereto; (ii) trade names, corporate names, assumed names or fictitious names and any registrations or foreign qualifications therefor now or hereafter in force; (iii) domain names and any registrations therefor now or hereafter in force, including access to the codes necessary to transfer such domain registrations; (iv) copyrights and any registrations or applications therefor now or hereafter in force; (v) intellectual property rights with regard to the Computer Programs; (vi) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues thereof now or hereafter in force; (vii) know-how and trade secrets under applicable Law; and (viii) in each case, all administrative and legal rights arising therefrom and relating thereto.
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership, membership or joint venture interests, and all other equity interests, certificates issued by or interests in trusts, derivatives, or other assets acquired for investment purposes.
“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment owned, leased or licensed by the Company or Abacus.
“Knowledge” means, with respect to Parent or Seller, the actual knowledge, after reasonable inquiry, of those Persons listed in Section 1.1(a) of the Parent Disclosure Schedule, and, with respect to Buyer, the actual knowledge, after reasonable inquiry, of those Persons listed in Section 1.1(a) of the Buyer Disclosure Schedule.
“LA County Policies” means all insurance policies or related business issued by the Company that are described on Annex B.

“LA County Policies Excess Loss” means any excess loss in respect of the LA County Policies, determined and calculated in accordance with Annex B.
“Law” means all laws, statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction.
“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.
“Material Independent Producers” means the ten (10) largest Independent Producers (determined by reference to gross premium volume on Insurance Contracts placed by such Independent Producers in aggregate for the (i) six (6) months ended June 30, 2021, and (ii) the twelve (12) months ended December 31, 2020 and December 31, 2019) that have produced at least 80% of the Company’s business in each of such period.
“NAIC” means the National Association of Insurance Commissioners.
“Net Investment Income Adjustment” has the meaning set forth in Annex G.
“Non-Guaranteed Elements” means cost of insurance charges, loads and expense charges, credited interest rates, discretionary bonus features, mortality and expense charges, administrative expense risk charges, variable premium rates and variable paid-up amounts, retrospective bonuses, and any other unspecified premiums, features or charges that the Company can unilaterally change, each as applicable under the Insurance Contracts.
“Order” means any binding judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.
“Organizational Documents” means, with respect to any Person, the certificate of incorporation, bylaws, certificate of organization, operating agreement or other applicable organizational documents of such Person.
“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered by Parent to Buyer concurrently with the execution of this Agreement.
“Parent Voting Matters” means, collectively, the approval of (i) the transactions contemplated hereby, and (ii) any other matters required by applicable Law to be approved or adopted by the Stockholders to effect the transactions contemplated hereby.
“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, Orders, permits or other rights and privileges issued by any Governmental Authority.
“Permitted Lien” means, with respect to any asset, any: (i) carriers’, mechanics’, materialmens’ or similar Lien with respect to amounts not yet due which do not interfere in any material respect with the conduct of the Business of the Company or Abacus as it is currently conducted; (ii) Lien related to deposits required by applicable Law to be made to any Insurance Regulator; or (iii) Lien for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves are set forth in the financial statements of the Company and Abacus.
“Person” means an individual, corporation, partnership, association, trust, estate, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Personal Information” means any of the following categories of information, in any format whether written, electronic, or otherwise: (i) any “nonpublic personal information” as such term is defined under Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (ii) any personally identifiable information in the possession of or applicable to the Company that is protected by applicable Law related to data security and privacy, such as the following identifiers to the extent protected by applicable Law: name, signature, address, social security number, telephone number or other unique identifier, (iii) information in the possession of or applicable to the Company that can be used to authenticate an individual that is protected by applicable Law related to data security and privacy, such as the following identifiers to the extent protected by applicable Law: including passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers, or (iv) any “protected health information” in the possession of or applicable to the Company as such term is defined under the Health Insurance Portability and Accountability Act of 1996, as amended and the rules and regulations issued thereunder.
“PolicyPro Software” means all Software Programs, Covered Software and Deliverables (each as defined in the Software Agreements), including for the platform referred to as “PolicyPro” and “MNL Customer Portal” and other commonly used names to describe the same, under the Software Agreements.
“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period through the end of the Closing Date determined in accordance with Section 8.2.
“Proceeding” means any legal, administrative, arbitral or other proceeding, suit, claim, investigation, demand, complaint, hearing, dispute or other action by or before any Governmental Authority, mediator or arbitrator.
“Prorated Portion” means the percentage derived by dividing (a) the amount by which Company Statutory Earnings exceed $15,250,000 by (b) $1,250,000.
“RBC Ratio” means with respect to the Company as of any date of determination the ratio of its “total adjusted capital” as defined in Wis. Admin. Code § Ins 51.01(23) as in effect on the date of determination and calculated in accordance with the Specified Accounting Principles over its Authorized Control Level RBC.
“Regulation” means any rule, regulation, policy or interpretation (regarding such rule, regulation or policy) of any Governmental Authority.
“Regulatory Settlement Agreement” means that certain Regulatory Settlement Agreement by and among the Company and the states and other jurisdictions party thereto, executed by the Company on June 25, 2020.
“Reinsured Business Statutory Earnings” means, for any calendar year, the amount calculated pursuant to Annex F.
“Reinsurance Transactions Excluded Liabilities” means (i) all extra-contractual Liabilities relating to the business covered under the SSL Reinsurance Agreement or the IAIC Reinsurance Agreement, including for consequential, exemplary, punitive, compensatory, special, statutory or regulatory damages (or fines, penalties, forfeitures or similar charges of a penal or disciplinary nature) or any other form of extra-contractual damages or liability arising from any alleged or actual act, error or omission (whether or not intentional, in bad faith or otherwise) of either ceding company thereunder, their respective Affiliates, or Parent and any of its Affiliates (including the Company and Abacus before Closing) including relating to (a) the marketing, underwriting, production, sale, issuance, cancellation or administration (through any third party administrator or otherwise) of such reinsured business, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to such reinsured business, (c) the failure to pay, or the delay in payment, of benefits, claims or any other amounts due or alleged to be due under or in connection with such reinsured business or errors in calculating or administering the payment of, benefits, claims or any other amounts due or alleged to be due under or in connection with such reinsured business, (d) any ex-gratia payment made with respect to such reinsured business, (e) the failure of any such reinsured business to comply with the requirements of applicable Law or to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with Tax treatment under the Code that is the same as or more favorable than the Tax treatment under the Code, (ii) any costs of the Company to establish and maintain one or more trust accounts pursuant to SSL Reinsurance Agreement or the IAIC Reinsurance Agreement, or in respect of any security account, control account or similar accounts relating to the business reinsured under the SSL Reinsurance Agreement or the IAIC Reinsurance Agreement, (iii) any costs or expenses in incurred by the Company in any enforcing any of its rights or any obligations of the applicable counterparty under the SSL Reinsurance Agreement or the IAIC Reinsurance Agreement, (iv) any Liability or losses other than arising from the reinsured business that are assumed, suffered or incurred by the Company under the SSL Reinsurance Agreement or the IAIC Reinsurance Agreement, and (v) any negative Reinsured Business Statutory Earnings; provided however, that the Reinsurance Transaction Excluded Liabilities will not include any Liabilities which directly arise from and after the Closing Date out of the failure of the Company or Buyer to comply with (1) the applicable reinsurance treaties relating to the foregoing (unless such failure is due to any breach of obligation by Parent or its Affiliates) or (2) applicable Law.

“Representatives” means, with respect to any Person, its officers, managers, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents.
“Reserves” means all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract.
“SAP” means, with respect to any regulated insurance company, the statutory accounting practices prescribed by the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such company is domiciled, consistently applied.
“SEC” means the Securities and Exchange Commission.
“Schedules” means collectively the Parent Disclosure Schedules and the Buyer Disclosure Schedules.
“Security Breach” means any actual or reported (i) loss or misuse (by any means) of Personal Information, (ii) unauthorized access to any IT System that compromises the privacy or security of Personal Information, (iii) inadvertent, unauthorized and/or unlawful processing of Personal Information, or (iv) other act or omission that compromises or may compromise the security, confidentiality or integrity of Personal Information or the security or operation of any IT System.
“Seller Party” means Parent, Seller and any of their Affiliates that is or will be a party to a Transaction Document; provided, however, that none of the Stockholders will be a Seller Party hereunder.
“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, application programing interfaces (APIs) and other software interfaces, software development kits (SDKs), assemblers, applets, compilers and binary libraries including all source code and object code versions and materials pertaining thereto of any and all of the foregoing, in any and all forms and media, and all related documentation.
“Software Agreements” means collectively, (i) that certain Master Services Agreement, dated August 15, 2016, by and between the Company and the Developer, (ii) that certain Software Development Agreement, dated June 27, 2018, by and between the Company and the Developer, (iii) that certain Software Maintenance Agreement effective July 1, 2021 by and between the Company and the Developer, and (iv) any other agreements between the Company and the Developer in respect of Software, corrections, improvements, updates and releases thereof.
“Specified Accounting Principles” means the principles, practices and methodologies set forth on Annex C.
“SSL” means Standard Security Life Insurance Company of New York, a New York domiciled insurance company.
“SSL Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of April 14, 2021, as amended, by and among Parent, Seller and Reliance Standard Life Insurance Company.
“Straddle Period” means any taxable period beginning before and ending after the Closing Date.
“Subsidiary” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.
“Tax” or “Taxes” means any federal, state, local or non-U.S. income, excise, environmental, capital stock, profits, social security (or similar), disability, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes or assessments of any kind whatsoever, together with all interest, fines, penalties or additions imposed by any taxing authority (domestic or foreign) on such entity.
“Tax Returns” means all returns, declarations, reports, and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, and information returns (federal, state, foreign, municipal or local), and any schedules attached to any of the foregoing.

“TPA Audit” means one or more audits performed by one or more third parties engaged by Buyer following Closing with respect to any of the third party administrators of the Company that were acting as third party administrators of the Company on or prior to the Closing Date.
“Transaction Documents” means this Agreement, the Transition Services Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder. For the avoidance of doubt, the SSL Stock Purchase Agreement, the SSL Reinsurance Agreement and the IAIC Reinsurance Agreements will not be deemed Transaction Documents hereunder.
“Transaction Expenses” means the sum, without duplication, of the following and to the extent not included in Indebtedness: (i) all fees and expenses incurred or payable by or on behalf of the Company or Abacus which are incurred by or on behalf of the Company or Abacus prior to, and remain unpaid at, the Closing in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, regulatory or consent fees, consulting, finders and all other fees and expenses (in each case whether or not billed or invoiced prior to the Closing); (ii) any unpaid bonus, retention, change-in-control, transaction or similar payment obligations, or any severance payments, of the Company or Abacus to any Person resulting from, or in connection with, the transactions contemplated hereby or any commitment made prior to the Closing by the Company or Abacus to make any bonus, retention, change-in-control, transaction or similar payments to any Person (regardless of when payment is due); (iii) all unpaid Transaction Payroll Taxes related to the payment Transaction Expenses described in clause (ii) above; (iv) all unpaid Transfer Taxes, and (v) the cost of purchasing the tail policy referred to in Section 5.11, all to the extent not otherwise unaccrued. For purposes of clarity, “Transaction Expenses” shall be calculated prior to giving effect to any payment of such amounts by or on behalf of Parent, Seller, the Company, Abacus or Buyer in connection with or following the Closing.
“Transaction Payroll Taxes” means the employer portion of any payroll or similar Taxes, including employment insurance contributions and premiums incurred by the Company prior to the Closing in connection with any bonuses, retention, change-in-control or similar payments in connection with the transactions contemplated hereby, and any employment taxes due from the Company on or after the Closing Date resulting from exercise of options or stock appreciation rights that the Employees have as of the Closing Date.
“Transfer Taxes” means all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp duty, recording, registration and other similar Taxes, charges and fees (including any penalties, interest and additions to Tax) incurred in connection with the Transactions, whether payable by Parent, Seller, the Company, Abacus or Buyer.
“Transition Services Agreement” means the Transition Services Agreement by and between Buyer and Parent to be entered into at Closing pursuant to Section 5.23.
“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.
“Unclaimed Property Matter” means any and all matters to the extent arising out of or reflecting (i) the use or non-use of the Social Security Death Master File in the administration of the Insurance Contracts, (ii) amounts of unclaimed property or escheat obligations relating to the Insurance Contracts, the Company or Abacus, including, without limitation, in respect of unclaimed life insurance or other benefits and amounts payable to beneficiaries or any other Persons under the Insurance Contracts or otherwise or (iii) any audit or investigation by or on behalf of any Governmental Authority or third party relating to the foregoing.
1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:
Abacus	Recitals
Abacus Membership Interests	Recitals
Abacus Purchase Date	3.3(d)
Accounting Arbitrator	8.7(b)
Acquired Business	5.10(c)(ii)
Adjustment Report	2.5(c)(v)
Agreed Allocation	8.7(b)
Agreement	Preamble

Alternative Transaction	5.14(b)
Assumed Reinsurance Contracts	3.12(b)
Audited Financials Delivery Date	5.22
Buyer	Preamble
Buyer 401(k) Plan	5.12(b)
Buyer’s Allocation	8.7(b)
Buyer Indemnified Persons	9.2(a)
Ceded Reinsurance Contracts	3.12(a)
Closing	2.2
Closing Date	2.2
Closing Payment	2.4(b)(i)
Closing Statement	2.5(b)
COBRA	5.12(f)
Company	Recitals
Company 401(k) Plan	5.12(b)
Company Actuarial Analyses	3.26
Company Employee Plan	3.16(a)
Company Intellectual Property Rights	3.20(a)
Company Real Property Leases	3.18(a)
Competing Business	5.10(a)
Condition Satisfaction	2.2
Confidential Information	5.2(b)
Consolidated Statements	3.9(b)
Continuing Employee	5.12(a)(i)
Deductible	9.3(a)
Definitive Consent Statement	5.3(e)
Delaware Court	10.12(a)
Dispositions	Recitals
Dispute Notice	2.5(c)(ii)
Distribution Recovery Right	5.18(b)
Earn-Out Payment	2.6(b)
Effective Time	2.2
Effective Time	3.17(a)
Enforceability Exceptions	3.5
Environmental Laws	3.22(c)(i)
Environmental Permits	3.22(c)(ii)
Estimated Closing Statement	2.4(a)
Final Closing Payment	2.5(b)
Fundamental Representations	9.1
Hazardous Substances	3.22(c)(iii)
HSR Act	3.6(b)
IAIC Reinsurance Agreement	5.20
Indemnifiable Loss	9.4(c)
Indemnitee	9.4(a)
Indemnitor	9.4(b)
Indemnity Payment	9.4(d)
Independent Accounting Firm	2.5(c)(iv)
Intercompany Agreements	3.23(a)
Interested Party	3.23(c)
Investment Asset Report	5.17
Investment Guidelines	3.25(b)
Key Employees	Recitals
Leased Real Property	3.18(a)

Material Contracts	3.7(a)
Most Recent Statutory Statement	3.9(a)
New Employment Arrangements	Recitals
Outside Date	7.1(b)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	3.3(e)
Parent Indemnified Persons	9.2(c)
Preliminary Consent Statement	5.3(e)
Pro Forma Closing Statement	2.4(a)
Purchase Price	2.1
RBC Reports	3.9(d)
Recourse Distribution	5.18(b)
Reinsurance Contracts	3.12(b)
Release	3.22(c)(iv)
Reorganizations	3.4(a)
Required Governmental Authorizations	3.6(b)
Review Period	2.5(c)(i)
Scheduled Company Intellectual Property	3.20(a)
Section 338(h)(10) Election	8.7(a)
Seller	Preamble
Shareholder Approval	5.3(e)
Shares	Recitals
SSL Reinsurance Agreement	5.20
Statutory Statements	3.9(a)
Stockholder	Recitals
Survival Period	9.1
Tax Agreement	3.19(f)
Tax Claim	8.4
Third-Party Claim	9.4(e)
Voting Agreement	Recitals
WARN	3.17(d)
WARN Acts	3.17(d)
ARTICLE II.
PURCHASE AND SALE
2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, Parent agrees to cause Seller to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Shares, free and clear of any Liens, for an aggregate purchase price (the “Purchase Price”) in cash equal to (i) the Base Price, as adjusted pursuant to Section 2.4 and Section 2.5, and (ii) the contingent right to receive the Earn-Out Payment that may become payable as provided in Section 2.6; provided that, upon written notice to Parent prior to the Closing Date, Buyer may assign its right to receive the Shares to any Affiliate of Buyer by designating such Affiliate in such notice.
2.2 Closing. The closing of the purchase and sale of the Shares and other transactions contemplated by this Agreement (the “Closing”) shall take place by mutual exchange of electronic transmission of documents and instructions at 10:00 a.m., Eastern time, on the later of (i) the first Business Day of the calendar quarter immediately following the calendar quarter in which all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) in accordance with this Agreement (the “Condition Satisfaction”), and (ii) the first Business Day following the twentieth (20th) calendar day following the date on which the Definitive Schedule 14C was mailed to the Parent stockholders; provided, however, that if the Closing would otherwise occur on the date specified in the foregoing (i), if the Condition Satisfaction occurs less than thirty (30) days prior to the end of a calendar quarter, then, at Buyer’s sole option, the Closing shall take place on the first Business Day of the second calendar quarter immediately following the calendar quarter in which the Condition Satisfaction occurs, in each case provided that all conditions set forth in Article VI are satisfied or waived at the Closing, provided; further, that in each case the Closing shall not occur before January 1, 2022, unless another date, time or place is agreed to in writing by the parties hereto. Upon the occurrence of the Closing, the date and time that the Closing shall become effective shall be 12:00:01 a.m., Eastern Time, on the date on which the Closing occurs (such date and time are herein referred to as the “Closing Date”). The Closing shall, for purposes of preparing the Estimated Closing Statement and Closing Statement, and calculating all amounts required to be calculated therein, be deemed effective as of 12:00:01 a.m., Eastern Time, on the first calendar day of the month in which the Closing occurs, and such date and time are herein referred to as the “Effective Time”.
2.3 Closing Deliveries.
(a) At the Closing, Parent shall deliver or cause to be delivered to Buyer:
(i) certificates representing the Shares, duly endorsed in blank or accompanied by sufficient instruments of transfer and bearing all requisite stock transfer stamps;
(ii) counterparts of each Transaction Document other than this Agreement to which a Seller Party is a party, duly executed by such Seller Party;
(iii) a duly executed “certificate of non-foreign status”, in a form reasonably acceptable to Buyer, that complies with the requirements of the Treasury Regulations under Section 1445(b)(2) of the Code;
(iv) a certificate of an officer of Parent and Seller executed by authorized senior officers of Parent and Seller, dated as of the Closing Date, certifying as to Parent’s and Seller’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) and the satisfaction of the other condition set forth in Section 6.2;
(v) a certificate of an officer of Parent in the form reasonably acceptable to the Buyer executed by an authorized senior officer of Parent, dated no more than five (5) days prior to the Closing Date, setting forth the true, accurate and complete information required to be listed on Section 3.17(a) of the Parent Disclosure Schedule, but updated as of the date of such certificate;
(vi) a certificate of good standing or equivalent certificate from the applicable jurisdiction of incorporation or formation of the Company and Abacus;
(vii) resignations of those directors, managers and officers of the Company and Abacus designated by Buyer prior to Closing as of the Effective Time;
(viii) two (2) originally signed copies of IRS Form 8023, with attached schedules as required, containing all information required by the IRS with respect to each shareholder (as defined in the Treasury Regulations) of the Company and Abacus, and signed by Parent and its appropriate Affiliates in accordance with the IRS instructions to such form;
(ix) evidence reasonably satisfactory to Buyer demonstrating that the Company is in direct possession of or has access through an escrow arrangement to the source code and object code of the PolicyPro Software and all deliverables set forth in the Software Agreements; and
(b) At the Closing, Buyer shall make the payments and contributions contemplated by Section 2.4 and also deliver or cause to be delivered to Parent:
(i) counterparts of each Transaction Document other than this Agreement to which Buyer is a party, duly executed by Buyer;
(ii) a certificate of Buyer duly executed by an authorized senior officer of Buyer, dated as of the Closing Date, certifying as to Buyer’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);
(iii) a certificate of good standing from the applicable jurisdiction of incorporation or formation of Buyer; and
(iv) two (2) original counterpart signatures to the IRS Form 8023 referenced in Section 2.3(a)(viii) above.

2.4 Payment at Closing.
(a) No later than ten (10) Business Days prior to the anticipated Closing Date, Parent shall cause to be prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) consisting of (i) an estimated balance sheet of the Company as of the Effective Time, prepared in accordance with the Specified Accounting Principles and taking into account the transactions contemplated by this Agreement that are to occur at or immediately prior to the Closing, (ii) a good faith estimated calculation (in reasonable detail) of the amount of the Adjusted Statutory Book Value as of the Effective Time, Closing Indebtedness and Transaction Expenses each as of the Closing Date, derived from such estimated balance sheet, and (iii) the amount of any adjustment to the Base Price to arrive at the Closing Payment pursuant to Section 2.4(b). The Estimated Closing Statement shall be (i) in the same format as set forth in Annex D (the “Pro Forma Closing Statement”); (ii) accompanied by work papers and other supporting documentation with respect to the calculation of the amounts set forth thereon; and (iii) accompanied by a written certificate of the chief financial or accounting officer of Parent certifying that the Estimated Closing Statement (x) was prepared in good faith, (y) is derived from the Books and Records, and (z) was prepared in accordance with the Specified Accounting Principles and this Section 2.4. If Buyer believes that the Estimated Closing Statement (including any amount or computation set forth therein) contain errors, deviates from the Pro Forma Closing Statement or was not prepared in accordance with the Specified Accounting Principles or this Section 2.4, Buyer may, on or prior to the second (2nd) Business Day prior to the anticipated Closing Date, deliver a notice to Parent setting forth, in reasonable detail, each such disputed item or amount and the basis for Buyer’s disagreement therewith, and for the period from Parent’s receipt of such notice to the Closing Date, the parties shall cooperate in good faith to resolve any such disputes and agree upon a revised Estimated Closing Statement.
(b) In addition to the deliveries contemplated by Section 2.3, at the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to (i) the Base Price, plus (ii) any Adjusted Statutory Book Value Surplus, minus (iii) any Adjusted Statutory Book Value Deficit, minus (v) the Closing Indebtedness (without duplication of amounts that are specific components of, and cause a reduction to, Adjusted Statutory Book Value as of the Effective Time), minus (vi) any Transaction Expenses (without duplication of amounts that are specific components of, and cause a reduction to, Adjusted Statutory Book Value as of the Effective Time) (the “Closing Payment”).
2.5 Post-Closing Payment.
(a) In the event that the Final Closing Payment as finally determined pursuant to subsections (b) and (c) of this Section 2.5 is greater than the Closing Payment, Buyer shall pay Seller an amount in cash equal to the difference within five (5) Business Days after the final determination thereof. In the event that the Final Closing Payment as finally determined pursuant to subsections (b) and (c) of this Section 2.5 is less than the Closing Payment, Seller shall, and Parent shall cause Seller to, pay Buyer an amount in cash equal to the difference within five (5) Business Days after the final determination thereof. Any payments required to be made by either party pursuant to this Section 2.5(a) shall (i) be made by wire transfer of immediately available funds and (ii) include interest on the amount required to be paid at the Applicable Rate, compounded annually on the basis of a year of 365 days, from (and including) the Closing Date to (but excluding) the date such payment is made.
(b) No later than one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Parent a statement (the “Closing Statement”) consisting of (i) a balance sheet of the Company as of the Effective Time, prepared in accordance with the Specified Accounting Principles and taking into account the transactions contemplated by this Agreement that are to occur at or immediately prior to the Closing, (ii) a calculation (in reasonable detail) of the amount of the Adjusted Statutory Book Value, the Adjusted Statutory Book Value Target, each as of the Effective Time, Closing Indebtedness and Transaction Expenses each as of the Closing Date, derived from such balance sheet (provided that for purposes of such calculation, the Adjusted Statutory Book Value will reflect any payment of Closing Indebtedness or Transaction Expenses made by the Company between the Effective Time and the Closing) and (iii) the items of adjustment to the Base Price to arrive at the Closing Payment pursuant to Section 2.4(b) based on the Closing Statement as of the Effective Time (the amount based thereon, the “Final Closing Payment”). The Closing Statement shall be (i) in the same format as the Pro Forma Closing Statement; (ii) accompanied by work papers and other supporting documentation with respect to the calculation of the amounts set forth thereon; and (iii) accompanied by a written certificate of the chief financial or accounting officer of the Company certifying that the Closing Statement (x) was prepared in good faith, (y) is derived from the Books and Records, and (z) was prepared in accordance with the Specified

Accounting Principles and this Section 2.5. In furtherance of such preparation, Parent will make reasonably available the employees of Parent and its Affiliates to Buyer and Buyer’s Representatives to the extent such employees are responsible for or knowledgeable about the preparation of the Closing Statement and shall provide access to all documentation, records and other information of Parent and its Affiliates as Buyer or any of its Representatives may reasonably request to the extent reasonably relevant to the preparation of the Closing Statement; provided, that such access does not unreasonably interfere with the conduct of the business of Parent and its Affiliates.
(c) (i) Parent shall have forty-five (45) days from the date on which the Closing Statement is delivered to it to review the calculations of the Adjusted Statutory Book Value, Adjusted Statutory Book Value Target, Closing Indebtedness and Transaction Expenses and the Final Closing Payment based thereon (the “Review Period”). In furtherance of such review, Buyer and the Company will make reasonably available the employees of Buyer, the Company and Abacus to Parent and Parent’s Representatives to the extent such employees are responsible for or knowledgeable about the preparation of the Closing Statement and shall provide access to all documentation, records and other information of Buyer, the Company and Abacus as Parent or any of its Representatives may reasonably request to the extent reasonably relevant to the preparation of the Closing Statement; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer, the Company or Abacus.
(ii) If Parent believes that the Closing Statement (including any amount or computation set forth therein) contains errors, deviates from the Pro Forma Closing Statement or was not prepared in accordance with the Specified Accounting Principles, Parent may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each such disputed item or amount and the basis for Parent’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item, Parent’s position as to the correct amount or computation that should have been included in the Closing Statement and as to the Final Closing Payment.
(iii) If no Dispute Notice is received by Buyer with respect to any item in the Closing Statement on or prior to the last day of the Review Period, the amount or computation with respect to such item as set forth in the Closing Statement shall be deemed accepted by Parent, whereupon the amount or computation of such item or items shall be final and binding on the parties. For purposes of this Section 2.5, “final and binding” shall mean that the applicable determination shall have the same preclusive effect for all purposes as a determination embodied in a final judgment, no longer subject to appeal and entered by a Court of competent jurisdiction after full and fair litigation on the merits.
(iv) For a period of ten (10) Business Days beginning on the date that Buyer receives a Dispute Notice, if any, Buyer and Parent shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such ten (10) Business Day period, Buyer or Parent may engage Ernst & Young, or if Ernst & Young is unwilling or unable to serve, another accounting firm of national reputation, as mutually agreed by the parties hereto (the “Independent Accounting Firm”), to make a determination with respect to the matters identified in the Dispute Notice that are still in dispute.
(v) Buyer and Parent will direct the Independent Accounting Firm to render a determination within sixty (60) days after its retention, and Buyer, Parent and their respective employees and agents will cooperate with the Independent Accounting Firm during its engagement. Buyer, on the one hand, and Parent, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement, each submit to the Independent Accounting Firm their respective computations of the disputed items identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission, delivered concurrently to the Independent Accounting Firm and the other party, to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other party) within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accounting Firm, provided that both parties are copied on all written communications and allowed to participate in all discussion with the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Buyer and Parent (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Closing Statement solely as to the disputed items and shall determine the appropriate Final Closing Payment on that basis.
(vi) The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Statement, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound to the principles of this Section 2.5 and the terms of this Agreement, (ii) shall limit its review to matters specifically set forth in the Dispute Notice the basis of which are errors or failure of Buyer to prepare the Closing Statement in accordance with the Pro Forma Closing Statement and the Specified Accounting Principles and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party.
(vii) All fees and expenses relating to the work of the Independent Accounting Firm shall be shared equally by Buyer and Parent. The Adjustment Report, absent fraud, shall be final and binding upon Buyer, Parent and Seller, and shall be deemed a final arbitration award that is binding on each of Buyer, Parent and Seller, and no party shall seek further recourse to Courts, other tribunals or otherwise, other than to enforce the Adjustment Report or to adjudicate any fraud claims.
(viii) Any adjustments pursuant to this Section 2.5 shall be reflected in the Purchase Price for all Tax purposes.
2.6 Earn-Out Payment.
(a) Subject to the terms of this Section 2.6, Seller shall be eligible to receive an earn-out payment described in Section 2.6(b) if the Company achieves the statutory earnings target set forth below. Any such earn-out payment shall be calculated as of the Earn-Out End Date and payable in accordance with this Section 2.6.
(b) Buyer shall provide Seller written notice of Buyer’s calculation of the following amount (the “Earn-Out Payment”) within fifteen (15) days following the date on which the Company’s audited annual statutory financial statement for the calendar year ended on December 31, 2023 is filed with the Insurance Regulator in the Company’s domiciliary jurisdiction:
(i) if the Company Statutory Earnings do not exceed $15,250,000, zero;
(ii) if the Company Statutory Earnings exceed $15,250,000 but are less than $16,500,000, an amount equal to the product of (y) the Prorated Portion and (z) $12,500,000; and
(iii) if the Company Statutory Earnings equal or exceed $16,500,000, $12,500,000.
The Earn-Out Payment, if any, will be payable to Seller by wire transfer of immediately available funds to bank account designated by Seller no later than the fifth (5th) Business Day following the notice delivered by Buyer pursuant to this Section 2.6(b).
(c) Notwithstanding anything herein to the contrary, to the extent that Buyer is entitled to payment of Indemnifiable Losses under Article IX, on or prior to the Earn-Out Payment date, Buyer may deduct the amount of such Indemnifiable Losses from the Earn-Out Payment payable by Buyer to Seller up to the Earn-Out Payment.
(d) Buyer shall provide its documentation in support of its calculation of the Earn-Out Payment to the Seller at the time of its notice to the Seller of its calculation delivered under Section 2.6(b), and the Seller shall have thirty (30) days from the date of receipt of such Earn-Out Payment or such notice, as the case may be, to deliver written notice of its objections to the calculation of the Earn-Out Payment, specifying in reasonable detail the basis for the objections. If Seller does not timely object, Buyer’s calculation of the Earn-Out Payment shall be binding and conclusive. If the Seller objects on a timely basis, the calculation of the Earn-Out Payment shall not be binding and conclusive, and Buyer and the Seller shall negotiate in good faith to resolve the Sellers’ objections. If Buyer and Seller resolve such objections, the amount they agree upon shall be final and binding, but if the objections cannot be resolved by such negotiation within thirty (30) days after Buyer’s receipt of the Seller’s objections, Buyer and Seller shall cause the calculation of the Earn-Out Payment, and all documents related thereto, to be submitted to the Independent Accounting Firm and the procedures, timelines and expense allocations set forth in Section 2.5 with respect to the resolution of the Closing Payment shall be followed to obtain final resolution of such Earn-Out Payment.
(e) Any increase or decrease in the Earn-Out Payment to be paid to Seller determined pursuant to Section 2.6(d) shall be made within three (3) Business Days after such payment has been finally determined.
(f) From and after the Closing until the Earn-Out End Date, (i) Buyer shall and shall cause any Affiliates of Buyer to, operate the Company in a commercially reasonable manner, and Buyer shall not take any action or inaction in bad faith with the intention of decreasing the amount of any Earn-Out Payment or impairing Buyer’s ability to make any Earn-Out Payment; provided that, except as set forth in the foregoing clause, the provisions of this Section 2.6(f) shall not (x) require Buyer or any Affiliate of Buyer (including the Company) to continue any line of business or service conducted or offered by the Company as of any date or (y) limit Buyer or any Affiliate of Buyer (including the Company) from modifying or changing any aspect of the Company’s Business.
(g) Any Earn-Out Payment pursuant to this Section 2.6 shall be reflected in the Purchase Price for all Tax purposes.
(h) Parent and Seller each acknowledges that the contingent right of Seller to receive the Earn-Out Payment, if any, pursuant to this Section 2.6 (i) is speculative in nature and not guaranteed; (ii) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general, unsecured creditor under applicable Law); (iii) will not be represented by any form of certificate or instrument; (iv) does not give Parent or Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of equity securities; and (v) is not assignable or otherwise transferable by Seller.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
Except as set forth in the Parent Disclosure Schedule, Parent and Seller hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:
3.1 Organization and Qualification.
(a) Each of Parent, Seller, the Company and Abacus is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Law of the jurisdiction of its organization or incorporation and each (i) has all the requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.
(b) Neither the Company nor Abacus is required to be registered as an “investment company” within the meaning of the Investment Company Act and neither the Company nor Abacus is relying on the exception from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Abacus is duly licensed as an insurance producer in all jurisdictions relevant to the conduct of its Business.
3.2 Organizational Documents. Parent has made available to Buyer a true, complete and correct copy of the Organizational Documents of Parent, Seller, the Company and Abacus, each as amended. None of Parent, Seller, the Company nor Abacus is in violation of its Organizational Documents. The Organizational Documents of Parent, Seller, the Company and Abacus that have been so delivered are in full force and effect.

3.3 Capitalization.
(a) The issued and outstanding capital stock of the Company consists of 60 shares of common stock, $60,000 par value per share, which constitute all of the Shares. No other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. The Shares have been duly authorized and validly issued, fully paid and non-assessable. Seller owns beneficially and of record, and has good and valid title to, the Shares, free and clear of all Liens. Upon consummation of the transactions contemplated hereby, Seller shall, and Parent shall cause Seller to, convey to Buyer, and Buyer shall own, all of the Shares free and clear of all Liens.
(b) The Shares were issued in compliance with applicable Law. The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any person.
(c) There are no (i) outstanding securities or obligations convertible into or exchangeable for capital stock of the Company, (ii) outstanding or authorized securities, options, warrants, call rights or other similar rights obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any capital stock in the Company or (iii) contracts or other agreements to which the Company or any of its Affiliates is a party relating to the voting, issuance, purchase, redemption, registration, repurchase, sale or transfer of any capital stock in the Company. There are no preemptive rights, rights of first refusal (other than as set forth in the Organizational Documents of the Company) or other similar rights with respect to the Shares or other interests in the Company.
(d) Except as set forth in Section 3.3(d) of the Parent Disclosure Schedule, since January 1, 2018, there has been no distribution from the Company and since January 1, 2020 (the “Abacus Purchase Date”) there has been no distribution from Abacus. There are no contracts or other oral or written agreements in place that allow any equity owner of the Company or Abacus to withdraw any equity or capital of the Company or Abacus.
(e) Each of the Stockholders is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) and/or holder of record of certain shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”), and each such Stockholder has the right to vote, or to cause to be voted, the shares of Parent Common Stock set forth under the heading “Shares Held of Record or Beneficially” in respect of such Stockholder on the signature page of the Voting Agreement. The vote of the Parent Common Stock held by the Stockholders in favor of the Parent Voting Matters will be sufficient to approve or adopt (i) this Agreement and the transactions contemplated hereby, and (ii) any other matters required by applicable Law to be approved or adopted by the Stockholders to effect the transactions contemplated hereby.
3.4 Subsidiaries.
(a) The issued and outstanding equity interests of Abacus consist of one thousand five hundred (1,500) units, which constitute all of the Abacus Membership Interests. Except for Abacus, the Company has no Subsidiaries and, except as contemplated by the immediately following sentence, the Company has not had any Subsidiaries since January 1, 2016. Section 3.4(a) of the Parent Disclosure Schedule sets forth a description of any reorganizations since January 1, 2016 pursuant to which any former Subsidiary of the Company was contributed, distributed or transferred to any Affiliate of the Company (the “Reorganizations”). The Reorganizations were effectuated in accordance with applicable Law and the Organizational Documents of the Persons involved, and the Company has no outstanding Liabilities relating to the Reorganizations or the ownership of any former Subsidiary.
(b) The Abacus Membership Interests have been duly authorized and validly issued, are fully paid and are owned beneficially and of record directly by the Company, and the Company has good and valid title to the Abacus Membership Interests, free and clear of any Liens.
(c) None of the outstanding equity interests of Abacus are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or contracts or obligations of any kind (contingent or otherwise) to which Abacus is a party or by which it is bound obligating Abacus to issue, deliver or sell additional shares of capital stock or other voting securities of Abacus or obligating Abacus to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or obligation. Except as set forth in the Organizational Documents of Abacus, there are no (i) outstanding obligations of Abacus to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of Abacus, or (ii) outstanding or authorized securities, options, warrants, call rights or other similar rights obligating Abacus to issue, transfer or sell or cause to be issued, transferred or sold any equity interests in Abacus. Except for Investment Assets and Abacus, the Company does not own any shares of capital stock of or other voting or equity interests (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) in any other Person.
3.5 Authority; Enforceability. Each of Parent and Seller has the requisite corporate power and authority to execute and deliver this Agreement, and each of Parent, Seller and each Seller Party has the requisite corporate power and authority to execute and deliver each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Seller of this Agreement, and of Parent, Seller and each Seller Party of each other Transaction Document and each instrument required to be executed and delivered by it prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been, or (with respect to Transaction Documents and instruments that will be executed and delivered after the date of this Agreement) will be, duly and validly authorized by all necessary corporate action on the part of Parent, Seller or such Seller Party no later than the Closing Date, and no other corporate or similar proceedings on the part of Parent, Seller, any Seller Party or any of their Affiliates are necessary to authorize this Agreement, any Transaction Document to which it is a party or any instrument required to be executed and delivered by it prior to or at the Closing or the consummation of transactions contemplated hereby or thereby. Each of the Transaction Documents to which Parent, Seller or any Seller Party is or will be a party have been or, with respect to the Transaction Documents to be executed and delivered at Closing, will be, duly and validly executed and delivered by Parent, Seller or such Seller Party and, assuming the due authorization, execution and delivery hereof by the other parties hereto or thereto, constitute legal, valid and binding obligations of Parent, Seller or such Seller Party, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Law relating to or affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the Court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”). Parent, Seller and each Seller Party has obtained any necessary approvals from its shareholders to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Except as set forth on Section 3.5 of the Parent Disclosure Schedules, no vote or consent of the holders of any class or series of capital stock or other equity interest of Parent, Seller or the Company is necessary to approve this Agreement, any other Transaction Document or the transactions contemplated hereunder or thereunder. Parent has duly approved this Agreement, any other Transaction Document and the transactions contemplated hereunder or thereunder.
3.6 No Conflict; Required Filings and Consents.
(a) Except as set forth on Section 3.6(a) of the Parent Disclosure Schedules, the execution and delivery by Parent and Seller of this Agreement, and by Parent, Seller and other Seller Parties of the other Transaction Documents to which such Person is party or any instrument required by this Agreement to be executed and delivered by Parent, Seller or any Seller Party on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which such Person is a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing do not and will not, (i) conflict with, require a vote, consent or notice (including a vote of the holders of any class or series of capital stock or any other equity interest) under or violate the Organizational Documents of Parent, Seller, the Seller Parties or the Company or Abacus, (ii) with or without notice or the passage of time or both, conflict with, require a consent or notice under or violate in any material respect any Law, Permit or Order applicable to Parent, any Seller Party, the Company or Abacus or by which any of their properties, rights or assets is bound or affected, or (iii) with or without notice or the passage of time or both, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise would constitute a default) under or entitle any Person to terminate, accelerate or cause a breach or material default of, or result in the creation of any Lien upon any of the properties or assets of the Company or Abacus under, or create any right of acceleration, termination, vesting, payment, exercise, suspension, revocation or cancellation of the loss of any right or benefit under any contract, mortgage, lien, lease, agreement, indenture, trust, instrument, order, judgment or decree to which the Company or Abacus is a party or which is binding upon the Company or Abacus or upon any of the assets of any of the foregoing.
(b) No Governmental Approval or Filing with any Governmental Authority is required to be obtained or made by the Company, Abacus, Parent, Seller or any Seller Party in connection with the consummation of the transactions contemplated by this Agreement, except (i) for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and (ii) Filings with Insurance Regulators and other Filings and approvals that, in each case of this clause (ii) are listed on Section 3.6(b) of the Parent Disclosure Schedule (the consents, approvals, Orders, authorizations, acknowledgements and Filings required under or in connection with this clause (ii), the “Required Governmental Authorizations”).
3.7 Material Contracts.
(a) Section 3.7(a) of the Parent Disclosure Schedule sets forth a true and complete list of each contract, agreement, commitment, arrangement, plan, lease, license or other instrument (whether or not reduced to writing) in force as of the date hereof to which the Company or Abacus is a party or by which any of its assets are bound (and any amendments, supplements and modifications thereto), in each case, that:
(i) is for the employment of, or any offer of employment to, any officer, Employee or other individual on a full-time basis, which provides for annual payments (excluding any incentive payments or commissions) in excess of $75,000;
(ii) (other than Reinsurance Contracts and contracts covered by Section 3.7(a)(iii) or agreements set forth in Section 3.23 of the Parent Disclosure Schedule) provides for the provision of goods and services involving expenditures or payables in excess of $75,000 in the aggregate during the last trailing twelve months ended December 31, 2020;
(iii) is with any Material Independent Producer;
(iv) is a network agreement pursuant to which the Company or Abacus obtains or leases access to any provider network of a third party (but excluding, for purposes of clarification, any such networks accessed through any Employee Plan) and any customer account agreement to which the Company or Abacus derives revenues in excess of $75,000 on an annualized basis;
(v) is a credit agreement, mortgage, loan agreement, indenture, letter of credit, swap agreement and any other agreement, in each case relating to Indebtedness or other borrowing of money or extension of credit and each agreement guaranteeing, or providing security for, Indebtedness or mortgaging, pledging or otherwise placing a Lien on the assets of the Company or Abacus;
(vi) contains (A) a restriction on the ability of the Company or Abacus to solicit specified customers or prospective customers for the purchase, renewal, lapse, or amendment of an Insurance Contract, (B) a restriction on the payment of dividends in respect of the capital stock of the Company or Abacus, or (C) covenants limiting in any way the freedom of the Company or Abacus to compete in any line of business or in the marketing, selling or administration of any Insurance Contract and which is not terminable on ninety (90) days’ notice or less by the Company or Abacus without restriction, liability or penalty, in each case that would be legally binding on the Company or Abacus following the consummation of the transactions contemplated hereby;
(vii) (A) requires payments to or from the Company or Abacus in excess of $75,000 per annum representing an interest in or in respect of any material rights, assets or property, but excluding contracts for commercial generally available Software for an annual fee of less than $75,000, or (B) relates to any Leased Real Property;
(viii) restricts or grants rights to use or practice rights under Intellectual Property that is material to the Business of the Company or Abacus, but in each case excluding contracts for commercial generally available Software for an annual fee of less than $75,000, or relates to cybersecurity or information technology security services;
(ix) is a contract which provides for annual payments in excess of $75,000 pursuant to which any material function of the Company’s or Abacus’ business is outsourced or otherwise performed by an unaffiliated Person, or is a contract pursuant to which the Company or Abacus has appointed or is appointed a third party administrator, managing general agent or other Material Independent Producer or that relates to insurance policy administration, claims, or underwriting, or is a third party administration or other insurance policy administration agreement relating to the Insurance Contracts;
(x) is with a custodian or otherwise relating to custodial services with respect to assets of the Company or Abacus;
(xi) relates to any material interest rate, derivatives or hedging transaction, or is an investment advisory agreement or any other contract relating to investment management, investment advisor or subadvisory services;
(xii) relates to the allocation or sharing of Taxes, costs, or expenses;
(xiii) is a joint venture, investment, partnership, stockholder, limited liability or other similar contract;
(xiv) is with a Governmental Authority or relates to any settlement of any Proceeding;
(xv) is a contract that is material to the Company’s or Abacus’ operation or as to which the consequences of its existence or a default, a nonrenewal or a termination thereof would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(xvi) except for contracts that are terminable within ninety (90) days, contracts that require the consent of, or grant a termination right to, any party thereto in connection with the consummation of the transactions contemplated hereby; and
(xvii) relates to the acquisition or disposition of any material business or operation of the Company or Abacus, or any other similar contract that includes an ongoing material indemnification obligation or guarantee of the Company or Abacus (all such instruments, collectively, the “Material Contracts”).
(b) True and complete copies of all Material Contracts, including all amendments thereto, have been made available to Buyer by Parent. Each Material Contract is in full force and effect, is a valid and binding obligation of the Company or Abacus, to the Knowledge of Parent or Seller, of each other party thereto and is enforceable in accordance with its terms against the Company or Abacus and, to the Knowledge of Parent or Seller, against each other party to such Material Contract, subject in each case to the Enforceability Exceptions. Neither the Company, Abacus, nor, to the Knowledge of Parent or Seller, any other party to any such Material Contract is in material default, breach or violation of any Material Contract and no party has given written notice to the Company or Abacus of any material default, breach or violation. Neither the Company nor Abacus has received written or, to the Knowledge of Parent or Seller, oral notice of cancellation of any Material Contract, and, except as set forth in Section 3.7(b) of the Parent Disclosure Schedule, the Material Contracts do not contain any provision that would allow any party to a Material Contract to (i) terminate the agreement, or (ii) increase any amount payable thereunder, in each case as a result solely of the consummation of the transactions contemplated by this Agreement.
3.8 Compliance with Law; Permits.
(a) The Company and Abacus are and have been conducting their respective businesses in compliance in all material respects with applicable Law of any Governmental Authority applicable to the Company or Abacus. Neither the Company, since January 1, 2018, nor Abacus, since the Abacus Purchase Date, (i) has committed any breach or violation of applicable Law that has resulted in, or would reasonably be expected in the future to result in, any material penalty, fine, assessment, damages, suspension or loss of any material Permit, or any other material adverse remedial action with respect to the Company or Abacus, taken as a whole, (ii) has received any written notice from any Governmental Authority or paid or incurred any penalty or fine imposed by a Governmental Authority, in each case, regarding any actual or alleged material violation of, or failure to comply with, any applicable Law, or (iii) is under investigation, examination or audit with respect to any violation of any applicable Law.
(b) All material deficiencies or violations in all reports of examinations of the affairs of the Company or Abacus (including financial, market conduct and similar examinations) issued by any Insurance Regulator to the Company on or after January 1, 2016 or to Abacus on or after the Abacus Purchase Date have been resolved, to the Knowledge of Parent or Seller, to the reasonable satisfaction of the Insurance Regulator that noted such deficiencies or violations. The Company is in full compliance with its obligations under the Regulatory Settlement Agreement, and the Company has implemented a compliance plan that, based on the Company’s discussions with the relevant regulators to date, satisfies the concerns and exceptions noted in such agreement. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby, Parent and Seller are in compliance with all Laws applicable to Parent and Seller, respectively.
(c) Except as set forth on Section 3.8(c) of the Parent Disclosure Schedules, the Company, since January 1, 2018, and Abacus, since the Abacus Purchase Date, have each filed all material reports, statements, documents, registrations, filings or submissions required to be filed by such Person with any Governmental Authority. All such registrations, filings and submissions were in compliance in all material respects with applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied. Parent has made available to Buyer true and complete copies of all such reports, statements, documents, registrations, filings or submissions filed with any Governmental Authority since January 1, 2018 with respect to the Company and since the Abacus Purchase Date with respect to Abacus, other than renewals of Permits and other registrations, filings and submissions made in the ordinary course of business.
(d) The Company and Abacus hold all material Permits required under applicable Law and necessary in connection with the conduct of their businesses. All such Permits are valid and in full force and effect in accordance with their terms, and each of the Company, since January 1, 2018, and Abacus, since the Abacus Purchase Date, has been in compliance in all material respects with the terms and requirements of each such Permit. Except as set forth on Section 3.8(d) of the Parent Disclosure Schedules, neither the Company, since January 1, 2018, nor Abacus, since the Abacus Purchase Date, has received any written or, to the Knowledge of Parent or Seller, oral notice from any Governmental Authority regarding any (i) actual, alleged, or potential material violation of, or failure to comply with, the terms or requirements of any such Permit, or (ii) actual or proposed revocation, suspension or termination of, or material modification to, any such Permit. Neither the Company nor Abacus is in material default under, and to the Knowledge of Parent or Seller, no condition exists that with notice or lapse of time or both would constitute material default under, any such Permit, and no such Permit will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Section 3.8(d) of the Parent Disclosure Schedule sets forth a true and complete list of each jurisdiction where each of the Company and Abacus is licensed by any Insurance Regulator and its material Permits.
(e) Parent has previously made available to Buyer the Social Security Death Master File-related state protocols and any other state protocols of the Company and Abacus related to Unclaimed Property Matters and their effective dates, which the Company or Abacus use to determine the payment of life insurance or other benefits and amounts under Insurance Contracts. The Company or Abacus, if applicable, administers all such Insurance Contracts in accordance with these protocols and applicable Law and is not currently under any audit with respect to such matters. Parent has made available to Buyer (i) all workpapers, estimations, analyses and reviews of amounts as may be or become due under the terms of the insurance policies or otherwise by the Company or Abacus with respect to the Social Security Death Master File-related review processes or other resources which meet state requirements, (ii) true and correct copies of all written correspondence between the Company or Abacus and any Governmental Authority or any Person acting on behalf of a Governmental Authority since January 1, 2016, with respect to the Company, and the Abacus Purchase Date with respect to Abacus, regarding any pending or, to the Knowledge of Parent or Seller, threatened Proceedings relating to Unclaimed Property Matters, (iii) true and correct copies of all correspondence with any contractual counterparties relating to Unclaimed Property Matters, and (iv) a schedule of the balance sheet accruals made and maintained by the Company and Abacus at and as of December 31, 2020, with respect to Unclaimed Property Matters. There are no orders, decrees, injunctions, judgments, or settlement agreements issued by, entered before, or agreed to with any arbitrator or Governmental Authority outstanding against the Company or Abacus or any of their assets, properties or businesses relating to any Unclaimed Property Matters, and the Company and Abacus are not under any audit with respect to such matters.

(f) In the last five (5) years, (i) to the Knowledge of Parent or Seller, no allegations of harassment or other misconduct have been made against any Employee or former Employee (while an employee of the Company or Abacus), and (ii) neither the Company nor Abacus has entered into any settlement agreements related to allegations of harassment or other misconduct by any Employee or former Employee.
3.9 Financial Statements.
(a) Parent has made available to Buyer true, correct and complete copies of (i) the annual statutory financial statement of the Company, together with the report of the Company’s independent auditors thereon, as of and for the years ended December 31, 2018, 2019 and 2020, and (ii) the quarterly statutory financial statement of the Company as of and for the three (3) month period ended March 31, 2021, in each case of (i) and (ii), as filed with the Wisconsin Office of the Commissioner of Insurance (the financial statements for the period ending on March 31, 2021, the “Most Recent Statutory Statement” and, collectively with the statements set forth in clause (i), the “Statutory Statements”). The Statutory Statements were prepared from the Books and Records of the Company and in accordance with applicable Law and SAP applicable to the Company consistently applied throughout all such periods and fairly present in all material respects the financial position, admitted assets, liabilities and capital and surplus of the Company at the respective dates, and the results of operations, changes in surplus, and cash flows of the Company for the periods covered thereby, subject, in the Most Recent Statutory Statement, to the absence of full footnote disclosures and other presentation items. No deficiency has been asserted by any Governmental Authority with respect to any Statutory Statement.
(b) Parent has made available to Buyer true, correct and complete copies of (i) the unaudited consolidated annual financial statements of the Company and Abacus as of and for the year ended December 31, 2020, (ii) the unaudited consolidated financial statement of the Company and Abacus as of and for the three (3) month period ended March 31, 2021 (clauses (i) and (ii) of this Section 3.9(b), collectively, the “Consolidated Statements”). The Consolidated Statements were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied throughout all such periods and fairly present in all material respects the financial position of the Company and Abacus at the respective dates.
(c) The Reserves of the Company as of March 31, 2021 recorded in the Most Recent Statutory Statement and otherwise recorded in the Statutory Statements were determined: (i) in accordance with generally accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial provisions in effect as of the date of such Statutory Statements, (ii) in accordance with SAP and applicable Law, and (iii) based on actuarial assumptions consistent with or more conservative than those called for in relevant provisions of the Insurance Contracts. For clarity, Parent and Seller make no representation, warranty or guarantee under this Agreement that the Reserves held by or on behalf of the Company are or will be sufficient for the purposes for which they were established.
(d) Parent has made available all analyses and reports relating to the risk-based capital calculations of the Company submitted by the Company since January 1, 2020, to the Insurance Regulator in each state in which such analyses and reports are required to be filed (the “RBC Reports”). The RBC Reports were prepared in accordance with SAP applicable to the Company and the applicable risk-based capital instructions and were true and correct on and as of the date filed with each such Insurance Regulator. No Insurance Regulator has notified the Company of any inaccuracy in any RBC Report. Each of the Company and Abacus is solvent.
(e) Section 3.9(e) of the Parent Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness, if any. Neither the Company nor Abacus is in default, nor is any waiver of default presently in effect, in the payment of any principal or interest on any such Indebtedness.
(f) The Books and Records (i) are true, complete and correct in all material respects, (ii) have been maintained in all material respects in accordance with sound business practices, any applicable record keeping or maintenance requirements in the Material Contracts, Insurance Contracts and Reinsurance Contracts, and applicable Law, (iii) accurately present and reflect in all material respects all of the Business of the Company and Abacus and all transactions and actions related thereto, (iv) have been prepared using processes and procedures for which there are no material weaknesses or significant deficiencies in internal controls over financial reporting that adversely affect the ability of Parent and Seller to accurately present and reflect in all material respects the Business of the Company and Abacus and other transactions and actions related thereto, and (v) contain no material Data Input Inaccuracies.

(g) Each of the Company and Abacus have devised and maintained systems of internal accounting controls with respect to its business that are reasonably sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with SAP applicable to the Company, and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(h) No representation or warranty or other statement made by Parent and Seller in this Agreement, the Parent Disclosure Schedule, any supplement to the Parent Disclosure Schedule, the certificate delivered pursuant to Section 2.3(a)(iv), or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances they were made, not misleading.
(i) The Pro Forma Closing Statement was (i) derived from, prepared using and in all material respects consistent with, the Books and Records, (ii) determined in accordance with SAP, applied on a consistent basis with the periods presented in the Statutory Statements (except to the extent of any adjustments to SAP expressly embedded in the Accounting Principles), and, subject to such adjustments, fairly presents, in all material respects, the statutory financial position, admitted assets, liabilities and capital and surplus of the Company as of December 31, 2020, and (iii) prepared in accordance with the Specified Accounting Principles.
3.10 Insurance Business.
(a) Any application form, form of insurance policy, written advertising material, rate or rule utilized by the Business, the use or issuance of which requires filing or approval, has been appropriately filed, and, if required, approved by the Insurance Regulator of any state in which such application forms, forms of insurance policies, advertising materials and rates or rules are required to be filed and, if required, approved or not objected to by such authorities within the period provided for approval or objection, except for failures to effect such filings or secure such approvals, which would not be material to the Company and Abacus, taken as a whole. All such application forms, forms of insurance policies, advertising materials and rates or rules are utilized in compliance in all material respects with applicable Law and within the scope of the approvals (if any) received with respect thereto. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings that have not been cured or otherwise resolved. The Insurance Contracts have been administered in accordance with the terms of such policies and in compliance in all material respects with applicable Law. All amounts owed (that are not being disputed in good faith) under any Insurance Contracts have been paid in all material respects in accordance with their terms. Except as provided under the express terms of the Insurance Contracts or otherwise provided under applicable Law, there are no agreements or commitments, written or otherwise, regarding any alterations to any applicable cost of insurance charges, credited interest rates, insurance policy premiums, features or other similar charges or rates with respect to any of the Insurance Contracts. Parent has made available to Buyer true and complete copies of specimen forms of all Insurance Contracts that are in-force or are actively being marketed by the Company and Abacus. Such specimen forms are true, correct and complete copies of the policy forms on which the Insurance Contracts are issued. Such policy forms are representative of the Insurance Contracts, except for variations that, individually or in the aggregate, would not reasonably be expected to be material to the Insurance Contracts or materially affect the valuation, projection or risk profile of the Insurance Contracts.
(b) Since January 1, 2018, the Company has timely paid all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state guaranty fund or association or any Insurance Regulator in any jurisdiction in which the Company operates its business. Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, no material claim or assessment is pending or, to the Knowledge of Parent or Seller, threatened against the Company or any Affiliate by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.
(c) Parent has made available to Buyer true and complete copies of all underwriting manuals (including each amendment thereto) utilized by the Company with respect to its Business of since January 1, 2018. The underwriting standards and ratings applied by the Company since such date with respect to the Insurance Contracts have conformed in all material respects to those contained in the applicable underwriting policies as in effect at the time such Insurance Contracts were underwritten.
(d) Parent has provided Buyer information relating to the Company’s setting of any Non-Guaranteed Elements as in effect as of the date hereof and copies of the following information and analyses related to the Insurance Contracts as of the date such information and analyses were prepared: (i) current and projected cost of insurance charges and charges for mortality and administration of the Insurance Contracts; (ii) current and projected credited interest rates; and (iii) minutes of meetings of the Board of Directors of the Company (and any committee thereof) held since January 1, 2018 as the same pertained to crediting rates, cost of insurance rates or other Non-Guaranteed Elements specifically on or in respect of the Insurance Contracts, including therewith supporting materials or actuarial analyses provided thereto in connection with its assessment of such proposed changes. Since January 1, 2018, except (i) as set forth in Section 3.10(d) of the Parent Disclosure Schedule, or (ii) with respect to crediting rates applicable to the Insurance Contracts, the Company has not changed the “cost of insurance” or similar charges or other Non-Guaranteed Elements on or in respect of the Insurance Contracts and, as of the date hereof, has no agreements or commitments, written or otherwise, regarding credited interest rates to be paid with respect to any of the Insurance Contracts.
(e) The Company is not “commercially domiciled” in any jurisdiction. The Company (i) has not issued or reinsured any Insurance Contract the policy value of which varies with the investment performance of a separate account or sub account thereof, or (ii) has not owned or maintained any separate account.
3.11 Producers; Sale Practices; Third Party Administrators.
(a) Section 3.11(a) of the Parent Disclosure Schedule sets forth a true and correct list, to the Knowledge of Parent or Seller, of each Material Independent Producer of the Company and the gross premium volume produced by the Business of the Company in respect of each such Material Independent Producer for the twelve (12) months ended December 31, 2020.
(b) Each Independent Producer was duly and appropriately appointed by the Company to act as a producer for the Company at the time such Independent Producer negotiated, placed, marketed, wrote, sold, produced or solicited any of the Insurance Contracts for which it was the producer to the extent required by applicable Law. To the Knowledge of Parent or Seller, each Independent Producer at such time was duly licensed as required by applicable Insurance Law (for the type of business written, sold, produced or solicited on behalf of the Company), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which would not be material to the Company.
(c) Since January 1, 2018, the Company has not received written notice from any Governmental Authority that an Independent Producer is in material violation of any applicable Law applicable to the writing, sale, production or solicitation of insurance policies for the Company.
(d) Except as set forth in Section 3.11(d) of the Parent Disclosure Schedule, Parent has made available to Buyer (i) the standard forms of agreements used in connection with the business of the Company for Independent Producers since January 1, 2015, and (ii) true, accurate and complete copies of any agreements in force on the date hereof between the Company and any Material Independent Producer that is substantially different from both such standard forms of agreements and other standard forms of agreements used by the Company since January 1, 2015. Except as set forth in Section 3.11(d) of the Parent Disclosure Schedule or in such standard forms, the Company does not have any compensation plans or programs for the payment of compensation to Independent Producers other than commissions based on gross premium volume produced and volume-based bonus arrangements. No Independent Producer has materially breached the terms of any agency or broker contract with or for the benefit of the Company. To the Knowledge of Parent or Seller, no Independent Producer or any Affiliate of such Independent Producer has any right to (i) receive any payment based on the profitability or financial performance of any of the Insurance Contracts or (ii) that requires the Company to reinsure or otherwise transfer the economic benefits of the Insurance Contracts (or any portion thereof) to any Person.
(e) Except as set forth in Section 3.11(e) of the Parent Disclosure Schedule, to the Knowledge of Parent or Seller, since January 1, 2018, (i) each third party administrator that serviced, managed, adjusted or administered insurance business for the Company or performed any other action for or on behalf of the Company, at the time such Person serviced, managed, adjusted or administered such business or performed such action, was duly licensed and appointed as required by Law (for the type of business managed or administered on behalf of the Company) in the particular jurisdiction in which such third party administrator serviced, managed, adjusted or administered such business or performed such action and (ii) no such third party administrator was or is in violation (or with or without notice or lapse of time or both, would be or would have been in violation) of any term or provision of any Law applicable to the servicing, administration, adjustment or management of insurance business for the Company, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Authorities.
3.12 Existing Reinsurance Contracts.
(a) Section 3.12(a) of the Parent Disclosure Schedule lists each reinsurance agreement to which the Company is a party and under which the Company has ceded or retroceded any risks in respect of the Business of the Company and with respect to which the Company has any outstanding ceded reserves, as well as each material marketing agreement, administrative services agreement and any other agreement that is related to each such reinsurance agreement (the “Ceded Reinsurance Contracts”). The Company is in compliance with all statutory accounting principles, including risk transfer requirements under the Ceded Reinsurance Contracts and is entitled to take full credit in its Statutory Statements pursuant to applicable Law for all the Ceded Reinsurance Contracts. Except as set forth on Section 3.12(a) of the Parent Disclosure Schedules, since January 1, 2018, the Company has not received a written denial of any material claim from the reinsurer under any of the Ceded Reinsurance Contracts. All rights and obligations of the Company under its ceded reinsurance relating to the “Coinsured Policies” ceded by it to National Guardian Life Insurance Company under that certain Coinsurance and Administrative Services Agreement dated July 31, 2015 between such parties have been transferred to National Guardian Life Insurance Company, and, under the terms of such Coinsurance and Administrative Services Agreement, there is no residual liability under such ceded reinsurance or the coverage provided thereunder retained by the Company.
(b) Section 3.12(b) of the Parent Disclosure Schedule lists each reinsurance agreement to which the Company is a party and under which the Company has assumed any risks and with respect to which the Company has any outstanding assumed reserves (the “Assumed Reinsurance Contracts” and, together with the Ceded Reinsurance Contracts, the “Reinsurance Contracts”). The Company has received all necessary approvals (or non-disapprovals) from applicable Governmental Authorities for each Assumed Reinsurance Contract and the transactions contemplated thereby.
(c) True and complete copies of all Reinsurance Contracts, including all amendments thereto, have been made available to Buyer by Parent. Each of the Reinsurance Contracts constitutes a valid and binding obligation of the Company and, to the Knowledge of Parent or Seller, each other party thereto, enforceable against the Company and, to the Knowledge of Parent or Seller, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. The Company has not given notice, or received notice from a counterparty under any such contract, of termination, recapture, rescission, acceleration or breach (provisional or otherwise) in respect of any Reinsurance Contract. The Company has not, and to the Knowledge of Parent or Seller, none of the other parties to the Reinsurance Contracts have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Reinsurance Contract. No Reinsurance Contract contains any provision providing that the reinsurer may terminate, recapture, rescind, accelerate or declare the ceding company in breach under such agreement by reason of the transactions contemplated by this Agreement or the other Transaction Documents. None of the Company or, to the Knowledge of Parent or Seller, any ceding company or reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such ceding company or reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated. There has not been any dispute with respect to any material amounts recoverable or payable by the Company or any of its Affiliates pursuant to any Reinsurance Contract. All amounts owed (that are not being disputed in good faith) under any Reinsurance Contracts have been paid in accordance with their terms in all material respects.

3.13 No Undisclosed Liabilities. Except for the liabilities: (i) set forth on, reflected in or reserved against on the Most Recent Statutory Statements; (ii) set forth in Section 3.13 of the Parent Disclosure Schedule; or (iii) incurred in the ordinary course of business consistent with past practice since January 1, 2021 and which does not exceed $100,000, neither the Company nor Abacus is subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due.
3.14 Absence of Certain Changes or Events. Except as set forth in Section 3.14 of the Parent Disclosure Schedule, since January 1, 2021 to the date hereof, the Company and Abacus have conducted their Business in the ordinary course of business consistent with past practice, and there has not been any fact, circumstance, condition, event, or change that constitutes, or would reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, from April 1, 2021 to the date hereof, neither the Company nor Abacus has, except as set forth in Section 3.14 of the Parent Disclosure Schedule, taken any action or failed to take any action that would have resulted in a breach of Section 5.1 had such section been in effect since April 1, 2021.
3.15 Absence of Litigation, Claims and Orders. Except as set forth in Section 3.15 of the Parent Disclosure Schedule (i) there are no Proceedings pending or, to the Knowledge of Parent or Seller, threatened against the Company or Abacus, and (ii) there are no Orders outstanding to which the Company or Abacus or any of its or their respective properties, rights or assets is subject.
3.16 Employee Benefit Plans.
(a) Section 3.16(a) of the Parent Disclosure Schedule sets forth a complete list of each Employee Plan sponsored by the Company or Abacus (a “Company Employee Plan”) and identifies the sponsor of each.
(b) Each Company Employee Plan has been established, operated and administered in material compliance with its terms, ERISA, the Code and other applicable Law, and the Company and Abacus and their ERISA Affiliates have satisfied in all material respects all of their obligations for Employees with respect to each Company Employee Plan in accordance with its terms, ERISA, the Code and other applicable Law. Each Company Employee Plan that is intended to be Tax-qualified has received a favorable opinion letter from the IRS or is entitled to rely on a favorable determination letter from the IRS, or has filed a timely application therefor and no event has occurred since the date of the most recent determination letter that has not been revoked or application therefor relating to any such Company Employee Plan that would reasonably be likely to cause the loss of such qualification status of such Company Employee Plan. With respect to covered Employees, each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been maintained and operated in material compliance with Section 409A of the Code. The Company and Abacus have complied in all material respects with all applicable disclosure, reporting and other requirements under applicable Law applicable to any Company Employee Plan. Neither the Company nor Abacus nor, to the Knowledge of Parent or Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Company Employee Plan has engaged in a prohibited transaction that would subject the Company or Abacus to a Tax or penalty imposed under Section 4975 of the Code or Sections 409, 502(i), (j) or (l) of ERISA. Neither the Company nor Abacus has maintained, contributed to (or been required to contribute to) or otherwise incurred any liability with respect to any Company Employee Plan under (i) Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor Abacus has or will, as a result of the execution of this Agreement or the consummation of the transactions contemplated under this Agreement, have any liability with respect to any Employee Plan sponsored, maintained or contributed by an ERISA Affiliate of the Company or Abacus.
(c) Except as set forth in Section 3.16(c) of the Parent Disclosure Schedule, neither the Company nor Abacus has any obligation to provide health benefits to any Employee following termination of employment, except continuation coverage required under Section 4980B of the Code (or equivalent state Law) with the full cost of such coverage to be borne by the qualified beneficiary (as defined in Section 4980B of the Code).
(d) Parent has made available to Buyer true and complete copies of the following documents relating to Employee Plans: (i) all current Company Employee Plan documents, including any documents related to any funding medium; (ii) the three most recently filed Forms 5500 (with attachments) for each such Company Employee Plan for which a Form 5500 is required to be filed; (iii) for each such Employee Plan intended to be

Tax-qualified, the most recent IRS determination, advisory or opinion letter with respect to such Employee Plan under Section 401(a) of the Code; (iv) the current summary plan description and all summaries of material modifications thereto for each such Company Employee Plan for which a summary plan description or summary of material modifications is required; (v) any contract with such Company Employee Plan’s record keepers, custodians, brokers, investment managers, advisors or other third parties; and (vi) all material written correspondence with a Governmental Authority relating thereto.
(e) Full payment has been timely made, or otherwise properly accrued on the Books and Records of the Company and Abacus, of all amounts that the Company or Abacus are required under the terms of an Employee Plan to have paid as contributions to such Employee Plan on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, have been made or otherwise properly accrued on the Financial Statements and Pro Forma Closing Statement and will be properly made or accrued through the Closing Date on the Estimated Closing Statement and Closing Statement.
(f) Other than routine claims for benefits in the ordinary course of business, no Proceeding is pending or, to the Knowledge of Parent or Seller, threatened with respect to any Company Employee Plan for any Employee. No Employee Plan is the subject of a voluntary correction, amnesty, or compliance filing with a Governmental Authority.
(g) Except as set forth on Section 3.16(g) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (i) entitle any current or former Employee, officer, director, leased employee or independent contractor of either the Company or Abacus to severance, change-in-control or retention pay or any other payment, (ii) accelerate the time of payment, vesting or funding, or increase the amount or value of any compensation due to such person, or (iii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could result in the payment of any amount that could, individually or in the combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
3.17 Labor Matters.
(a) Section 3.17(a) of the Parent Disclosure Schedule contains a true, complete and correct list of each Employee as of the date hereof, including each such Employee’s employer, name, hire date and job title, current annual salary or hourly rate of pay (whichever is applicable), along with such Employee’s 2020 bonus, total commissions, part-time, full-time or temporary status, accrued unused vacation benefits, leave of absence status (including FMLA and disability), exempt or non-exempt status under the Fair Labor Standards Act, immigration status, and service credited for purposes of vesting and eligibility to participate under the Employee Plans (the “Employee Census”). The Employee Census as updated pursuant to Section 5.12(a) shall be true, complete and correct as of the Closing Date. Section 3.17(a) of the Disclosure Schedule identifies any individual employed by Parent or an Affiliate of Parent (other than the Company or Abacus) who is performing substantial services relating to the principal business operations of the Company or Abacus. Section 3.17(a) of the Disclosure Schedule identifies any Employee who is not performing substantial services relating to the principal business operations of the Company or Abacus. Except as listed on Section 3.17(a) of the Parent Disclosure Schedule, each Employee may be terminated at will by his or her employer without penalty or any continuing obligations, except for any accrued benefits under the Employee Plan or any statutory obligations to former employees. Each Employee is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or Abacus or for any United States employer. The Company or Abacus, as applicable, has completed a Form I-9 (Employment Eligibility Verification) for each Employee, and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects. A copy of each such Form I-9 form has been provided to Buyer. Section 3.17(a) of the Parent Disclosure Schedule identifies each Employee authorized to work under a visa or other temporary work authorization, the nature of the visa or work authorization, and the expiration date of any such visa or work authorization.
(b) Neither the Company nor Abacus is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor Abacus is or has been during the past three (3) years subject to a strike, work stoppage or material labor dispute.

No labor organization or group of Employees has made a pending demand for recognition or certification. To the Knowledge of Parent or Seller, no organizational efforts with respect to the formation of a collective bargaining unit are being or have been made or threatened involving Employees.
(c) Each of the Company, since January 1, 2018, and Abacus, since the Abacus Purchase Date, is in material compliance with all applicable Law pertaining to employment and employment practices, including those relating to labor relations. There are no pending or, to the Knowledge of Parent or Seller, threatened charges or complaints against the Company or Abacus before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or any other claims arising from or relating to the employment of any of the Employees or relationship of the Company or Abacus with any independent contractor.
(d) Each of the Company and Abacus is in compliance in all material respects with its obligations pursuant to the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq. (as amended from time to time, “WARN” and, collectively with any similar state or local law, the “WARN Acts”) and in all material respects with all other notification obligations arising under any statute or otherwise, in each case to the extent affecting, in whole or in part, any site of employment, facility, operating unit or Employee. Neither the Company nor Abacus has engaged in any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger any WARN Act obligation. No former Employee has suffered an “employment loss” (as defined in WARN) in the ninety (90) days prior to the date hereof.
3.18 Real Property.
(a) Section 3.18(a) of the Parent Disclosure Schedule sets forth a list of all real property leases to which the Company or Abacus is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Company Real Property Leases”; with all real property in which the Company or Abacus hold a leasehold interest, whether as lessee or sublessee, being the “Leased Real Property”) and the street address with respect to the Company Real Property Leases. Except for Investment Assets, neither the Company nor Abacus owns any interest (fee, leasehold or otherwise) in any real property. Except as set forth in Section 3.18(a) of the Parent Disclosure Schedule, the Company or Abacus has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Lien, and enjoys peaceful and undisturbed possession of the Leased Real Property.
(b) Each Company Real Property Lease is in full force and effect and enforceable by the Company or Abacus, as applicable, in accordance with its terms, subject to the Enforceability Exceptions. Since January 1, 2018, with respect to the Company and since the Abacus Purchase Date with respect to Abacus, neither the Company nor Abacus has received any written notice of default with respect to any Company Real Property Lease, and since January 1, 2018, with respect to the Company and since the Abacus Purchase Date with respect to Abacus, no event has occurred and no condition exists that, with notice or lapse of time or both, would constitute a default by the Company or Abacus or, to the Knowledge of Parent or Seller, any other party thereto, under any of the Company Real Property Leases. Neither the Company nor Abacus has assigned or placed any Lien upon any Leased Real Property.
3.19 Taxes.
(a) Parent, Seller, the Company and Abacus have timely filed (after giving effect to applicable extensions) with the appropriate Governmental Authority all Tax Returns required to be filed by or with respect to the Company or Abacus, and all such Tax Returns are true, correct and complete in all material respects. Parent, Seller, the Company or Abacus have timely paid or caused to be paid all Taxes shown as due and owing on any such Tax Returns and all other Taxes due and owing by the Company or Abacus or by Parent or Seller with respect to the Company and Abacus.
(b) Parent, Seller, the Company and Abacus have complied in all material respects with their obligations under applicable Law to withhold Taxes from payments to Employees, agents, independent contractors, lenders and members, and all such Taxes have been timely paid to the relevant Governmental Authority or properly set aside in accounts for such purpose. Neither the Company nor Abacus will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the

Code (or any corresponding provision or state, local or non-U.S. Law) elected, requested, made or imposed prior to the Closing, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under Section 108(i) of the Code (or similar provision of state, local or non-U.S. Law), (iv) change in the basis for determining any item referred to in Section 807(c) of the Code (within the meaning of Section 807(f) of the Code) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date, or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of Law).
(c) There are no Liens for Taxes upon any assets of the Company or Abacus, other than Permitted Liens.
(d) No audits or other administrative or judicial actions are in progress or threatened in writing with regard to any material Taxes for which the Company or Abacus is or may become liable.
(e) Neither the Company nor Abacus has participated in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.
(f) Neither the Company nor Abacus has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) or has any liability for the Taxes of any Person (other than Parent, Seller, the Company or Abacus) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), or as a transferee or successor. Neither the Company nor Abacus is a party to, bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding (“Tax Agreement”) which will be effective following the Closing Date.
(g) Neither the Company nor Abacus has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(h) Neither the Company nor Abacus has granted any written waiver of any statute of limitations relating to Taxes that remains in effect, and no power of attorney granted by the Company or Abacus prior to the Closing with respect to any such Taxes will be in effect following the Closing. No Person has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) that would be binding upon the Company or Abacus after the Closing Date.
(i) Neither the Company nor Abacus has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.
(j) No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully resolved.
(k) Parent is eligible to make an election under Section 338(h)(10) of the Code and any corresponding elections under state, local or non-U.S. law with respect to the sale of stock of the Company, and no consent is required from any third party with respect to such election.
(l) The Company qualifies and, for all years for which the applicable statute of limitations has not expired, qualified as a non-life insurance company for purpose of the Code and has been subject to taxation under subchapter L of the Code. None of the insurance policies issued or sold by the Company provide “health insurance coverage” as defined by Section 9832 of the Code.
(m) The Company and Abacus have properly accrued or reserved for the ACA Taxes for which they are responsible for payment either directly to a Governmental Authority or to a third party under their contractual relationship as a liability on the relevant Statutory Statements in accordance with SAP applicable to the Company, consistently applied.
(n) The Company has not delayed the payment of any payroll or other employment-related Taxes pursuant to Section 2302 of the CARES Act or otherwise.
(o) The Tax treatment of each Insurance Contract under applicable Law is not, and, since the time of issuance (or subsequent modification) has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof than the Tax treatment (i) that was purported to apply in any written materials provided by the Company or Abacus to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such Insurance Contract), or (ii) for which such Insurance Contract was designed to qualify at the time of issuance (or subsequent modification). For purposes of this Section 3.19(o), the provisions of applicable Law relating to the Tax treatment of the Insurance Contracts include, but are not limited to, Sections 72, 79, 101, 401-409A, 412, 415, 417, 419, 419A, 430-436, 457, 501, 505, 817, 1035, 1275, 7702, 7702A and 7702B of the Code. Neither the Company nor Abacus has entered into any agreement or is involved in any discussions or negotiations with the Internal Revenue Service or any other Tax Authority, or otherwise has requested relief, regarding the Tax treatment of the Insurance Contracts under applicable Law, including any failure of any Insurance Contract to meet the requirements of Sections 72, 79, 101, 401-409A, 412, 415, 417, 419, 419A, 430-436, 457, 501, 505, 817, 1035, 1275, 7702, 7702A and 7702B of the Code. Neither the Company nor Abacus is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial Proceedings with regard to the Tax treatment of any Insurance Contract, or of any claims by the purchasers, policyholders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of (i) the Insurance Contracts or (ii) any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered. Neither the Company nor Abacus is a party to any “hold harmless” indemnification agreement, Tax Agreement or similar agreement under which the Company or Abacus is liable for the Tax treatment of (i) the Insurance Contracts or (ii) any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.
(p) (i) All life Insurance Contracts that are subject neither to Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code, (ii) all life Insurance Contracts that are subject to Section 101(f) of the Code satisfy the requirements of that section and otherwise qualify as life insurance contracts for purposes of the Code, and (iii) all life Insurance Contracts that are subject to Section 7702 of the Code satisfy the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code. None of the life Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any life Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder consented in writing to the treatment of such contract as a “modified endowment contract” and has not acted to revoke such consent. The Company has complied with all Tax reporting, withholding, and disclosure requirements applicable to the Insurance Contracts and, in particular, but without limitation, has reported distributions under the Insurance Contracts in compliance in all respects with all applicable requirements of the Code, Treasury Regulations, and forms issued by the Internal Revenue Service. The Company has maintained the information necessary to determine the Insurance Contracts’ qualification for any applicable Tax treatment under the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” (if applicable), and to facilitate compliance with the Tax reporting, withholding, and disclosure requirements applicable to the Insurance Contracts in the manner required by the Internal Revenue Service.
(q) Each Insurance Contract that is subject to Section 817 of the Code complies with, and, at all times since issuance, has complied with, the diversification requirements applicable thereto, and the Company is treated for federal Tax purposes as the owner of the assets underlying such Insurance Contract.
(r) Abacus is a disregarded entity under Section 301.7701-3 of the Treasury Regulations and has never made any election under such regulations to treat its tax status and characterization other than the default status and characterization provided under such regulations.
3.20 Intellectual Property and Technology.
(a) The Company and Abacus own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of their Business as presently conducted (the “Company Intellectual Property Rights”). Section 3.20(a) of the Parent Disclosure Schedule sets forth, as of the date hereof, all registered trademarks, service marks and trade dress and all applications for trademarks, service marks and trade dress; all registered copyrights and all applications for copyrights; all patents and patent applications; and all Internet domain names owned by the Company or Abacus (the “Scheduled Company Intellectual Property”). With respect to each item of the Company Intellectual Property Rights, except as set forth in Section 3.20(a) of the Parent Disclosure Schedule: (i) the Company or Abacus possesses all right, title, and interest in and to the item, free and clear of any Lien, license, royalty or other restriction; and (ii) none of the Company’s or Abacus’ rights will be terminated or impaired, or become terminable, in whole or in part, as a result of the transactions contemplated hereby. With respect to each item of the Scheduled Company

Intellectual Property, except as set forth in Section 3.20(a) of the Parent Disclosure Schedule, the Company’s and Abacus’ rights are valid and enforceable, and all filings required to maintain the validity thereof have been made. Either the Company or Abacus (1) are in possession of all Software Programs and Deliverables under (and as defined in) the Software Agreements (including the PolicyPro Software), (2) have paid in full all development fees and other amounts due and payable to the Developer under the Software Agreements, (3) are in compliance in all material respects under the Software Agreements and (4) own the PolicyPro Software free and clear of any Liens. There has been no dispute with the Developer under the Software Agreements.
(b) Except as set forth in Section 3.20(b) of the Parent Disclosure Schedule and since January 1, 2018, none of Parent or any of its Affiliates has received any written notice that the Company’s or Abacus’ use of the Company Intellectual Property Rights has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights owned by third parties. To the Knowledge of Parent or Seller, the operation by the Company and Abacus of their Business does not and has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights owned by any third party. Except as set forth in Section 3.20(b) of the Parent Disclosure Schedule and since January 1, 2018, neither the Company nor Abacus has made any claim against any third party alleging infringement, misappropriation, dilution or other violation of any Company Intellectual Property Rights.
(c) All Employees and consultants who contributed to the discovery or development of any Company Intellectual Property Rights did so either (i) within the scope of his or her employment or (ii) pursuant to written agreements assigning all Intellectual Property arising therefrom to the Company or Abacus.
(d) Except as set forth in Section 3.20(d) of the Parent Disclosure Schedule, to the Knowledge of Parent or Seller, the use and dissemination by the Company and Abacus of Personal Information of consumers of its services or users of any websites operated by the Company or Abacus are in compliance, in all material respects, with all applicable privacy policies and terms of use and applicable Law. The Company and Abacus use commercially reasonable measures to protect the Personal Information that is collected and maintained by them and to require that any third party providing services to the Company or Abacus comply with applicable Law with respect to safeguarding Personal Information collected by such party. Since January 1, 2018, except as set forth in Section 3.20(d) of the Parent Disclosure Schedule, to the Knowledge of Parent or Seller, there has been no Security Breach in the safeguards for such Personal Information. The Company and Abacus use commercially reasonable measures to protect the confidentiality of the Company Intellectual Property Rights. Since January 1, 2018, except as set forth in Section 3.20(d) of the Parent Disclosure Schedule, there has been no breach in the safeguards for such confidential Company Intellectual Property Rights.
(e) Section 3.20(e) of the Parent Disclosure Schedule lists all material Computer Programs and Software owned or used by the Company or Abacus, including the PolicyPro Software; provided, that “material” Computer Programs excludes all shrink-wrap and off-the-shelf Computer Programs. Such Computer Programs and Software do not contain any open source or copyleft software. Neither the Company nor Abacus is a party to any agreement, which: (i) restricts the free use, license or disclosure by the Company or Abacus of any source code or object code relating to any of the Computer Programs and Software owned or purported to be owned by the Company or Abacus, or (ii) requires the Company or Abacus to (A) include any source code relating to any of the Company’s or Abacus’ proprietary Computer Programs and Software with any distribution or delivery (whether physical or on a hosted basis) of such Computer Programs or Software or (B) permit any licensee of any Computer Programs or Software owned or purported to be owned by the Company or Abacus to modify any source code relating to such Software.
(f) The IT Systems (i) operate as necessary for the conduct of the Business of the Company and Abacus in all material respects, and (ii) to the Knowledge of Parent or Seller, do not contain any “malware” or critical vulnerabilities that would reasonably be expected to interfere with the ability of Buyer to conduct the Business of the Company and Abacus as currently conducted. Since January 1, 2018, there have been no material adverse events affecting the IT Systems that have caused a material impact on the Company’s and Abacus’ operation of their respective businesses. The Company and Abacus have implemented, maintain, and comply with commercially reasonable business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems. Since January 1, 2018, there has been no failure, unauthorized access or use, or other adverse event affecting any of the IT Systems that has caused or will likely cause any material disruption to the conduct of the Business of the Company or Abacus.

3.21 Insurance. Section 3.21 of the Parent Disclosure Schedule sets forth a true and complete list of all insurance policies covering the assets, Business, equipment, properties, operations, Employees, consultants, directors, officers and managers of the Company and Abacus. There is no claim by the Company or Abacus currently pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurers of such policies. All such insurance policies are in full force and effect and premiums payable under all such policies have been timely paid, and the Company and Abacus are otherwise in compliance with the terms of such policies in all material respects. To the Knowledge of Parent or Seller, since the time any such policies were last issued or renewed, there has not been any threatened termination of, material premium increase with respect to, or alteration of coverage under, any such policies. None of Parent, Seller or the Company or Abacus, nor, to the Knowledge of Parent, any insurer under such insurance policies, is in violation or breach of, or default under, any provision thereof.
3.22 Environmental Matters.
(a) Except as set forth in Section 3.22(a) of the Parent Disclosure Schedule, (i) neither of the Company or Abacus is in violation in any material respect of any Environmental Laws or has violated in any material respect in the past any Environmental Laws; (ii) the Company and Abacus have obtained and are in compliance in all material respects with all required Environmental Permits and have been in the past in compliance in all material respects with such Permits; and (iii) there are no actions, Orders, written claims or written notices pending or issued to or, to the Knowledge of Parent or Seller, threatened against the Company or Abacus alleging violations of or liability under any Environmental Laws or otherwise concerning the Release or management of Hazardous Substances.
(b) To the Knowledge of Parent or Seller, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Substances, that would be reasonably likely to form the basis of an obligation pursuant to applicable Environmental Laws against the Company or Abacus or, to the Knowledge of Parent or Seller, against any Person whose liability for such obligation the Company or Abacus has or may have retained or assumed either contractually or by operation of applicable Law.
(c) For purposes of this Agreement:
(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.
(ii) “Environmental Permits” means any Permit, consent, license, registration, approval, notification or any other authorization pursuant to Environmental Laws.
(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all Regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.
(iv) “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.
3.23 Affiliated Transactions.
(a) Section 3.23(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all agreements, contracts, commitments, arrangements or transactions (but excluding any Employee Plan) between Parent or any Affiliate of Parent (other than the Company or Abacus), or any of their respective directors, officers or managers, on one hand, and the Company or Abacus, on the other hand, and no unaffiliated third party (“Intercompany Agreements”). The Company and Abacus have complied in all material respects with all applicable disclosure, reporting or other requirements, including any such requirements under applicable Law, applying to the Intercompany Agreements.
(b) Section 3.23(b) of the Parent Disclosure Schedule sets forth a complete and correct list of all agreements, contracts, commitments, arrangements or transactions (but excluding any Employee Plan) between the Company and Abacus. Any such agreement, contract, commitment, arrangement or transaction is on arms’-length terms and has been filed with and approved or not disapproved by the applicable Insurance Regulator if such filing and approval or non-disapproval is required by applicable Law.
(c) No employee or director of the Company or any Person owning directly or indirectly one percent (1%) or more of the Shares (any such person or entity, an “Interested Party”) or, to the Knowledge of Parent and Seller, any Affiliate or family member of any such Interested Party is a party to any Contract with or binding upon the Company or Abacus or has any material interest in any property or assets owned by the Company or Abacus or has engaged in any material transaction with the Company or Abacus (in each case, other than those related to an Employee Plan or other ordinary course employment, compensation or incentive arrangements).
3.24 Assets.
(a) Except as set forth on Section 3.24(a) of the Parent Disclosure Schedule, the Company and Abacus has valid title to, or a valid leasehold interest in or other valid and enforceable rights to use, all assets, rights, properties and services necessary to operate the businesses of the Company and Abacus as currently operated consistent with past practices, free and clear of all Liens, other than Permitted Liens. Except for property and assets disposed of in the ordinary course consistent with past practice and in compliance with Section 5.1, the Company and Abacus will as of the Closing own or have the right to use all of the assets necessary for the conduct of their Business as currently conducted.
(b) Except as set forth on Section 3.24(b) of the Parent Disclosure Schedule and subject to receipt of the governmental approvals contemplated under Section 3.6(b) (including the Required Governmental Authorizations) and Section 4.3, the assets, rights, properties and services transferred or made available to Buyer and its Affiliates pursuant to this Agreement and the other Transaction Documents will, as of the Closing, comprise assets, rights, properties and services that are sufficient to permit Buyer to operate the Business of the Company and Abacus immediately following the Closing Date in substantially the same manner as such Business is being operated as of the date hereof.
3.25 Investment Assets.
(a) Section 3.25(a)(i) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all Investment Assets held by the Company and Abacus as of March 31, 2021 and as of the close of business on the Business Day immediately preceding the date hereof, with information included therein as to the Book Value and fair market value of such Investment Assets as of each such date. Except as set forth in Section 3.25(a)(ii) of the Parent Disclosure Schedule, the Company or Abacus has valid title to all such Investment Assets held by it, free and clear of all Liens, other than Permitted Liens.
(b) Section 3.25(b) of the Parent Disclosure Schedule sets forth a true, complete and correct copy of the investment guidelines of the Company as in effect on the date hereof (the “Investment Guidelines”). All Investment Assets of the Company comply in all material respects with the Investment Guidelines and with applicable Law governing admittance of assets for the Company. The Investment Assets held by the Company that were listed as admitted assets on its Statutory Statements were qualified as admitted assets of the Company under applicable Law. The Company and Abacus have not taken, or omitted to take, any action which would cause any Investment Asset held thereby to be subject to any valid offset, defense or counterclaim against the right of the Company or Abacus to enforce the terms of such assets. To the Knowledge of Parent or Seller, no such Investment Asset is in arrears or default in the payment of principal or interest or dividends or has been otherwise been impaired, other than temporarily impaired, in accordance with the Specified Accounting Principles.

(c) Parent has provided to Buyer (i) a written statement of the derivatives policies for the Company, including any derivative use plan or hedging guideline, in effect as of the date hereof, which policies are in compliance with applicable Law in all material respects, and (ii) true and correct copies of the asset/liability matching and impairment policies of the Company as in effect as of the date hereof.
3.26 Actuarial Data. Parent has made available to Buyer a true and complete copy of all actuarial reports and opinions prepared by actuaries, independent or otherwise, with respect to the Company or the Business, since January 1, 2018, set forth in Section 3.26 of the Parent Disclosure Schedule, and the material attachments, addenda, supplements and modifications thereto set forth in Section 3.26 of the Parent Disclosure Schedule (collectively, the “Company Actuarial Analyses”). Each such Company Actuarial Analysis (i) was based upon the Books and Records and an accurate inventory of Insurance Contracts in force at the relevant time of preparation and generated from the same underlying sources and systems that were utilized to prepare the Statutory Statements, (ii) is complete and accurate in all material respects as of the date thereof, subject to any limitations and qualifications contained therein and (iii) was prepared in accordance with sound actuarial principles, is consistent in all material respects with United States actuarial principles promulgated by the Actuarial Standards Board, and is based upon informed judgment. No actuary who prepared any of the Company Actuarial Analyses has notified Parent or any of its Affiliates in writing or, to the Knowledge of Parent or Seller, orally, that any Company Actuarial Analysis is inaccurate in any material respect. To the Knowledge of Parent or Seller, there are no omissions, errors, changes or discrepancies in the actuarial data which would materially affect the information contained in the Company Actuarial Analyses.
3.27 Bank Accounts; Power of Attorney. Section 3.27 of the Parent Disclosure Schedule sets forth a list of the bank names, locations and account numbers of all bank and safe deposit box accounts of the Company and Abacus, including any custodial accounts for securities owned by the Company or Abacus, and the names of all persons authorized to draw thereon or to have access thereto. Section 3.27 of the Parent Disclosure Schedule also sets forth the names of all persons, if any, holding powers of attorney from the Company or Abacus and a summary statement of the terms thereof. A true, accurate and complete copy of each such power of attorney has been made available to Buyer.
3.28 Privacy and Data Security. (i) To the Knowledge of Parent or Seller, the Company and Abacus have in place (A) administrative, technical and physical safeguards designed to protect against the destruction, loss, or alteration of Personal Information, (B) security measures designed to adequately protect Personal Information, and (C) privacy policies and procedures, all of which safeguards, measures and policies and procedures described in (A) – (C) above meet or exceed the requirements of applicable Law; (ii) the Company and Abacus have complied with applicable Law in all material respects, with all applicable contractual privacy obligations in all materials respects, and their respective internal privacy policies and guidelines in all material respects relating to the collection, storage, use and transfer of Personal Information; (iii) neither the Company nor Abacus is, or, since January 1, 2018, has been, under investigation or audit, by any private party or Governmental Authority, arising out of an actual or alleged Security Breach nor has any private party or Governmental Authority alleged any breach of contract or non-compliance with Law related to a data privacy or security matter, and (iv) since January 1, 2018, there has been (x) to the Knowledge of Parent or Seller, no unauthorized access, use, disclosure or transfer of any Personal Information in the possession, custody or control of the Company or Abacus, and (y) no claim communicated to the Company or Abacus in writing from any affected individual nor any written request or inspection from any Governmental Authority that, to the Knowledge of the Company, will likely give rise or has given rise to any liability under applicable Law in relation to data protection, data security or privacy.
3.29 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and any such fee, if any, shall be payable by Parent.
3.30 CARES Act. Neither the Company nor Abacus has either (a) submitted any application which has not been rescinded, terminated or withdrawn in writing or (b) received any funds under or incurred any Indebtedness pursuant to the CARES Act or any other economic relief or stimulus legislation or program passed by the United States Congress or any state legislature in 2020.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:
4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization and (i) has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.
4.2 Authority; Enforceability. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by Buyer prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer, and no other corporate or similar proceedings on the part of Buyer are necessary to authorize this Agreement, any other Transaction Document to which it is a party or any instrument required to be executed and delivered by it prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. Each of the Transaction Documents to which Buyer is or will be a party have been or, with respect to the Transaction Documents to be executed and delivered at Closing, will be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other parties hereto or thereto, constitute a legal, valid and binding obligation of each of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.
4.3 No Conflict; Required Filings and Consents. The execution and delivery by Buyer of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by Buyer on or prior to the Closing do not and will not, (i) conflict with or violate the articles of incorporation or bylaws of Buyer, (ii) conflict with or violate in any respect any Law, Permit or Order applicable to Buyer or by which any of its properties, rights or assets is bound or affected, or (iii) with or without notice or the passage of time or both, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise would constitute a default) under or entitle any Person to terminate, accelerate or cause a breach or default of, or result in the creation of any Lien upon any of the properties or assets of Buyer under, or create any right of acceleration, termination, vesting, payment, exercise, suspension, revocation or cancellation of the loss of any right or benefit under any contract, mortgage, lien, lease, agreement, indenture, trust, instrument, order, judgment or decree to which Buyer is a party or which is binding upon Buyer or upon any of the assets of any of the foregoing, except (a) for compliance with the applicable requirements of the HSR Act, (b) filings with Insurance Regulators and other Filings and approvals that, in each case of this clause (b) are listed on Section 4.3 of the Buyer Disclosure Schedule.
4.4 Absence of Litigation, Claims and Orders. There are no claims pending or, to the Knowledge of Buyer, threatened on behalf of or against Buyer that (i) challenge (a) the validity of this Agreement or any other Transaction Document to which it is a party or (b) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby, or (ii) could have a Buyer Material Adverse Effect.
4.5 Sufficient Funds. As of the Closing Date, Buyer will have immediately available funds sufficient to pay the amounts payable at Closing under Section 2.4(b) and any other payments contemplated in this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement.

4.6 Brokers. Except for Raymond James Financial, Inc., no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
4.7 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is financially sophisticated and understands the risks relating to the purchase and ownership of the Shares.
4.8 Tax Election. Buyer is eligible to make an election under Section 338(h)(10) of the Code and any corresponding elections under state, local or non-U.S. law with respect to the purchase of stock of the Company, and no consent is required from any third party with respect to such election.
ARTICLE V.
COVENANTS
5.1 Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 7.1 hereof, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Parent Disclosure Schedule or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, Parent and Seller shall, and shall cause the Company and Abacus to, (x) carry on the Business of the Company and Abacus in the ordinary course consistent with past practice, and (y) to the extent consistent therewith, use commercially reasonable efforts to maintain the current Business, significant business relationships and goodwill of their Business with policyholders, Employees, Independent Producers and other customers, suppliers and service providers of and to the Company and Abacus, and with the Governmental Authorities with jurisdiction over the Company and Abacus. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Parent Disclosure Schedule, Parent shall not with respect to Seller, the Company or Abacus, Seller shall not with respect to the Company and Abacus, and Parent and Seller shall not permit the Company or Abacus, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, to, directly or indirectly:
(a) amend its Organizational Documents;
(b) (i) issue, sell, transfer, grant, pledge or otherwise encumber any shares or other interests representing equity interests in the Company or Abacus, any other voting securities, or any securities convertible into or exchangeable for any such interests, in each case relating to equity interests in the Company or Abacus, (ii) issue, sell, grant or accelerate the timing of payment or vesting of any option, warrant, convertible or exchangeable security, subscription, call, or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any ownership interest in the Company or Abacus; (iii) directly or indirectly, purchase, redeem or acquire any equity interest (including Shares) or any other ownership interest in the Company or Abacus; (iv) change the authorized or issued equity of the Company or Abacus; (v) effect any recapitalization, reclassification, unit split, combination or similar change in the capitalization of the Company or Abacus; or (vi) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any equity interests or any other ownership interests in the Company or Abacus;
(c) (i) sell, transfer, encumber or otherwise dispose of Investment Assets other than in the ordinary course of business consistent with the Investment Guidelines; (ii) sell, terminate, transfer, exclusively license, encumber or otherwise dispose of any other material assets of the Company or Abacus; or (iii) permit the acquisition of any assets that would be material to the Company or Abacus;
(d) make or authorize any capital expenditures that are, in the aggregate, in excess of $75,000;
(e) make any change in the accounting, actuarial, payment, pricing, marketing, price or premium discounting (with respect to new or renewal business), reserving, risk management, underwriting or claims administration policies, practices, standards or principles, or make any change in the Investment Guidelines, or fail to manage its Investment Assets in compliance with the Investment Guidelines, in each case except as may be required by SAP applicable to the Company or applicable Law;
(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or Abacus;
(g) hire any new employee who would be an Employee, except any employee with annual base compensation of less than $75,000 and who is terminable at-will, but only to the extent that the Employee is hired in the ordinary course of business consistent with past practice after providing Buyer reasonable notice thereof or transfer, reassign or reallocate the employment of any employee of Seller or any Affiliate of Seller to the Company or Abacus;
(h) establish, amend or modify any Employee Plan, other than as required to comply with a change in applicable Law;
(i) (i) promise, grant or agree to increase the base salary (or wages), target incentive opportunity or severance pay of, or any benefits paid or payable to, any Employee, including making any grant or award of equity compensation, or accelerate the vesting of any compensation or benefit, other than in the ordinary course of business consistent with past practice, as required by applicable Law or an Employee Plan in-force as of the date hereof, or as specifically provided for in this Agreement; (ii) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any Employee; or (iii) loan or advance any money or other property to any Employee, except for advancement of expenses in the ordinary course of business consistent with past practices;
(j) terminate (except in the ordinary course of business consistent with past practice for performance-related reasons, including fraud or willful misconduct), transfer the employment of, reassign or reallocate, any Employee;
(k) incur, assume or guarantee any Indebtedness or guarantee the obligations of another Person, or make any loans, advances or capital contributions to, or investments in, any other Person other than investments made in the ordinary course of business in accordance with the Investment Guidelines that constitute Investment Assets;
(l) declare, set aside or pay any dividends or other distributions, or permit any equity holder of the Company or Abacus to withdraw any equity or capital of the Company or Abacus;
(m) acquire (by merger, consolidation, acquisition of stock or assets, reinsurance or otherwise) any other Person or substantially all of the assets of any other Person or any division thereof;
(n) amend, waive any rights or delegate performance under, or assign, transfer, terminate or extend any Material Contract or Reinsurance Contract (other than contracts that terminate pursuant to their terms), or enter into any contract that would be a Material Contract or Reinsurance Contract if in effect on the date hereof;
(o) outside of the ordinary course of business consistent with past practice, (i) enter into any agreement with any Independent Producer, or (ii) amend, waive any rights or delegate performance under, or assign, transfer or terminate any existing agreement with any Independent Producer;
(p) pay, settle or compromise any Proceeding or threatened Proceeding, except claims under policies and certificates of insurance within applicable policy limits and in the ordinary course of business consistent with past practice;
(q) except in connection with claims management activities in the ordinary course of business consistent with past practice, (i) forgive, cancel or compromise any debt or claim, (ii) waive or release any right, of material value, or (iii) fail to pay or satisfy when due any material liability (other than any such liability that is being contested in good faith);
(r) acquire any real property or any direct or indirect interest in real property, other than security interests in real property included in the Investment Assets;
(s) abandon, modify, waive, terminate or allow to lapse any material Permit of the Company or Abacus;
(t) amend or modify any policy form on which Insurance Contracts are written or approved to be written;

(u) (i) make, amend, or revoke any material election related to Taxes, (ii) settle or compromise any Tax liability or surrender any right to claim a Tax refund, offset, or other reduction in Tax liability, (iii) enter into any closing agreement related to Taxes, (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (v) change any Tax period, any Tax accounting method or the basis for determining any item referred to in Section 807(c) of the Code, (vi) amend any Tax Return or file any claim for Tax refunds, or (vii) make a request for a written ruling of a Governmental Authority relating to Taxes;
(v) enter into any new line of business or launch, market, issue or agree to issue any new products or make material modifications or additions to the terms and conditions of the Insurance Contracts;
(w) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage), maintained by or for the benefit of the Company or Abacus that is not replaced with comparable insurance coverage; or
(x) authorize or enter into any agreement in furtherance of any of the foregoing.
5.2 Access to Information; Confidentiality.
(a) Prior to the Closing Date, Parent shall provide Buyer and its Representatives with reasonable access, including access upon reasonable notice at reasonable times during normal business hours, to all of the Books and Records and all of the properties and Employees of the Company and Abacus and, during such period, Parent shall and shall cause the Company and Abacus to furnish to Buyer such information concerning the Business, properties, financial condition, operations and senior personnel of the Company and Abacus as Buyer may from time to time reasonably request, other than any such properties, books, contracts, records and information that (i) are subject to an attorney-client or other legal privilege that might be impaired by such disclosure or (ii) are subject to an obligation of confidentiality; provided, that (x) in the case of clause (i) Parent shall use commercially reasonable efforts to take such action (such as entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege) with respect to such books, records, contracts, properties and information as is necessary to permit disclosure to Buyer and Buyer’s Representatives and (y) in the case of clause (ii) Parent shall notify Buyer promptly if any information is being withheld in reliance on clause (ii) and Parent shall use commercially reasonable efforts to obtain a waiver of the applicable obligation.
(b) The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the obligations under the Confidentiality Agreement shall automatically terminate. If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. From and after the Closing, Buyer and its Affiliates (including, from and after the Closing, the Company and Abacus), on one hand, and Parent and its Affiliates, on the other hand, shall and shall cause their respective Affiliates and Representatives to treat confidentially all non-public, confidential or proprietary information, including all notes, analyses, compilations, studies, copies and other documents which contain or otherwise reflect such information, provided to it by or on behalf of the other party in connection with the transactions contemplated hereby regarding such other party’s business and operations and all information provided under the Transaction Documents including the terms of the Transaction Documents, which confidential information may also include Personal Information (the “Confidential Information”). All Confidential Information provided by or on behalf of a party to the other party shall be used by such other party and its applicable Affiliates solely for the purposes of performing its obligations under the Transaction Documents and, except as may be required in carrying out the transaction contemplated hereby, shall not be disclosed to any third party (and, in the event of any disclosure to any third party as may be required to carry out the transactions contemplated hereby, such third party shall be informed by the disclosing party of the confidential nature of such information and instructed to keep such information confidential). Additionally, Confidential Information may be shared by either party on a need-to-know basis with its officers, directors, Employees, Affiliates, third party service providers, auditors, attorneys, or consultants, or in connection with the dispute resolution process specified in this Agreement. The restrictions set forth in this Section 5.2(b) shall not be applicable to any Confidential Information: (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of any Transaction Document or any other confidentiality obligation, or that is independently derived by any party without the use of any information provided by the other party in connection with the transactions contemplated hereby or otherwise; (ii) that is required to be disclosed in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of Law (with the relief from the requirements of this Section 5.2(b) only applying for the purposes of such disclosure); provided, that (x) the disclosing party shall provide the party whose information will be disclosed with prompt advance written notice of such requirement such that the party whose information will be disclosed may seek a protective order or other appropriate remedy to protect its interest, (y) the disclosing party shall reasonably cooperate with such party and, if a protective order or other remedy is not obtained, shall only disclose such information as is necessary to be disclosed and (z) the disclosing party shall inform any recipient of such information of the confidential nature of such information and shall instruct the recipient to keep such information confidential; or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information.
5.3 Governmental Approvals and Filings; Third Party Consents; Third Party Audit.
(a) Subject to the terms and conditions hereof, each of Buyer, Parent and Seller shall use its reasonable best efforts, and shall cooperate fully with each other, (i) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by the Transaction Documents and (ii) to obtain as promptly as practicable all necessary Permits, Orders or other consents, approvals or authorizations of Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement. In connection therewith, Parent and Buyer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated hereby, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to use their reasonable best efforts to (x) avoid any Proceedings by any Governmental Authority with respect to the transactions contemplated hereby, and (y) defend or contest in good faith any Proceeding by any third party (other than any Governmental Authority), whether judicial or administrative, challenging any of the transactions contemplated hereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated thereby. Each of the parties shall use reasonable best efforts to provide to the other party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof; provided, that in connection therewith neither party shall be required to provide the other with any information or materials that are commercially sensitive or the disclosure of which would violate any of its contractual obligations or obligations with respect to confidentiality, contain personal information (including personal financial information) about an officer, director or control person of such party, are legally privileged or otherwise to the extent prohibited by applicable Law (collectively, “Sensitive Information”).
(b) Without limiting the generality of the foregoing, as promptly as reasonably practicable following the date hereof, (i) Buyer shall, and shall cause its applicable Affiliates to, file with all applicable Insurance Regulators the Filings and requests for approval listed in Section 4.3 of the Buyer Disclosure Schedule and any other pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Law with respect to the transactions contemplated hereby, (ii) Parent shall, and shall cause its applicable Affiliates to, file with all applicable Insurance Regulators the Filings and requests for approval listed in Section 3.6(b) of the Parent Disclosure Schedule (except to the extent such Filing is being prepared by Buyer pursuant to the foregoing clause (i)), and (iii) if applicable, Buyer and Parent shall make an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act. All filing fees payable in connection with the foregoing shall be borne by the respective filing party incurring such expense. Buyer and Parent shall, upon request, furnish each other with all information concerning themselves, their respective Affiliates, directors, officers and shareholders and members, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the preparation of any statement, Filing, notice or application made by or on their behalf to any Governmental Authority in connection with the transactions contemplated by the Transaction Documents; provided, that in connection therewith neither party shall be required to provide the other with Sensitive Information. A reasonable time prior to furnishing any written materials to any Insurance Regulator or other Governmental Authority in connection with the transactions contemplated hereby, the filing party shall use reasonable best efforts to furnish the other party with a copy thereof, and such other party shall have a reasonable opportunity to provide comments thereon, which comments shall be considered by the filing party in good faith; provided, that in connection therewith neither party shall be required to provide the other with Sensitive Information. Each party shall give to the other party prompt written notice if it or any of its Affiliates receives any notice or other communication from any Insurance Regulator or other Governmental Authority in connection with the transactions contemplated by the Transaction Documents and, in the case of any such notice or communication that is in writing, shall promptly furnish the other party with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with any such approval, each party shall use its reasonable best efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such party. Each party shall give to the other party reasonable prior written notice of the time and place when any meetings, telephone calls, or other conferences may be held by it with any Governmental Authority in connection with the transactions contemplated by the Transaction Documents (other than (i) non-substantive scheduling or administrative calls and (ii) accepting any unscheduled telephone call from any Governmental Authority, or responding to any question during a discussion with any Governmental Authority that was scheduled for purposes of discussing matters other than the transactions contemplated hereby), and the other party shall have the right to have a representative or representatives attend or otherwise participate in any such meeting, telephone call, or other conference unless the relevant Governmental Authority does not consent to attendance or participation by such other party’s representative or such attendance or participation is prohibited by applicable Law.
(c) Without limiting the foregoing, each of Buyer, Parent and Seller shall use its reasonable best efforts to avoid each and every impediment under any antitrust Law, insurance Law or other applicable Law that may be asserted by any Governmental Authority with respect to this Agreement and the transactions contemplated hereby so as to enable the Closing to occur as promptly as practicable, including, without limitation, any actions requested by any Governmental Authority that are necessary or appropriate to (i) obtain all consents and exemptions and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby; and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby); provided, that, in each case, in no event will a party be obligated to pursue or participate in litigation in connection with the covenants contained in this Section 5.3 or to respond to any “second request” or other request to provide additional information. Notwithstanding anything to the contrary in this Agreement, none of Parent, Seller, the Company, Abacus, or Buyer shall be obligated to take or refrain from taking any action or to become subject to any condition, limitation, restriction or requirement, that is imposed by a Governmental Authority on it or its Affiliates in connection with the pursuit of the consent or approval of a Governmental Authority for the transactions contemplated hereby, that would reasonably be expected to result in a Burdensome Condition.
(d) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to obtain, prior to the Closing, any consent or waiver from any third party (other than a Governmental Authority) that is required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or that is necessary in order to ensure that any Material Contracts or Reinsurance Contracts will not be terminated as a result of consummating the transactions contemplated by this Agreement. Buyer shall, and shall cause its Affiliates to, cooperate with Parent at Parent’s reasonable request to assist in obtaining such consents or waivers. Each of Buyer and Parent shall bear its own and its Affiliates’ internal costs to obtain such consents and waivers, and the costs payable to third parties for obtaining such consents and waivers shall be borne by Parent and Seller. In connection therewith, Parent and Seller shall not, and shall cause the Company and Abacus not to without the prior written consent of Buyer, (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) materially amend, supplement or otherwise modify any such contract or Reinsurance Contracts, or (c) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents; provided, however, that Buyer may compel Parent or Seller to cause the Company and Abacus to take any of the actions referred to in this sentence if such actions are only effective after the Closing. Parent and Seller shall (and shall cause the Company and Abacus to) keep Buyer reasonably informed regarding the process of obtaining such third-party consents.
(e) Without in any way limiting the foregoing, as soon as reasonably practicable following the date hereof, Parent shall (i) obtain the necessary written shareholder consents to approve the transactions contemplated hereby (the “Shareholder Approval”), (ii) file with the SEC a preliminary information statement on Schedule 14C with respect to the transactions contemplated hereby (the “Preliminary Consent Statement”), and (iii) file with the SEC, and mail or deliver to the Parent shareholders, a definitive information statement on Schedule 14C with respect to the transactions contemplated hereby (the “Definitive Consent Statement”). Parent shall use its reasonable best efforts to have the Preliminary Consent Statement cleared by the staff of the SEC as promptly as practicable after such filing, and Parent shall thereafter mail or deliver the Definitive Consent Statement to the Parent shareholders at least twenty (20) calendar days prior to the anticipated date of Closing. Buyer shall furnish all information concerning Buyer and its Subsidiaries for inclusion in the Preliminary Consent Statement and Definitive Consent Statement as may be reasonably requested by Parent, and shall have the right to review in advance, and, to the extent practicable, to provide comments on, the Preliminary Consent Statement prior to its filing and the Definitive Consent Statement prior to its and mailing to Parent shareholders.
(f) Prior to Closing Parent and Seller shall and shall cause the Company to maintain sufficient personnel to perform all claims management functions of the Company in conformity with industry standards and quality so as to minimize any policyholder complaints and errors.
5.4 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, each party shall give prompt notice to the other party at such time that such party becomes aware of the occurrence, or nonoccurrence, of any event which, if existing, occurring or known on the date hereof should have been so disclosed, or which is necessary to correct any information in the Parent Disclosure Schedule or the Buyer Disclosure Schedule; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental disclosure by any party shall not be deemed to have been disclosed as of the date hereof, to constitute a part of, or an amendment or supplement to the Parent Disclosure Schedule or the Buyer Disclosure Schedule (as applicable), or to cure any breach or inaccuracy of a representation, warranty, covenant, condition or agreement as of the date hereof unless so agreed to in writing by the other party.
5.5 Interim Financial Statements; Investment Reports.
(a) From the date hereof until the Closing Date, Parent shall deliver to Buyer true and complete copies of the unaudited and audited financial statements of the Company and Abacus when and as prepared in the ordinary course of business, consistent with past practice, together with any applicable actuarial opinion thereon.
(b) From the date hereof until the Closing Date, Parent will forward to Buyer copies of all monthly or quarterly investment reports prepared by or for the Company regarding the Investment Assets, in each case within five (5) Business Days following creation or receipt of such reports by the Company. At least three (3) Business Days prior to the Closing Date, Parent shall deliver to Buyer a true, complete and correct list of all Investment Assets of the Company and Abacus with information included therein as to the Book Value and fair market value of such Investment Assets calculated in a manner consistent with the calculations with respect to such assets in Section 3.25(a)(i) of the Parent Disclosure Schedule, in each case, as of the close of business on a day requested by Buyer in a written notice that is delivered to Parent at least five (5) Business Days prior to the Closing Date.
5.6 Public Announcements. Buyer and Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. In addition, prior to the Closing Date, each party shall consult with and obtain the approval of the other before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public disclosure and shall cooperate to limit the scope of disclosure to the minimal amount of information required by Law).
5.7 Further Assurances. On and after the Closing Date, Parent and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any party to carry out the provisions of the Transaction Documents and consummate or implement expeditiously the transactions contemplated by the Transaction Documents. Parent and Seller further acknowledge and agree that Buyer will engage in TPA Audits following Closing.

5.8 Delivery of Books and Records. At the Closing, Parent shall cause all Books and Records in the possession of or reasonably available to Parent or any of Parent’s Affiliates to be delivered to Buyer (or a Person designated by Buyer) in the manner (and in the case of physical Books and Records at the location(s)) reasonably requested by Buyer, to the extent not located at an office of the Company or Abacus.
5.9 Access to Books and Records.
(a) Until the seventh (7th) anniversary of the Closing (provided, that Buyer shall give thirty (30) days’ notice to Parent prior to destroying any records to permit Parent, at its expense, to examine, duplicate or repossess such books and records), Buyer shall afford promptly to Parent and its Representatives reasonable access to the books, records, officers, employees, auditors and other advisors of the Company and Abacus, and provide information with respect to the Company Abacus in a readily accessible form (including financial information in a form consistent with the Company’s and Abacus’ historical practice for the preparation of such financial information), to the extent related to periods prior to the Closing and to the extent reasonably required by Parent for any lawful business purpose, including litigation, disputes, compliance, financial reporting (including financial audits of historical information), loss reporting, regulatory and accounting matters, and Buyer shall reasonably cooperate with Parent and Parent’s Representatives, to furnish such books and records and information and make available such officers, employees, auditors and other advisors of the Company and Abacus; provided, that such access does not unreasonably interfere with the conduct of the business of Buyer, the Company or Abacus, and that Parent shall reimburse Buyer promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.
(b) Until the seventh (7th) anniversary of the Closing (provided, that Parent shall give thirty (30) days’ notice to Buyer prior to destroying any records to permit Buyer, at its expense, to examine, duplicate or repossess such books and records), Parent shall, and shall cause Parent’s Affiliates to, afford promptly to Buyer and its Representatives reasonable access to the books, records, officers, employees, auditors and other advisors relating to the Company and Abacus, and provide information with respect to the Company and Abacus in a readily accessible form (including financial information in a form consistent with Parent’s or such Affiliate’s historical practice for the preparation of such financial information), to the extent related to periods prior to the Closing and to the extent reasonably required by Buyer for any lawful business purpose, including litigation, disputes, compliance, financial reporting (including financial audits of historical information), loss reporting, regulatory and accounting matters, and Parent shall, and shall cause its Affiliates to, reasonably cooperate with Buyer and Buyer’s Representatives to furnish such books and records and information and make available such officers, employees, auditors and other advisors with respect to the Company and Abacus; provided, that such access does not unreasonably interfere with the conduct of the business of Parent or Parent’s Affiliates and that Buyer shall reimburse Parent promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.
5.10 Non-Competition; Non-Solicitation.
(a) For a period of five (5) years following the Closing Date, Parent shall not, and shall cause its Affiliates not to, engage in the business of targeting for the sale or administration of any insurance or financial service product to any public sector employees within the United States or any customer of the Company as of the date hereof or at any time in the twelve (12) months preceding the date hereof (“Competing Business”) directly or indirectly through any producer or otherwise.
(b) Following the Closing Date, Parent shall not, and shall cause its Affiliates to not (i) initiate, promote or establish any program for the substitution, surrender, exchange, termination or systematic replacement of all or any portion of the coverage provided by any Insurance Contract with an insurance policy or coverage written or sold by Parent or any of its Affiliates, (ii) induce or provide any incentive (financial or otherwise) to any Independent Producer to terminate its relationship with the Company, (iii) induce or provide any incentive (financial or otherwise) to any Independent Producer to target or solicit, or cause to be targeted or solicited (on a systematic basis or otherwise) any holder of an Insurance Contract to replace all or any portion of the coverage provided by such Insurance Contract with an insurance policy or coverage written or sold by Parent or any of its Affiliates, or (iv) use the list of holders of Insurance Contracts or information related to pricing or forms of such policies and contracts or similar proprietary information of the Company or Abacus for any purpose without Buyer’s prior written consent.

(c) Notwithstanding anything to the contrary set forth in Section 5.10(a), and without implication that the following activities otherwise would be subject to the provisions of this Section 5.10, nothing in Section 5.10(a) shall preclude, prohibit or restrict Parent from engaging, or require Parent to cause any of its Affiliates not to engage, in any manner in any of the following:
(i) making passive investments in the ordinary course of business, including in a general or separate account of an insurance company, in Persons engaged in a Competing Business; provided, that Parent or such Affiliate of Parent: (A) does not have the right to designate a majority of the members of the board of directors or other governing body of such entity or otherwise to direct the operation or management of any such entity, (B) is not a participant with any other Person in any group (as such term is used in Regulation 13D of the Exchange Act) with such right and (C) owns less than 10% of the outstanding voting securities (including convertible securities) of such entity;
(ii) acquiring any business, or acquiring, merging or combining with any Person (an “Acquired Business”) where the Acquired Business derived more than 10% of its net operating revenue on a consolidated basis for the most recent fiscal year from a Competing Business; provided, that within one year after such acquisition, merger or combination, either (A) Parent or Parent’s applicable Affiliate shall have disposed of the relevant portion of such Acquired Business that engages in the Competing Business or (B) Parent or Parent’s applicable Affiliate shall have modified the Acquired Business such that the Acquired Business will thereafter derive less than 10% of its net operating revenue on a consolidated basis from such Competing Business or;
(iii) Servicing business that represents renewals of existing policies offered through Specialty Health.
(d) Except as set forth in Section 5.10(d) of the Parent Disclosure Schedule, for a period of five (5) years following the Closing Date, without the prior written consent of Buyer, Parent shall not, and shall cause its Affiliates to not, solicit for employment, employ or contract for the services of any Employee; provided, that nothing in this Section 5.10(d) shall prohibit Parent or its Affiliates from engaging in general solicitations not directed at such Persons or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by Buyer or any of its Affiliates has been terminated by Buyer or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Buyer or any of its Affiliates for a period of at least twelve (12) months.
(e) For the avoidance of doubt, notwithstanding the terms of this Section 5.10, the restrictions set forth in this Section 5.10 will not apply to PetPartners, Inc. or Iguana Capital, Inc. following closing of the transactions contemplated by the IAIC Reinsurance Agreement and related stock purchase agreement because such entities will not be Affiliates of the Company.
5.11 D&O Liabilities. Prior to Closing, Buyer shall use reasonable best efforts to have available (subject to the payment of premium) director and officer and director “tail coverage” insurance for the Company and Abacus with respect to the period prior to Closing. Prior to or at the Closing, Company shall directly pay the insurance company for all costs of securing such policy.
5.12 Employee Matters.
(a) Employees.
(i) Continuing Employees. No earlier than five (5) Business Days prior to the Closing Date, Parent or Seller shall provide as updated Employee list as of such day with all information required to be provided under Section 3.17(a) of the Parent Disclosure Schedule. For the period of at least six (6) months from and after the Closing Date, Buyer shall provide each Employee (other than Excluded Employees) who continues in employment as of the Closing Date (each a “Continuing Employee”) base compensation and bonus opportunities that, in the aggregate, are comparable to those in effect for such Continuing Employee immediately prior to the Closing Date. Parent shall cause the Company or the applicable Subsidiary to provide to Buyer a completed Employment Eligibility Verification USCIS Form I-9, verifying the identity and employment authorization of each Continuing Employee and in the event that any such documentation is not provided to cooperate with Buyer in obtaining such documentation from any Continuing Employee, as applicable, in each case, prior to the Closing Date.

(ii) Prior to, or as of the Closing, Parent shall cause the Company and Abacus to pay its Employees or accrue on its financial statements (including for the Estimated Closing Statement and Closing Statement) all compensation accrued but unpaid as of the Closing Date with respect to the Employees (including, for the avoidance of doubt the Excluded Employees), including wages, business expense, and other reimbursements and all severance payments.
(iii) Terminating Employees. Parent shall cause the Company to terminate the employment of those Employees identified in Section 5.12(a)(iii) of the Parent Disclosure Schedule. Parent shall reimburse the Company for any amounts paid by the Company in respect of any severance pay or benefits provided to such terminating employees including, without limitation, any payroll taxes paid by the Company with respect to such severance pay or benefits.
(iv) Employment Agreements. Parent shall and shall cause the Company to cooperate with Buyer in negotiating new employment arrangements or amendments to existing employment agreements with respect to certain Continuing Employees of the Company who are subject to employment agreements with the Company, including, without limitation, providing reasonable access to such Employees.
(b) Company 401(k) Plan. Following the Closing, Parent agrees to provide each Continuing Employee an opportunity, within a period of time that will avoid default under an existing participant loan, to make a direct rollover to a 401(k) plan sponsored by Buyer or one of its Affiliates of an eligible rollover distribution from a 401(k) plan sponsored or maintained by the Company, Abacus or an ERISA Affiliate for the benefit of the Employees that includes promissory notes reflecting such Continuing Employee’s then outstanding participant loans under a 401(k) plan sponsored or maintained by the Company, Abacus or an ERISA Affiliate for the benefit of the Employees.
(c) Employee Benefit Plans and Past Service Credit. Effective no later than immediately prior to the Closing Date, Parent shall take all actions necessary and appropriate to terminate the participation of the Continuing Employees in any Employee Plan maintained for the benefit of such Continuing Employees, and the Continuing Employees shall, from and after the Closing Date, be eligible to participate in employee plans that are generally available to similarly situated employees of Buyer. With respect to severance and vacation benefits and any Employee Plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Continuing Employee, effective as of the Closing Date, Buyer shall, or shall cause its Affiliate to, subject to subclause (d) below, recognize all service with the Company of the Continuing Employee, as if such service were with Buyer, for vesting, eligibility and severance and vacation accrual rate purposes (but not for any purposes under any defined benefit plan or eligibility under any retiree life or medical plan), provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
(d) Accrued PTO. To the extent reflected on the Estimated Closing Statement and Closing Statement, Buyer shall or shall cause the Company or Abacus to credit each Continuing Employee with the amount of accrued but unused paid time off credited for the benefit of such Continuing Employee as of the Closing Date. Each Continuing Employee shall be entitled to use such time off in accordance with the applicable policies of the Company and Abacus as in effect from time to time following the Closing Date.
(e) COBRA Coverage. Parent will or will cause an Affiliate of Parent to retain liability for any required continuation coverage pursuant to Code §4980B (“COBRA”) for any Employees and their “qualified beneficiaries” (as defined in Code §4980B(g)(1)) with respect to any “qualifying event” (as defined in Code §4980B(f)(3)) that occurs on or prior to the Closing Date. Buyer will provide, or cause the Company or Abacus to provide, COBRA coverage for the Continuing Employees and their qualified beneficiaries with respect to “qualifying events” occurring on or after the Closing Date.
5.13 Release. If, but only if, the Closing occurs, then Parent, Seller and their Affiliates hereby forever, absolutely, unconditionally and irrevocably release and discharge the Company, Abacus, Buyer, and Buyer’s Affiliates from all obligations and liabilities of the Company or Abacus to Parent, Seller or any of its Affiliates, all agreements and understandings of the Company or Abacus involving Parent, Seller or any of their Affiliates, and all rights, claims and causes of action (whether at law or in equity and whether or not currently known to exist) of Parent, Seller or any of their Affiliates against the Company or Abacus that are a result of, involve or otherwise exist by reason of any act, omission, fact, circumstance or other matter, cause or thing whatsoever that arose, occurred or existed before the Closing, including without limitation any indemnification obligations to Parent, Seller or any of their Affiliates, and the right to advancement and reimbursement of expenses, pursuant to the organizational documents of the Company or Abacus; provided, however, that nothing in this Section 5.13 waives, releases or restricts in any manner whatsoever any of Parent’s or Seller’s rights arising out of this Agreement or any of the Transaction Documents.
5.14 No Shop.
(a) From the date hereof until the earlier of the Closing and the date that this Agreement is terminated pursuant to Article VII, Parent and Seller shall not, and shall cause their Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, accept or facilitate any inquiry, indication of interest, proposal or offer from any person or entity (other than Buyer or its Affiliates) relating to or in connection with an Alternative Transaction (as defined below); (ii) participate in, negotiate, discuss, accept or enter into any agreement, arrangement or understanding with any person (other than Buyer or its Affiliates) relating to, or reasonably expected to lead to, an Alternative Transaction; (iii) provide information to any Person with respect to, or otherwise cooperate in any way or assist or participate in connection with, any proposal that constitutes or could reasonably be expected to lead to, an Alternative Transaction or (iv) commit to, enter into or consummate any Alternative Transaction.
(b) For purposes hereof, “Alternative Transaction” means any offer or proposal by a third party for (1) any acquisition or purchase, direct or indirect, of any shares or equity interests or other security of Seller, the Company or Abacus, including any security convertible into or exercisable or exchangeable for, any shares or equity interests or other security of Seller, the Company or Abacus, or (2) a merger, amalgamation, consolidation, share exchange, business combination, sale of a portion of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller, the Company or Abacus.
(c) Parent and Seller acknowledge and agree that the restrictions contained herein are reasonable and necessary to protect Buyer’s legitimate business interest and, if violated, may cause Buyer irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, Parent and Seller agree that if any portion of this Section 5.14 is breached, then Buyer may at its election in any court of competent jurisdiction, and in addition to any other remedy available to it, obtain specific performance of such provision or enjoin Parent, Seller or their Affiliates from engaging in the activities proscribed by this Section 5.14, in each case without any requirement to post a bond for such purpose.
5.15 Intercompany Agreements
(a) Parent shall cause the termination of all Intercompany Agreements on or prior to the Closing Date. Parent shall cause all intercompany balances between Parent or any Affiliate of Parent (other than the Company or Abacus), or any of their respective directors, officers or managers, on one hand, and the Company or Abacus, on the other hand, to be paid in full and settled immediately prior to the Closing. As of immediately after the Closing, the Company and Abacus shall have no further liability for any intercompany balances. Parent shall, and shall use commercially reasonable efforts to cause the parties to any agreement entered into by (i) a party unaffiliated with Parent, (ii) the Company or Abacus and (iii) Parent or any Affiliate of Parent other than the Company or Abacus (including SSL), to enter into one or more new agreements, or an amendment or assignment of such agreement, such that only the portions of such agreements that are related to the Company or Abacus will be agreements of the Company or Abacus, as applicable, following the Closing, and no other Affiliates of Parent will be a party to such agreements following Closing.
(b) Effective at the time of the Closing, with respect to occurrences taking place from and after the Closing Date, Parent shall cause the Company and Abacus to cease to be insured by any insurance policies of Parent, Seller or any of their Affiliates (other than any policies held directly by the Company or Abacus) or by any of their self-insured programs. With respect to events or circumstances relating to the Company or Abacus that occurred or existed prior to the Closing Date that are covered by occurrence-based third-party liability insurance policies of Parent, Seller or their Affiliates (other than the Company or Abacus) and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Parent, Seller or their Affiliates and that apply to the locations at which the Company or Abacus operates their respective businesses, Buyer may, and may cause the Company and Abacus to, make claims under such policies and programs. Parent and Seller shall provide reasonable cooperation and assistance in the pursuit of such claims. With respect to any open claims against the insurance policies of Parent and Seller or their Affiliates

(other than the Company or Abacus) relating to losses or damages suffered by the Company or Abacus prior to the Closing, Parent or Seller shall reasonably assist and cooperate with Buyer in the pursuit and collection of such claims and remit any net proceeds they realize from such claims to Buyer upon full and final settlement of such claims.
5.16 Bank Accounts. Prior to the Closing, Parent shall change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Company and Abacus to the individuals designated in writing by Buyer.
5.17 Investment Assets. From the date hereof until the Closing, Parent shall, within fifteen (15) Business Days following the end of each calendar month, deliver to Buyer a report (the “Investment Asset Report”) consisting of (a) a list of all Investment Assets of the Company and Abacus as of the end of such month, including the Book Value and fair market value of each such Investment Asset as of such month end; (b) a list of all Investment Assets included in the prior month’s Investment Asset Report sold or otherwise disposed of by the Company or Abacus during the preceding month; (c) a list of the Investment Assets acquired by the Company or Abacus that have been acquired in the preceding month; and (d) a list of all Investment Assets of the Company or Abacus that are in arrears or in breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collections, in foreclosure or any comparable classification, or are other than temporarily impaired as determined in accordance with the Specified Accounting Principles.
5.18 Transaction Expenses. Parent and Seller shall, or shall cause the Company and Abacus to, pay all Transaction Expenses prior to the Closing.
5.19 PolicyPro Software. Prior to the Closing, Parent and Seller shall, and shall cause the Company and Abacus to, (a) permit Buyer, Buyer’s Affiliates and their respective Representatives to conduct a full due diligence review of the PolicyPro Software (including the source code and object code thereof), the Software Agreements and the Developer, (b) cooperate with Buyer, its Affiliates and their respective Representatives in connection therewith, and (c) at the request of Buyer, arrange for one or more meetings, and otherwise facilitate continuing discussions, between the Developer on one hand, and Buyer, its Affiliates and their respective Representatives on the other.
5.20 Reinsurance Agreements.
(a) Following the date hereof and prior to Closing, Parent and Seller shall provide to Buyer a copy of (x) the draft form of the “Reinsurance Agreement” (as such term is defined in the SSL Stock Purchase Agreement) between SSL and the Company with respect to certain “Excluded Business” (as such term is defined in the SSL Stock Purchase Agreement), and related trust agreement, administrative services agreement, and any other related agreement thereto (collectively, the “SSL Reinsurance Agreement”), if any, and (y) the draft form of reinsurance agreement between Independence American Insurance Company, as ceding company, and the Company, as reinsurer, as contemplated by that certain Stock Purchase Agreement, dated as of May 17, 2021, among Parent, AMIC Holdings, Inc. and Iguana Capital, Inc., and related trust agreement, security account control agreement, administrative services agreement, and any other related agreement thereto (the “IAIC Reinsurance Agreement). To the extent not executed prior to the date hereof, Parent and Seller shall consider in good faith any reasonable comments of Buyer in respect of the SSL Reinsurance Agreement, if any, or the IAIC Reinsurance Agreement prior to execution thereof, and if either the SSL Reinsurance Agreement or the IAIC Reinsurance Agreement is entered into in a form that, in Buyer’s reasonable opinion, materially alters the expected economic impacts of such transaction on Buyer and its Affiliates (including the Company), then the parties shall use their reasonable best efforts to amend this Agreement (including Annex F) to put Buyer and its Affiliates (including the Company) in the economic position expected by Buyer.
(b) Notwithstanding anything herein to the contrary, if either the SSL Reinsurance Agreement, or the IAIC Reinsurance Agreement or both agreements have been entered into with the Company on or prior to the Closing Date, Buyer and the Company shall comply in all material respects with the applicable reinsurance treaties, but will otherwise have no obligation to seek recourse against SSL or IAIC or their respective Affiliates with respect to Reinsurance Transaction Excluded Liabilities and may seek recourse directly from Parent and Seller pursuant to Section 9.2(a).
(c) The amount of Reinsured Business Statutory Earnings, positive or negative, will be settled on a quarterly basis in accordance with Annex F.

5.21 Voting Agreement. Between the date hereof and the Closing, Parent shall enforce the terms of the Voting Agreement and will not amend, modify, supplement or terminate the Voting Agreement without the prior written consent of Buyer.
5.22 Escrow Agreement. For each of the three (3) full calendar years following the calendar year in which the Closing Date occurs (provided that if the Closing occurs on the first (1st) Business Day of January 2022, such obligation shall commence with calendar year 2022) Parent shall provide to Buyer a copy of Parent’s audited financial statements for such calendar year. Parent shall deliver the audited financial statements for each such calendar year no later than April 30th of the subsequent calendar year (each, a “Audited Financials Delivery Date”). If (i) Parent fails to deliver its audited financial statements by the date that is ten (10) Business Days following the applicable Audited Financials Delivery Date, or (ii) or if any audited financial statements delivered in accordance with this Section 5.22 reflect total net worth of Parent (determined using only those assets of Parent consisting of cash and marketable securities) of $100 million or less, then in each case Parent shall establish, within thirty (30) days following the applicable Audited Financials Delivery Date, an escrow account in the name of Parent with escrowed funds in the amount of $5 million, which escrowed funds shall be held by the escrow agent as a source of funds for amounts owing to Buyer under Article IX. Any interest accruing on such escrowed funds will be for the account of Parent. Each of Buyer and Seller shall cooperate to give the escrow agent timely instructions to implement any distributions of such escrowed funds for amounts owing to Buyer under Article IX.
5.23 Transition Services Agreement. From the date hereof through the Closing, each of the Buyer, Seller and Parent shall cooperate and negotiate with each other in good faith and use reasonable best efforts to determine the form, terms, conditions and provisions of the Transition Services Agreement for execution and delivery at Closing, including such terms providing for the provision of transitional services by Parent or its Affiliates as required or reasonably requested by Buyer for a period of time following the Closing as required or reasonably requested by Buyer; provided that the fees chargeable for any individual transitional services shall be limited to Parent’s reasonable out-of-pocket expenses and at its actual cost without allocation of overhead expenses or mark-up and agreed to by Buyer.
ARTICLE VI.
CONDITIONS PRECEDENT
6.1 Conditions to Each Party’s Obligations. The obligations of Buyer, Parent and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:
(a) No Injunctions or Restraints; Illegality. (i) There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Governmental Authority of competent jurisdiction that has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby, and (ii) there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.
(b) Waiting Period. Any required waiting period under the HSR Act shall have expired or been terminated.
6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a) Representations and Warranties. (i) The Fundamental Representations of Parent and Seller shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date in all respects, and (ii) each of the other representations and warranties of Parent and Seller contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date), in the case of the foregoing clause (ii), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Covenants and Agreements. Parent and Seller shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
(c) Closing Deliveries. Parent and Seller shall have delivered or caused to be delivered to Buyer each of the documents required to be delivered pursuant to Section 2.3(a);
(d) No Litigation. No Proceeding shall be pending or threatened before any Governmental Authority that could reasonably be expected to prevent the consummation of the purchase and sale of the Shares or any other material transaction contemplated by the Transaction Documents, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect Buyer or the right of Buyer to own, operate or conduct the Company or Abacus or their respective businesses, and no Order shall have been issued by any Governmental Authority that has any of the foregoing effects;
(e) Approvals. All consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Authority required to be obtained or made prior to the Closing Date in connection with the transactions contemplated hereby, including the Required Governmental Approvals set forth in Section 3.6(b) of the Parent Disclosure Schedule and those approvals set forth in Section 4.3 of the Buyer Disclosure Schedule, shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Law shall have expired or been terminated, in each case without the imposition of a Burdensome Condition;
(f) Material Adverse Effect. Since the date hereof, there shall not have been any Company Material Adverse Effect;
(g) Third Party Consents. The parties shall have received the consents set forth on Annex E;
(h) Company RBC. The Company shall have an RBC Ratio as of the end of the calendar quarter immediately prior to the anticipated Closing Date, and as of the anticipated Closing Date, equal to or greater than 807%;
(i) Reinsurance Agreements. Unless neither the SSL Reinsurance Agreement nor the IAIC Reinsurance Agreement is required to be entered into with the Company, each such agreement shall have been entered into in a form reasonably acceptable to Buyer.
(j) Parent Shareholder Approval. Approval of the Parent Voting Matters shall have been obtained, and the Definitive Consent Statement shall have been mailed to shareholders of Parent in accordance with SEC rules, and all waiting periods required under applicable Law with respect thereto, including the expiration of any applicable Schedule 14C information statement notice period, shall have expired or been terminated, without any condition.
6.3 Conditions to Obligations of Parent and Seller. The obligations of Parent and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:
(a) Representations and Warranties. (i) The Fundamental Representations of Buyer shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date in all respects, and (ii) each of the other representations and warranties of Buyer contained in this Agreement (other than the Fundamental Representations), disregarding all qualifications or exceptions contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date), in the case of the foregoing clause (ii), except where the failure of any such representations and warranties to be so true and correct would not reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;
(b) Covenants and Agreements. Buyer shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) Closing Deliveries. Buyer shall have delivered or caused to be delivered to Parent and Seller each of the documents required to be delivered pursuant to Section 2.3(b);
(d) No Litigation. No Proceeding shall be pending or threatened before any Governmental Authority that could reasonably be expected to prevent the consummation of the purchase and sale of the Shares or any other material transaction contemplated by the Transaction Documents, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded, and no Order shall have been issued by any Governmental Authority that has any of the foregoing effects; and
(e) Approvals. All consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Authority required to be obtained or made prior to the Closing Date in connection with the transactions contemplated hereby, including the Required Governmental Approvals set forth in Section 3.6(b) of the Parent Disclosure Schedule and those set forth in Section 4.3 of the Buyer Disclosure Schedule, shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Law shall have expired or been terminated.
ARTICLE VII.
TERMINATION PRIOR TO CLOSING
7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent of Buyer, on the one hand, and Parent or Seller, on the other hand;
(b) by either Buyer, on the one hand, or Parent and Seller, on the other hand, in writing, if the Closing has not occurred on or prior to the Outside Date, unless the failure of the Closing to occur has been principally caused by a material breach of this Agreement by any party seeking to terminate this Agreement. “Outside Date” means April 14, 2022; provided, however, that the Outside Date shall be extended to April 14, 2022 automatically if, prior to April 14, 2022, Buyer has satisfied all conditions to Closing set forth in Section 6.3 other than obtaining approval from the Wisconsin Office of the Commissioner of Insurance as contemplated by Section 5.3;
(c) by either Buyer, on the one hand, or Parent and Seller, on the other hand, in writing, if there shall be any order, injunction or decree of any Governmental Authority that prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable, unless the fact that such order, injunction or decree has become final and non-appealable has been principally caused by a material breach of this Agreement by the party seeking to terminate this Agreement; or
(d) by either Buyer, on the one hand, or Parent and Seller, on the other hand (but only so long any party seeking to terminate is not in material breach under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by the Buyer, in the case of a termination by Parent and Seller, or by Parent or Seller, in the case of a termination by Buyer, would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching party and such breach is not capable of being cured by the Outside Date or is not cured within twenty (20) calendar days after the breaching party receives written notice from the non-breaching party that the non-breaching party intends to terminate this Agreement pursuant to this Section 7.1(d).
7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void and of no further force and effect without liability of either party (or any Representative of such party) to the other party to this Agreement; provided, that no such termination shall relieve a party from liability for any material breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, Section 1.1, Section 5.2(b), this Section 7.2, Article IX and Article X shall survive termination hereof pursuant to Section 7.1. Parent and Seller agree that the provisions of this Section 7.2 regarding the payment of a termination fee and reimbursement of Buyer Expenses are an integral part of the transactions contemplated by this Agreement and that, without such provisions, Buyer would not have entered into this Agreement.

ARTICLE VIII.
TAX MATTERS
The following provisions shall govern the allocation of responsibility as between Buyer and Parent for certain Tax matters following the Closing Date:
8.1 Responsibility for Filing Tax Returns.
(a) Filing of Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns that include the Company or Abacus and that are due to be filed prior to the Closing Date and (ii) all U.S. federal, state and local consolidated, affiliated, combined or similar Tax Returns that include Parent, the Company and Abacus that relate solely to Pre-Closing Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company and Abacus. All Tax Returns that include Pre-Closing Tax Periods shall be prepared in a manner consistent with the Company’s and Abacus’ past practice and custom unless otherwise required by applicable Law.
(b) Review Rights. Buyer shall provide Parent with drafts of all Tax Returns that Buyer is obligated to prepare under Section 8.1(a) to the extent such Tax Returns include Pre-Closing Tax Periods, no later than twenty (20) days prior to the due date for filing thereof. Parent shall have the right to review and provide reasonable comments on such Tax Returns during the fifteen (15) days following the receipt of such Tax Returns, which reasonable comments shall be accepted by Buyer and reflected in the applicable Tax Return.
8.2 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company and Abacus for any Straddle Period, the determination of the Taxes of the Company and Abacus for the portion of the Straddle Period including and ending on, and the portion of the Straddle Period beginning immediately after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day immediately after the Closing Date, and items of income, premiums, gain, deduction, loss or credit (or other relevant Tax items) of the Company and Abacus for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and Abacus were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes (other than income, franchise/capital, sales, use, or withholding Taxes) such as real and personal property Taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning on and including the day immediately after the Closing Date, on the other hand.
8.3 Tax Covenants.
(a) Buyer shall not cause or permit the Company or Abacus to take any action on the Closing Date that is outside the ordinary course of business, if such action could have the effect of increasing the Tax liability or reducing any Tax asset of the Company, Abacus or Parent in respect of any Pre-Closing Tax Period or increasing the liability of Parent under this Agreement.
(b) Buyer covenants that without the prior written consent of Parent it shall not, and shall not cause or permit its Subsidiaries to, make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax asset of the Company, Abacus or Parent in respect of any Pre-Closing Tax Period or increasing the liability of Parent under this Agreement.
(c) Parent covenants that without the prior written consent of Buyer it shall not, and shall not cause or permit its Subsidiaries to, amend any Tax Return or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax asset of the Company, Abacus or Buyer in respect of any Post-Closing Tax Period.
(d) After the Closing Date, Buyer and its Affiliates shall not, without the written consent of Parent, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company or Abacus for any Pre-Closing Tax Period.
(e) Any Tax refund received by Buyer or its Subsidiaries that relates to a Pre-Closing Tax Period of the Company or Abacus shall be for the account of Parent. Buyer shall pay or cause to be paid any such refund to

Parent within fifteen (15) days after receipt thereof, reduced by any increase in the federal income taxes owed, in the aggregate, by Buyer or its Subsidiaries attributable to such refund. All other Tax refunds that relate to the Company or Abacus shall be for the account of Buyer. Parent shall pay or cause to be paid any such refund to Buyer within fifteen (15) days after receipt thereof, reduced by any increase in the federal income taxes owed, in the aggregate, by Parent or its Subsidiaries attributable to such refund.
(f) Parent shall, and shall cause Seller, the Company and its Affiliates to, enter into a written agreement to terminate any Tax Agreement between the Company and Parent at or prior to Closing and, for the avoidance of doubt, such written agreement shall specifically terminate any provision of the Tax Agreement that purports to have continued effect after the termination of such Tax Agreement.
8.4 Contests Related to Taxes. Notwithstanding Section 9.5, in the event Buyer receives notice of a claim by a Governmental Authority in respect of Taxes of the Company or Abacus (other than Taxes imposed under any U.S. federal, state and local consolidated, affiliated, combined or similar Tax Returns that include Parent, the Company and Abacus) for any Tax period ending on or before the Closing Date (a “Tax Claim”), Buyer shall give written notice to Parent of such claim; provided, however, that the failure to give such notice shall not relieve Parent from any obligation under this Agreement unless Parent is actually harmed by such failure. Parent shall have the right to defend any Tax Claim for which Parent would have an indemnification obligation hereunder so long as (i) Parent gives written notice to Buyer within fifteen (15) Business Days after Buyer has given written notice of the Tax Claim, and (ii) Parent conducts the defense of the Tax Claim actively and diligently. Buyer may retain separate co-counsel at its sole cost and expense and consult in the defense of the Tax Claim. Buyer shall also be permitted to receive copies of any pleadings, correspondence with the Governmental Authority or any Court handling the Tax Claim, and other documents filed with the Governmental Authority or such Court as Buyer may reasonably request related to the Tax Claim and to attend any and all meetings, hearings and proceedings concerning such Tax Claim. If Parent does not assume the defense of any Tax Claim (including if Parent does not deliver the notice required by this Section 8.4), Buyer may defend such Tax Claim at the sole cost and expense of Parent. In any such case, Buyer will not consent to a settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). If Parent conducts the defense of a Tax Claim, Parent will keep Buyer reasonably informed as to the status of such Tax Claim, including all compromise or settlement offers. Parent shall consult with Buyer prior to the settlement of any such Tax Claim and shall obtain the prior written consent of Buyer prior to the settlement of any such Tax Claim that would adversely affect Buyer or its Affiliates in any taxable period ending after the Closing Date (such consent not to be unreasonably withheld, conditioned or delayed).
8.5 Cooperation on Tax Matters. Buyer and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VIII and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 8.5 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company or Abacus shall be kept confidential by the parties hereto and their respective legal and Tax advisors.
8.6 Transfer Taxes; Withholding Taxes. All Transfer Taxes incurred in connection with the transactions contemplated hereby shall be borne by Parent. Notwithstanding anything to the contrary contained in this Agreement, Buyer and the Company (following Closing) shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision Tax Law. Buyer, Parent and Seller shall cooperate, and Parent and Seller shall cause the Company to cooperate, as reasonably requested by another party to establish any applicable exemption or reduction to such deduction or withholding, including by providing any applicable withholding forms or certificates. Amounts deducted and withheld pursuant to this Agreement will be treated as having been paid to the Person in respect of which such deduction or withholding was made.

8.7 Section 338(h)(10) Election.
(a) Buyer and Parent may make a joint election under Section 338(h)(10) of the Code and comparable provisions of state law with respect to the Company, Abacus, or both (a “Section 338(h)(10) Election”) and if elected will timely file with the proper authorities executed copies of Internal Revenue Service Forms 8023 and 8883, and any similar state forms, with respect to the Company and Abacus, as applicable.
(b) As soon as practicable after the Closing Date, but in no event later than 150 days after the Closing Date, Buyer shall deliver to Parent a written notice setting forth (with reasonable specificity) Buyer’s good faith calculation of the aggregate deemed sales price (ADSP) and adjusted grossed up basis (AGUB) within the meaning of the Treasury Regulations under Section 338 of the Code and the allocation thereof among the assets of the Company and Abacus, as applicable, in accordance with the principles of the applicable Treasury Regulations, including, but not limited to, Treasury Regulation Sections 1.338-6 and 1.338-7 (the “Buyer’s Allocation”). Within thirty (30) days after receipt thereof, Parent shall deliver to Buyer written notice indicating whether Parent disagrees with the Buyer’s Allocation. If Parent agrees with the Buyer’s Allocation, or if Parent fails to deliver such written notice within thirty (30) days the Buyer’s Allocation shall constitute the agreed-upon Allocation (the “Agreed Allocation”). If Parent provides timely written notice to Buyer of any disagreement with the Buyer’s Allocation, the parties shall negotiate in good faith to determine the Agreed Allocation. If they do not reach agreement within thirty (30) days after commencing negotiations, the parties shall promptly submit the items in dispute to a mutually agreed-upon nationally-recognized accounting firm (or if they cannot mutually agree on such firm, each party shall select a nationally-recognized accounting firm which two firms shall agree on a third nationally-recognized accounting firm) (the “Accounting Arbitrator”) to resolve the dispute. The Accounting Arbitrator shall determine the Agreed Allocation in accordance with the Treasury Regulations, and deliver to Buyer and Parent the Agreed Allocation as soon as possible, but not later than the thirtieth day after the Accounting Arbitrator is instructed to resolve the dispute. Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the parties.
(c) Each of the parties shall file or cause to be filed all relevant Tax Returns consistent with the Agreed Allocation and shall not take any position inconsistent with the Agreed Allocation.
ARTICLE IX.
SURVIVAL AND INDEMNIFICATION
9.1 Survival of Representations and Warranties. All representations and warranties made by Parent, Seller and Buyer in this Agreement shall survive the Closing Date and expire on the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties set forth in Section 3.19 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and the representations and warranties set forth in Sections 3.1(a) (Organization and Qualification), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.5 (Authority; Enforceability), 3.29 (Brokers), 4.1 (Organization), 4.2 (Authority; Enforceability) and 4.6 (Brokers) (such representations and warranties, together with the representations and warranties set forth in Section 3.19 (o), (p) and (q) (for purposes of it being a Fundamental Representation only, the “Fundamental Representations”) shall survive the Closing for the maximum period of time allowed under Law. The covenants or other agreements made by Parent, Seller or Buyer in this Agreement which by their terms contemplate performance prior to the Closing Date shall survive the Closing Date and expire on the date that is twenty-four (24) months from the Closing Date. Each covenant or other agreement made by Parent, Seller or Buyer which by its terms contemplate performance after the Closing Date shall survive the Closing indefinitely until sixty (60) days after it is fully performed. The period of time a covenant, agreement, representation or warranty survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such covenant, agreement, representation or warranty. The parties acknowledge that the time periods set forth in this Article IX for the assertion of claims under this Agreement are the result of arms-length negotiation among the parties and that the parties intend for such time periods to be enforced as agreed by the parties.

9.2 Indemnification.
(a) Subject to the limitations set forth in this Article IX, Parent and Seller shall jointly and severally indemnify and hold harmless Buyer, its Affiliates (including the Company and Abacus) and their respective Representatives (the “Buyer Indemnified Persons”) from and against Indemnifiable Losses incurred by them arising out of or resulting from any of the following matters:
(i) any breach of any representation or warranty of Parent or Seller contained in this Agreement or in any certificate furnished by Parent or Seller pursuant to this Agreement (other than those with respect to any Fundamental Representation by Parent or Seller);
(ii) any breach of any representation or warranty of any Fundamental Representation of Parent or Seller made in this Agreement or in any certificate furnished by Parent or Seller pursuant to this Agreement with respect thereto;
(iii) any breach or nonfulfillment by Parent or Seller of its covenants or agreements contained in this Agreement or any other Transaction Document;
(iv) all remedial costs and other Liabilities incurred by Buyer and any of its Affiliates during the two year period following Closing relating to the correction of any issue noted in the TPA Audits which related to any period on or prior to the Closing Date or replacement of any third party administrator performing services for the Company or Abacus on or prior to the Closing Date;
(v) any LA County Policies Excess Loss during the twelve months following the Closing Date; and
(vi) any Excluded Liabilities.
(b) Subject to the limitations set forth in this Article IX, Buyer shall indemnify and hold harmless Parent, its Affiliates and their respective Representatives, successors and permitted assigns (the “Parent Indemnified Persons”) from and against any Indemnifiable Losses incurred by them arising out of or resulting from any of the following matters:
(i) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement (other than with respect to any Fundamental Representations by Buyer);
(ii) any breach of any representation or warranty of any Fundamental Representation of Buyer made in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement with respect thereto; or
(iii) any breach or nonfulfillment by Buyer of its covenants or agreements contained in this Agreement or any other Transaction Document.
(c) For purposes of determining whether any representation or warranty has been breached and the amount of the Indemnifiable Losses under this Article IX, each representation and warranty contained in this Agreement (other than the first sentence of Section 3.14) shall be read without regard to any materiality, Company Material Adverse Effect or Buyer Material Adverse Effect qualifier contained therein.
9.3 Certain Limitations.
(a) No party shall be obligated to indemnify and hold harmless its respective Indemnitees under Section 9.2(a)(i) (in the case of Parent) or Section 9.2(b)(i) (in the case of Buyer) (i) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under such Section 9.2(a)(i) or Section 9.2(b)(i), as the case may be, exceeds one million two hundred ninety thousand dollars ($1,290,000.00) (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 9.2(a)(i) or Section 9.2(b)(i), as the case may be, for amounts in excess of the Deductible, subject to the limitations set forth in this Article IX. Except in the case of fraud, the maximum aggregate liability of Parent for any and all Indemnifiable Losses under Section 9.2(a)(i) shall be a dollar amount equal to (x) twelve and one-half percent (12.5%), multiplied by (y) the Base Price. Except in the case of fraud, the maximum aggregate liability of Buyer for any and all Indemnifiable Losses under Section 9.2(b)(i), shall be a dollar amount equal to nineteen million three hundred fifty thousand dollars ($19,350,000).

(b) Except in the case of fraud, the maximum aggregate liability of Parent, on the one hand, and Buyer on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 9.2(a)(ii), in the case of Parent, or Section 9.2(b)(ii), in the case of Buyer, shall be an amount equal to the Purchase Price.
(c) The representations, warranties and covenants of Parent and Seller, and the Buyer Indemnified Persons’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Buyer Indemnified Persons shall be deemed to have relied upon the representations and warranties of Parent and Seller set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Buyer Indemnified Persons (including any of their Representatives) or by reason of the fact that any of the Buyer Indemnified Persons or their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Buyer’s waiver of any condition set forth in Article VI.
(d) Once an Indemnifiable Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article IX, the Indemnitor shall satisfy its obligations within ten (10) Business Days.
(e) Any claim for indemnification by any of the Buyer Indemnified Parties under Section 9.2(a)(iv) or under Section 9.2(a)(vi) (solely to the extent such claim relates to an Excluded Liability for a Security Breach as contemplated by clause (iv) in the definition of “Excluded Liability”) must be made on or prior to the third anniversary of the Closing Date.
9.4 Definitions. As used in this Agreement:
(a) “Indemnitee” means any Person entitled to indemnification under this Agreement;
(b) “Indemnitor” means any Person required to provide indemnification under this Agreement;
(c) “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses), reasonably foreseeable lost profits, diminution of value and any claim properly paid to a third party in connection with a Third Party Claim, in each case, whether known or unknown, whether asserted or unasserted, and whether accrued or unaccrued.
(d) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and
(e) “Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not an Indemnitee.
9.5 Procedures for Third Party Claims.
(a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documentation of the Third Party Claim and, to the extent identifiable, an estimate of the Indemnifiable Loss and shall reference the specific sections of this Agreement that form the basis of such claim; provided, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnitor, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b) Subject to this Section 9.5(b), the Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor that is reasonably acceptable to the Indemnitee. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof except as set forth in the next sentence. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the

Indemnitor; provided, that Indemnitee shall have the right to assume the defense and/or receive reimbursement from Indemnitor for the costs and expense of such separate counsel if (i) Indemnitor and Indemnitee are both named parties to the proceedings and Indemnitee shall have concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to Indemnitee of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to Indemnitor in respect thereof or (ii) Indemnitor fails to diligently defend a Third Party Claim for which it has assumed defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). In no event shall the Indemnitee’s right to indemnification for a Third Party Claim be adversely affected by its assumption of the defense of such Third Party Claim. All of the parties hereto shall reasonably cooperate in the defense of any Third Party Claim. Such cooperation shall include the retention and (upon request) the provision to the other of reasonably requested records and information that are relevant to such Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (i) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee and (iv) only involves the payment of monetary damages by the Indemnitor.
9.6 Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any written claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
9.7 Adjustment to Purchase Price. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
9.8 Exclusive Remedy. Notwithstanding Section 10.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9. Nothing in this Section 9.8 shall limit (i) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled under Section 10.5; or (ii) a party’s right to seek any remedy on account of fraud by any party hereto. For purposes of this Agreement, “fraud” means, with respect to any Person, the knowing and intentional misrepresentation of material facts that constitutes actual common law fraud under the Law of the State of Delaware.
ARTICLE X.
MISCELLANEOUS
10.1 Amendment. This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto.
10.2 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required to be performed by another party hereunder, waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and waive compliance with any of such party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
10.3 Expenses. Except as otherwise expressly provided herein, the parties shall pay their own fees and expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
10.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested), or sent by email, as follows:
(a)	If to Buyer:

Horace Mann Educators Corporation
1 Horace Mann Place
Springfield, IL 62715
Attention: Donald M. Carley, EVP & General Counsel
Email: Donald.Carley@horacemann.com

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP
700 Sixth Street, NW, Suite 700
Washington, DC 20001
Attention: Ling Ling
E-mail: lingling@eversheds-sutherland.com

(b)	If to Parent or Seller:
Independence Holding Company
96 Cummings Point Road
Stanford, CT 06902
Attn: Theresa A. Herbert
E-mail: therbert@ihc-geneve.com

with a copy (which shall not constitute notice) to:

Quarles & Brady LLP
33 East Main Street, Suite 900
Madison, WI 53703
Attn: Mark T. Ehrmann
E-mail: mark.ehrmann@quarles.com
or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 10.4. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of email, upon confirmed receipt.
10.5 Specific Performance. Each of Parent and Seller acknowledges and agree that Buyer could be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or any provisions are breached and that any breach of this Agreement by Parent or Seller may not be adequately compensated by monetary damages. Accordingly, each of Parent and Seller agrees that, in addition to any other right or remedy to which Buyer may be entitled (subject to the limitations herein), at Law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking. Buyer acknowledges and agrees that Parent and Seller could be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or any provisions are breached and that any breach of this Agreement by Buyer may not be adequately compensated by monetary damages. Accordingly, Buyer agrees that, in addition to any other right or remedy to which Parent and Seller may be entitled (subject to the limitations herein), at Law or in equity, Parent and Seller will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.
10.6 Interpretation. When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. Any fact or item disclosed in any section of each of the Buyer Disclosure Schedule and Parent Disclosure Schedule shall be deemed disclosed in all other sections of such Disclosure Schedule to the extent the applicability of such fact or item to such other section of such Disclosure Schedule is readily apparent from the text or information disclosed. Disclosure of any item in the Buyer Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Buyer Material Adverse Effect The table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Authority against either party by virtue of the fact that such party was the drafting party. Other than references to agreements or documents in the Parent Disclosure Schedule or Buyer Disclosure Schedule, any reference herein to any applicable Law, agreement (including this Agreement) or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such applicable Law, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time. References to “made available,” “provided to” or “delivered to” (or words of similar import) in respect of information made available (or words of similar import) by Parent or Seller means that such information has been uploaded, not later than three (3) Business Days prior to the date of this Agreement, to the virtual data room maintained by box.com established in connection with the transaction contemplated under this Agreement and made available in electronic form to Buyer and its Representatives,
10.7 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.
10.8 Entire Agreement; Third Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Transaction Documents (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof. Except as set forth in Article IX with respect to the Buyer Indemnified Persons and the Parent Indemnified Persons, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.
10.9 Assignment. Except as set forth in Section 2.1, this Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto, except that Buyer may assign any and all of its rights or obligations under this Agreement or any other Transaction Document to any of its Affiliates.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, that Buyer will remain liable for performing the obligations under this Agreement and the other Transaction Documents.
10.10 Failure or Indulgence Not Waiver; Remedies Cumulative No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
10.11 Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
10.12 Jurisdiction; Enforcement.
(a) Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Court of the United States or the Delaware Court of Chancery, which in either case is located in the State of Delaware (each, a “Delaware Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such Delaware Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such Delaware Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one Delaware Court to another Delaware Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any Court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.4, constitute good, proper and sufficient service thereof.
(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.
10.13 Certain Limitations.
(a) Notwithstanding anything to the contrary contained herein, the other Transaction Documents, the Parent Disclosure Schedule or any of the Schedules, Annexes or Exhibits hereto or thereto, Buyer acknowledges and agrees that neither Parent nor any of its Affiliates (including the Company), nor any Representative of any of them, makes or has made, and Buyer has not relied on, any representation or warranty to Buyer, oral or written, express or implied, other than as expressly set forth in Article III or any certificate delivered by Parent or Seller pursuant to this Agreement.
(b) Notwithstanding anything to the contrary contained in this Agreement, the other Transaction Documents, the Buyer Disclosure Schedule or any of the Schedules, Annexes or Exhibits hereto or thereto, each of Parent and Seller acknowledges and agrees that neither Buyer nor any of its Affiliates, nor any Representative of any of them, makes or has made, and Seller has not relied on, any representation or warranty to Parent or Seller, oral or written, express or implied, other than as expressly set forth in Article IV or any certificate delivered by Buyer pursuant to this Agreement.
10.14 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (pdf)), which when taken together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
HORACE MANN EDUCATORS CORPORATION

By:	/s/ Marita Zuraitis
Name:	Marita Zuraitis
Title:	President and Chief Executive Officer

INDEPENDENCE HOLDING COMPANY

By:	/s/ Teresa A. Herbert
Name:	Teresa A. Herbert
Title:	President

INDEPENDENCE CAPITAL CORP.

By:	/s/ Colleen P Maggi
Name:	Colleen P. Maggi
Title:	Corporate Vice President and Chief Financial Officer